UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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CENTENE CORPORATION
(Name of Registrant as Specified In Its Charter)

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Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

March 11, 2022

Letter from our Board of Directors	Centene Corporation
Centene Plaza
7700 Forsyth Boulevard
St. Louis, Missouri 63105
March 11, 2022

Dear Stockholders:

We are pleased to invite you to the Company's 2022 Annual Meeting of Stockholders on Tuesday, April 26, 2022. On behalf of the Board of Directors and management team, we would like to thank you for your continued investment in Centene. It is our honor and privilege to serve the Company at a time of extraordinary change and transformation. We are proud to lead the Company through a new phase of growth – growth focused on strong, sustainable earnings, and long-term value for our stockholders.

We would like to highlight several of the ways the Board and management team have been working on your behalf.

Execution of Strategy
The Company's growth over the past decade has positioned it to be a leader in the healthcare industry during this remarkable time, enabling the Company to stay focused on its core mission while also delivering strong financial performance for its stockholders. 2021 brought revenues of over $125 billion and the announcement of Centene’s Value Creation Plan. Through the Value Creation Plan, the Company has outlined a disciplined strategy of cost savings, gross margin expansion, member experience improvement, and portfolio optimization and strategic capital allocation, all aimed at delivering value to stockholders.

Ongoing Dialogue with Stockholders through Proactive Engagement
We believe that engaging with stockholders is fundamental to the Company’s success and our commitment to good governance. Since our 2021 Annual Meeting of Stockholders, a combination of management and independent directors met with stockholders representing approximately 54% of Centene’s outstanding shares. Over the past several years, feedback received from these discussions has helped guide changes to our executive compensation program and further improve our environmental, social, and governance-related disclosures and practices. Some of this year’s improvements resulting from these discussions include enhanced disclosure of short- and long-term incentive programs and introducing adjusted net earnings margin metrics to better align management incentives with our margin expansion strategy. Engaging with our stockholders remains a high priority, and our expanded disclosures in this year’s proxy statement directly reflect stockholder feedback.

Focus on Succession Planning Efforts
During 2021, the Board took important steps as part of the leadership succession plan. In December 2021, the Company's longstanding CEO, Michael Neidorff, announced his planned retirement during 2022. Key executive appointments during 2021 and meaningful external search efforts have positioned the Company for a smooth leadership transition.

Board and Committee Refreshment and Composition
We have substantially refreshed our Board within the last year with six new directors joining the Board, including two additional female members, increasing our overall ethnic and gender diversity to 43%. In addition, over the last year, we added fresh leadership to our Compensation, Nominating and Governance, Audit and Compliance committees, and the Board appointed me as the new Lead Independent Director. We appreciate the years of guidance and leadership from our retiring Board members during a time of tremendous growth and wish them well in their retirement.

Commitment to Environmental, Social, Health and Governance (ESHG)
As the leader in government-sponsored healthcare, we hold a unique position to address the environmental, social, and health barriers that impact our most vulnerable populations. Continued focus on ESHG matters remain foundational to supporting our strategy, long-term sustainability and value creation. As part of this focus, throughout the last year we have made several enhancements to our disclosures and reporting, including issuing reporting aligned with the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-Related Financial Disclosures (TCFD). In addition, diversity and inclusion has remained a top priority for Centene. Our Diversity & Inclusion 2021 Annual Report includes our EEO-1 data and highlights our commitment to sustain and advance our vision of conscious inclusion for talent, community engagement, supplier diversity, and stakeholder collaboration.

We look forward to your feedback and continued partnership. Thank you for your trust in us and your investment in the Company.

Sincerely,

H. James Dallas
Acting Chairman and Lead Independent Director

CENTENE CORPORATION
CENTENE PLAZA
7700 FORSYTH BOULEVARD
ST. LOUIS, MISSOURI 63105

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 AM, Central Time, on Tuesday, April 26, 2022

Place	Centene Plaza 7700 Forsyth Boulevard St. Louis, Missouri 63105 Centene Auditorium
COVID-19 Considerations	Due to the ongoing COVID-19 pandemic, we reserve the right to convert the in-person meeting to a virtual-only or hybrid meeting at a later date. If the meeting is converted, we will publicly announce the decision in a press release and post additional information on the Investors section of our website. Please check this website in advance of the 2022 Annual Meeting if you are planning on attending.

Items of Business	At the meeting, we will ask you and our other stockholders to consider and act upon the following matters:

(1) to elect five Class III Directors to three-year terms;
(2) to approve an advisory resolution on executive compensation;
(3) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
(4) to approve an Amendment to the Company's Amended and Restated Certificate of Incorporation to declassify the Board of Directors;
(5) to consider the Board's proposal for the Stockholder Right to Call for a Special Stockholder Meeting;
(6) to consider the stockholder proposal for the Shareholder Right to Call for a Special Shareholder Meeting, if properly presented at the meeting; and
(7) to transact any other business properly presented at the meeting.

Record Date	You may vote if you were a stockholder of record at the close of business on February 25, 2022.

Proxy Voting	You may vote via the internet, by telephone, by mail, or in person at the meeting. You may revoke your proxy at any time before its exercise at the meeting. Please reference the Notice of Internet Availability of Proxy Materials for additional information. If your shares are held in the name of a bank, broker or other holder of record, you will receive voting instructions from the holder of record.

Stockholder List	A list of stockholders entitled to vote will be available at the meeting. In addition, you may contact our Secretary, Christopher A. Koster, at our address as set forth above, to make arrangements to review a copy of the stockholder list at our offices located at 7700 Forsyth Boulevard, St. Louis, Missouri, before the meeting, between the hours of 8:00 AM and 5:00 PM, Central Time, on any business day from April 16, 2022, up to one hour prior to the time of the meeting.

By order of the Board of Directors,

Christopher A. Koster
Secretary
St. Louis, Missouri
March 11, 2022

Date and Time:	10:00 AM, Central Time, on Tuesday, April 26, 2022
Location:	Centene Plaza 7700 Forsyth Boulevard St. Louis, Missouri 63105 Centene Auditorium
Record Date:	February 25, 2022

Voting Matter	Board's Recommendation	Page
Proposal 1 Elect five Class III Directors to three-year terms	FOR each Nominee	4
Proposal 2 Advisory resolution to approve executive compensation	FOR	34
Proposal 3 Ratify the appointment of KPMG LLP	FOR	36
Proposal 4 Approve an amendment to the Company's Amended and Restated Certificate of Incorporation to declassify the Board of Directors	FOR	38
Proposal 5 Consider the Board's proposal for the Stockholder Right to Call for a Special Stockholder Meeting	FOR	39
Proposal 6 Consider the stockholder proposal for the Shareholder Right to Call for a Special Shareholder Meeting	AGAINST	41

Governance Evolution

The Board has taken important steps to implement strong governance practices, make meaningful refreshment changes, ensure appropriate succession planning and demonstrate our commitment to ESHG. These actions are reflected in the following timeline:

2022 NOTICE OF MEETING AND PROXY STATEMENT
INFORMATION ABOUT THE MEETING

Information About the Meeting

We have sent you a notice of this proxy statement because our Board of Directors (the Board) is soliciting your proxy to vote at our 2022 Annual Meeting of Stockholders or any adjournment or postponement of the meeting.

When and where is the annual meeting?
When: Tuesday, April 26, 2022, at 10:00 AM, Central Time
Where: Centene Plaza, 7700 Forsyth Boulevard, St. Louis, Missouri
•THIS PROXY STATEMENT summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.
•THE PROXY CARD is the means by which you actually authorize another person to vote your shares in accordance with the instructions.

Our directors, officers and employees may solicit proxies in person or by telephone, mail, electronic mail or facsimile. We will pay the expenses of soliciting proxies, although we will not pay additional compensation to these individuals for soliciting proxies. We will request banks, brokers and other nominees holding shares for a beneficial owner to forward copies of the proxy materials to those beneficial owners and to request instructions for voting those shares. We will reimburse these banks, brokers and other nominees for their related reasonable expenses. The Company has retained Saratoga Proxy Consulting, LLC to assist in the solicitation of proxies at an estimated cost of $12,500, plus expenses.

We are making this proxy statement and our 2021 Annual Report available to stockholders for the first time on or about March 14, 2022.

Who is entitled to vote at the meeting?
Holders of record of our common stock at the close of business on February 25, 2022, are entitled to one vote per share on each matter properly brought before the meeting. The Notice of Internet Availability of Proxy Materials states the number of shares you are entitled to vote.

You may vote your shares at the meeting in person or by proxy:
•TO VOTE IN PERSON, you must attend the meeting, and then complete and submit the ballot provided at the meeting. If your shares are held in the name of a bank, broker or other nominee holder, you will receive instructions from the holder of record explaining how your shares may be voted. Please note that, in such an event, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.
•TO VOTE BY PROXY, you must follow the instructions on the Notice of Internet Availability of Proxy Materials and then vote by means of the internet, telephone or, if you received your proxy materials by mail, mailing the proxy card in the enclosed postage-paid envelope. Your proxy will be valid only if you vote before the meeting. By voting, you will direct the designated persons to vote your shares at the meeting in the manner you specify. If, after requesting paper materials, you complete the proxy card without indicating a vote on any proposal, then the designated persons will vote your shares in accordance with the recommendations of the Board. If any other business properly comes before the meeting, the designated persons will have the discretion to vote your shares as they deem appropriate.

Centene Corporation 1

2022 NOTICE OF MEETING AND PROXY STATEMENT
INFORMATION ABOUT THE MEETING
Even if you vote by means of the internet, telephone, or complete and return a proxy card, you may revoke it at any time before it is exercised by taking one of the following actions:
•send written notice to Christopher A. Koster, our Secretary, at our address as set forth in the accompanying Notice of 2022 Annual Meeting of Stockholders;
•submit a new vote by means of the mail, internet or telephone; or
•attend the meeting, notify our Secretary that you are present, and then vote by ballot.

What do I need to do if I plan to attend the meeting in person?
If you would like to attend the meeting, please bring evidence to the meeting that you own common stock, such as a stock certificate. If your shares are held by a broker, bank or other nominee, please bring a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of such shares. You must also bring a form of personal identification.

What is the quorum requirement?
At the close of business on February 25, 2022, there were 582,875,035 shares of our common stock outstanding. Our By-Laws require that a majority of the shares of our common stock issued and outstanding and entitled to vote be represented, through attendance at the meeting or by proxy, in order to constitute the quorum we need to transact business. We will count abstentions and broker non-votes in determining whether a quorum exists. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

What vote is required to approve each proposal?
Our By-Laws include a majority voting standard for the election of directors in uncontested elections, which are generally defined as elections in which the number of nominees does not exceed the number of directors to be elected at the meeting. Under the majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares represented and entitled to vote therefor at the meeting. A majority of the votes cast means the number of votes cast “FOR” a director nominee exceeds the number of votes cast “AGAINST” that director nominee. In accordance with our Corporate Governance Guidelines, in this election, any director nominee who receives a greater number of votes “AGAINST” his or her election than “FOR” votes must tender his or her resignation to the Board promptly following certification of the stockholder vote. The Nominating and Governance Committee is required to make a recommendation to the Board with respect to any such tendered resignation. The Board will act on the tendered resignation within 90 days from the certification of the vote and will publicly disclose its decision, including an explanation of its decision. Abstentions and broker non-votes will not count as a vote “FOR” or “AGAINST” a director nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast.

The affirmative vote of the holders of a majority of the votes cast at the meeting is necessary to approve the election of Directors, the Company's executive compensation, to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, to consider the Board's proposal for the stockholder right to call for a special stockholder meeting and to consider the stockholder proposal for the stockholder right to call for a special stockholder meeting. Abstentions and broker non-votes with respect to each of these proposals will not be considered as votes cast with respect to the matter and thus will have no effect on the vote.

The affirmative vote of the holders of a majority of the outstanding shares entitled to vote is required to approve the amendment to the Company's Amended and Restated Certificate of Incorporation; abstentions and broker non-votes will have the effect of votes cast "AGAINST" this proposal.

2 Centene Corporation

2022 NOTICE OF MEETING AND PROXY STATEMENT
INFORMATION ABOUT THE MEETING

Will other matters be considered at the meeting?
Our Board is not aware of any matters that are expected to come before the meeting other than those referred to in this proxy statement. If any other matter should properly come before the meeting, the persons appointed as proxies by the Board intend to vote the proxies in accordance with their best judgment.

The Chairperson of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made, in compliance with the procedures set forth in our By-Laws.
Centene Corporation 3

2022 NOTICE OF MEETING AND PROXY STATEMENT
INFORMATION ABOUT THE MEETING

Proposal One: Election of Directors

Nominees and Continuing Directors

Our Amended and Restated Certificate of Incorporation provides that the Board is to be divided into three classes serving for staggered three-year terms. However, the Board has adopted a resolution proposing an amendment to the Amended and Restated Certificate of Incorporation to eliminate the classified Board structure over a three year period, as outlined in Proposal Four. Under our By-Laws, our Board has the authority to fix the number of directors, provided that the Board must have between five and fourteen members.

The first proposal on the agenda for the meeting is the election of five nominees to serve as Class III Directors for three-year terms beginning at the meeting and ending at our 2025 Annual Meeting of Stockholders.

In October 2021, David Steward retired from the Board. In January 2022, Robert Ditmore, John Roberts, and Tommy Thompson retired from the Board. These retirements gave us an opportunity to execute on our commitment to refreshing the Board. In January 2022, five new directors joined the Board.

No director, including any director standing for election, or any associate of a director, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No director, including any director standing for election, is related by blood, marriage or adoption to any other director or any executive officer.

The Board has nominated Orlando Ayala and James Dallas for re-election to the Board and nominated Kenneth Burdick, Sarah London, and Theodore Samuels for election to the Board. We expect that all nominees will be able to serve if elected. If any of them are not able to serve, proxies may be voted for a substitute nominee or nominees.

The Board believes the election of these five nominees is in our best interests and the best interests of our stockholders and recommends a vote “FOR” the election of the five nominees.

Class III Directors - Standing for Re-Election or Election for Term Expiring in 2025

Orlando Ayala
Principal Occupation: Retired Chairman and Corporate Vice President of Emerging Businesses for Microsoft Corporation
First Became Director: September 2011
Age: 65
Mr. Ayala served as Chairman and Corporate Vice President of Emerging Businesses for Microsoft Corporation until August of 2016. He joined Microsoft in 1991 as Senior Director of the Latin America region and from 1998 to 2003 was responsible for Global Sales, Marketing and Services as Executive Vice President. For more than 30 years, Mr. Ayala held increasingly senior leadership roles in the technology sector. Mr. Ayala has served as a Director for Ecopetrol since 2019.
Qualifications: Mr. Ayala's range of experience includes, in particular, public company governance, community involvement, technology, service and insurance industry, organizational development and international expertise.

4 Centene Corporation

2022 NOTICE OF MEETING AND PROXY STATEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS

Kenneth A. Burdick
Principal Occupation: Former Director and Chief Executive Officer of WellCare Health Plans, Inc.
First Became Director: January 2022
Age: 63
Mr. Burdick served as the Executive Vice President of Markets and Products of Centene Corporation from January 23, 2020, until his retirement on February 21, 2021. He served as the Chief Executive Officer of WellCare Health Plans, Inc. from 2015 until January 2020 when the company was acquired by Centene. Mr. Burdick joined WellCare in 2014, serving initially as President, National Health Plans and then as President and Chief Operating Officer. He served as the President and Chief Executive Officer of Blue Cross and Blue Shield of Minnesota from February 2012 to July 2012. From August 2010 to February 2012, he served as Chief Executive Officer of the Medicaid and Behavioral Health businesses of Coventry Health Care, Inc. From October 1995 to May 2009, Mr. Burdick held a variety of positions with UnitedHealth Group, Inc., including Chief Executive Officer of UnitedHealthcare from 2006 to 2008 and Chief Executive Officer of Secured Horizons (Medicare division of UnitedHealthcare) from 2008 to 2009. Mr. Burdick currently serves on the Board of Directors of Orion Acquisition Corporation and First Horizon National Corporation. He also currently serves on the Board of Directors of Big Brothers Big Sisters of America, where he has served since 2017, including as National Board Chair since July 2018.
Qualifications: Mr. Burdick's range of experience includes, in particular, experience as a chief executive officer, public company governance, financial services, organizational development, community involvement, healthcare and insurance industry expertise.

H. James Dallas
Principal Occupation: Former Senior Vice President, Quality and Operations, Medtronic Public Limited Company
First Became Director: January 2020
Age: 63
Mr. Dallas is an independent consultant focusing on change management, information technology strategy, and risk. In 2013, Mr. Dallas retired as Senior Vice President of Quality and Operations at Medtronic Inc., a global medical technology company. Mr. Dallas, who joined Medtronic Inc. in 2006, had previously served as Senior Vice President and Chief Information Officer at Medtronic Inc. Mr. Dallas’s responsibilities included executing cross-business initiatives to maximize the company’s global operating leverage. Mr. Dallas also served as a member of Medtronic Inc.’s executive management team. Mr. Dallas served on the WellCare Board of Directors since 2016 and joined Centene's Board upon the closing of the WellCare acquisition. He also serves as a director of KeyCorp and Grady Memorial Hospital Corporation. He previously served as a director of the Capella Education Company.
Qualifications: Mr. Dallas’ range of experience includes, in particular, public company governance, technology, financial services, community involvement, healthcare and companies with revenues greater than $1 billion.

Centene Corporation 5

2022 NOTICE OF MEETING AND PROXY STATEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS

Sarah M. London
Principal Occupation: Vice Chairman of Centene Corporation
First Became Director: September 2021
Age: 41
Ms. London joined the Company in September 2020, and prior to her election as Vice Chairman in September 2021, served as the Company’s President, Health Care Enterprises and Executive Vice President, Advanced Technology since March 2021. Prior to that, she served as the Company’s Senior Vice President, Technology and Modernization since September 2020. Prior to joining Centene, she served as both Senior Principal and Partner for Optum Ventures from May 2018 to March 2020 and Chief Product Officer of Optum from March 2016 to May 2018. From March 2014 to March 2016, she served as Vice President, Client Management and Operations for Humedica.
Qualifications: Ms. London's range of experience includes, in particular, technology, community involvement, organizational development, healthcare and insurance industry expertise.

Theodore R. Samuels
Principal Occupation: Former President, Capital Guardian Trust Company
First Became Director: January 2022
Age: 67
Mr. Samuels has over 35 years of experience in the financial industry and brings to our Board extensive business and operational expertise, particularly with respect to economics, capital markets and investment decision making. Mr. Samuels is the former President of Capital Guardian Trust Company and a former global equity portfolio manager at Capital Group, one of the most prominent investment management organizations in the world. While at Capital Group he served on numerous management and investment committees, with an eye towards long-term shareholder value creation. Mr. Samuels currently serves on the boards of Bristol Myers Squibb, where he is Lead Independent Director, and Perrigo Company, plc. He also served on the Board of Stamps.com until October 2021 when the company was acquired.
Qualifications: Mr. Samuels' range of experience includes, in particular, public company governance, community involvement, investment management, value creation, and capital markets.

Class II Directors - Term Expiring in 2024

Jessica L. Blume, CPA
Principal Occupation: Retired Vice Chairman of Deloitte LLP
First Became Director: February 2018
Age: 67
Ms. Blume was Vice Chairman of Deloitte LLP from 2012 until her retirement in 2015. She served in various leadership positions during her 26 years at Deloitte including serving on the firm's US Executive Committee and Board of Directors, as the Chair of the Executive Compensation and Evaluation Committee, and a member of the Finance, Governance, Strategic Investment and Risk Committees. Ms. Blume currently serves as a director of Publix Super Markets, Inc.
Qualifications: Ms. Blume's range of experience includes, in particular, management consulting, accounting, technology, international and organizational development expertise.

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2022 NOTICE OF MEETING AND PROXY STATEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS

Frederick H. Eppinger
Principal Occupation: Director, President and Chief Executive Officer of Stewart Information Services Company
First Became Director: April 2006
Age: 63
Mr. Eppinger has served as Chief Executive Officer since 2019 and as a Director since 2016 of Stewart Information Services Company. He served as Director, President and Chief Executive Officer of The Hanover Insurance Group, Inc. (insurance and financial services industries) from 2003 to 2016. He served as a Senior Partner at McKinsey & Co. from 1985 to 2000. Mr. Eppinger previously served as a director of QBE Insurance Group Limited.
Qualifications: Mr. Eppinger's range of experience includes, in particular, experience as a chief executive officer, community involvement, as well as organizational development and insurance industry expertise.

Leslie V. Norwalk
Principal Occupation: Strategic Counsel, Epstein Becker Green, P.C.
First Became Director: January 2022
Age: 56
Ms. Norwalk has served as Strategic Counsel to Epstein Becker Green, P.C., a law firm specializing in healthcare and life science industries since 2007. She also serves as an advisor to several private equity firms focusing on healthcare policy and regulatory matters. Ms. Norwalk was the Acting Administrator for the Centers for Medicare & Medicare Services (CMS) under the Bush Administration, having served as the Deputy Administrator for the agency, as well as its Chief Operating Officer, Counselor and Policy Advisor. Ms. Norwalk served on the Magellan Health Board of Directors since 2019 and joined Centene's Board following the closing of the Magellan Health acquisition. Ms. Norwalk also serves as a director for Arvinas, Inc., ModivCare Inc., Neurocrine Biosciences, Inc. and NuVasive, Inc. She previously served as a director for Endologix Inc., Press Ganey, and Volcano Corporation. Upon her appointment to Centene's Board of Directors in January 2022, Ms. Norwalk committed to resigning from one of her outside public company board positions prior to our 2022 Annual Meeting of Stockholders in order to meet Centene's corporate governance guidelines requirement that no director may serve on more than three other public company boards. In connection with her appointment, our Board granted a limited waiver to such requirement until the earlier of such resignation and our 2022 Annual Meeting of Stockholders.
Qualifications: Ms. Norwalk's range of experience includes, in particular, political and regulatory relationships as well as healthcare expertise.

William L. Trubeck
Principal Occupation: Retired Executive Vice President and Chief Financial Officer, H&R Block, Inc.
First Became Director: January 2020
Age: 75
Mr. Trubeck served as Interim Executive Vice President and Chief Financial Officer of YRC Worldwide from March 2011 to July 2011. He served as Executive Vice President and Chief Financial Officer of H&R Block, Inc. from 2004 to 2007. Mr. Trubeck also served as Executive Vice President and Chief Financial Officer of Waste Management, Inc. and Senior Vice President and Chief Financial Officer of International Mutlifoods, Inc. Mr. Trubeck served on the WellCare Board of Directors since 2010 and joined Centene's Board of Directors upon the closing of the WellCare acquisition. Mr. Trubeck served as a director of YRC Worldwide, Inc. from 1994 until July 2011, a director of Dynegy, Inc. from April 2003 to June 2011, and a director of Ceridian Corp. from 2006 to 2007.
Qualifications: Mr. Trubeck's range of experience includes, in particular, public company governance, healthcare, companies with revenues greater than $1 billion, financial services and chief financial officer roles.
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2022 NOTICE OF MEETING AND PROXY STATEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS

Class I Directors - Term Expiring in 2023

Michael F. Neidorff
Principal Occupation: Chairman and Chief Executive Officer (CEO) of Centene Corporation
First Became Director: May 1996
Age: 79
Mr. Neidorff has served as our Chairman and Chief Executive Officer since September 2021. On February, 23, 2022, our Board of Directors approved a medical leave of absence for Mr. Neidorff from his positions as Chairman, Chief Executive Officer and a director. From April 2019 to September 2021, he served as our Chairman, President and Chief Executive Officer. From November 2017 to April 2019, he served as our Chairman and Chief Executive Officer. From May 2004 to November 2017, Mr. Neidorff served as Chairman, President and Chief Executive Officer. From May 1996 to May 2004, Mr. Neidorff served as President, Chief Executive Officer and as a member of our Board of Directors. Mr. Neidorff previously served as a director of Caleres, Inc.
Qualifications: Mr. Neidorff's range of experience includes, in particular, experience as a chief executive officer, as well as healthcare, investment banking, organizational development expertise and community involvement.

Christopher J. Coughlin
Principal Occupation: Retired Executive Vice President and Chief Financial Officer, Tyco International Ltd.
First Became Director: January 2022
Age: 69
Mr. Coughlin was Senior Advisor to the CEO and Board of Directors of Tyco International from 2010 to his retirement in 2012. He served as Executive Vice President and CFO of Tyco from 2005 to 2010, during which he was instrumental in turning the company around after a management and financial scandal and ultimately separated it into six separate public companies. Prior to joining Tyco, he worked as the Chief Operating Officer of the Interpublic Group of Companies from June 2003 to December 2004 and as Chief Financial Officer from August 2003 to June 2004. Previously, Mr. Coughlin was Executive Vice President and Chief Financial Officer of Pharmacia Corporation from 1998 until its acquisition by Pfizer in 2003. He currently serves as a director of Karuna Therapeutics, Inc. and Prestige Consumer Healthcare, Inc. He previously served as a director of large and complex healthcare companies including Allergan plc, Alexion Pharmaceuticals, Inc., Covidien plc, as well as Hologic Inc., Dun & Bradstreet Corp and Forest Laboratories, LLC. Mr. Coughlin was recently named a 2022 Director of the Year by the New Jersey Chapter of the National Association of Corporate Directors (NACD) for his leadership in public corporate governance. In 2015, Mr. Coughlin was also named the NACD Corporate Director of the Year.
Qualifications: Mr. Coughlin's range of experience includes, in particular, public company governance, healthcare, and chief financial officer roles.

Wayne S. DeVeydt
Principal Occupation: Executive Chairman, Surgery Partners, Inc.
First Became Director: January 2022
Age: 52
Mr. DeVeydt has been an operating partner at Bain Capital since March 2022 and also serves as the Executive Chairman of the Board of Directors of Surgery Partners, Inc., a role he has held since January of 2020. He previously served as Chief Executive Officer and Director of Surgery Partners, Inc. from January 2018 until January 2020. From January 2017 until January 2018, Mr. DeVeydt served as a Senior Advisor to the Global Healthcare division of Bain Capital Private Equity, LP. Mr. DeVeydt previously served as the Executive Vice President and Chief Financial Officer of Anthem, Inc. for nearly a decade, overseeing the financial operations associated with the company’s over $82 billion in annual revenues. During his tenure at Anthem, he also held numerous other leadership roles, including Chief Strategy Officer, Chief Accounting Officer, and Chief of Staff to the Chairman and Chief Executive Officer. Prior to joining Anthem, Mr. DeVeydt
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2022 NOTICE OF MEETING AND PROXY STATEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS

was a partner with PricewaterhouseCoopers, where he served the managed care and healthcare sector. Mr. DeVeydt currently serves on the Board of Directors of NiSource, Inc. Mr. DeVeydt previously served on the Board of Directors of Grupo Notre Dame Intermedica and as a director of Myovant Sciences Ltd, a biopharmaceutical company.
Qualifications: Mr. DeVeydt's range of experience includes, in particular, chief executive officer and chief financial officer roles, healthcare, financial services, insurance industry and public accounting expertise.

Richard A. Gephardt
Principal Occupation: Chief Executive Officer and President of Gephardt Group, LLC; Former Majority Leader of the U.S. House of Representatives
First Became Director: December 2006
Age: 81
Mr. Gephardt has served as Chief Executive Officer and President of Gephardt Group, LLC (consulting business) since 2005. Mr. Gephardt served as a Member of the U.S. House of Representatives from 1977 to 2005; he was House Majority Leader from 1989 to 1995 and Minority Leader from 1995 to 2003. He also serves as a director for Spirit Aerosystems Holdings, Inc. Mr. Gephardt previously served as a director for Ford Motor Company, CenturyLink and US Steel Corporation.
Qualifications: Mr. Gephardt's range of experience includes, in particular, political and regulatory relationships as well as investment banking and healthcare expertise.

Lori J. Robinson
Principal Occupation: Retired United States Air Force General
First Became Director: October 2019
Age: 63
General Robinson served in the Air Force until her retirement in July 2018 following a 36-year military career, including Commander of North American Aerospace Defense Command (NORAD) and U.S. Northern Command (NORTHCOM) from 2016 to 2018. General Robinson previously served as Commander, Pacific Air Forces and Air Component Commander for U.S. Pacific Command, from 2014 to 2016, and as Vice Commander, Air Combat Command, from 2013 to 2014. Her international experience includes supporting the U.S. Indo-Pacific Command’s objectives and defending and promoting U.S. interests in the Pacific and Asia. She is a Four Star General and was the first female Combatant Commander for the United States. In 2016, General Robinson was named to Time magazine's list of 100 most influential people. Since 2019, General Robinson has served on the Boards of Directors of Korn Ferry and NACCO Industries, Inc.
Qualifications: General Robinson’s range of experience includes, in particular, organizational development expertise and military service.

Cooperation Agreement

On December 14, 2021, we entered into a cooperation agreement (the Cooperation Agreement) with Politan Capital Management LP (Politan) with respect to various matters involving nominees to our Board, voting obligations, and related corporate governance matters. Pursuant to the terms of the Cooperation Agreement, among other things:

•the Board expanded the maximum size of the Board from 13 directors to 14 directors;
•the Board appointed (i) Kenneth Burdick and Theodore Samuels as Class III directors, each for a term expiring at the Company’s 2022 Annual Meeting of Stockholders; (ii) Wayne DeVeydt and Christopher Coughlin as Class I directors, each for a term expiring at the Company’s 2023 annual meeting; and (iii) Leslie Norwalk as Class II director, for a term expiring at the Company’s 2024 annual meeting;
•the Board appointed James Dallas as Lead Independent Director;
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•Kenneth Burdick has been included in the slate of director nominees recommended by the Board for election at the Company’s 2022 Annual Meeting of Stockholders;
•the Board appointed Wayne DeVeydt to the Board’s Nominating and Governance Committee and Compensation Committee;
•the Board adopted a policy setting a mandatory retirement age for non-management directors of 75 years, with current members of the Board excluded from the policy for the duration of their current terms; and
•Robert Ditmore, John Roberts and Tommy Thompson retired from the Board.

In addition, pursuant to the terms of the Agreement:
•Kenneth Burdick will be permitted to attend meetings of the Board’s Nominating and Governance Committee and Compensation Committee as a nonvoting observer;
•a maximum of 5 Board members will join management's existing Value Creation Plan steering committee;
•each of Michael Neidorff, Orlando Ayala and Richard Gephardt will retire from the Board prior to or at, and will not stand for reelection at, the Company’s 2023 annual meeting;
•the Board will appoint James Dallas or another independent director as independent chair of the Board no later than December 31, 2022; and
•the Board will appoint a new Chief Executive Officer no later than December 31, 2022.

Under the Cooperation Agreement, until 45 days prior to the last date pursuant to which stockholder nominations for director elections are permitted pursuant to the By-Laws with respect to the Company’s 2023 annual meeting (such date the Expiration Date), Politan must vote all shares of the Company’s common stock over which it has voting power at the 2022 Annual Meeting of Stockholders or any special meeting of Company stockholders in accordance with recommendations by the Board, including in favor of each director nominated and recommended by the Board for election at the 2022 Annual Meeting of Stockholders. The Cooperation Agreement provides for director replacement rights until the Expiration Date if any of Kenneth Burdick, Wayne DeVeydt or Leslie Norwalk becomes unable to serve or fulfill his or her duties as a director of the Company.

Further, pursuant to the Cooperation Agreement, Politan is subject to customary standstill restrictions until the Expiration Date, and each of the Company and Politan are subject to customary non-disparagement restrictions.

The Cooperation Agreement terminates automatically immediately following the conclusion of the Company’s 2023 annual meeting. Each party’s obligations under the Cooperation Agreement will terminate earlier if the other party breaches in any material respect any of its obligations under the Cooperation Agreement and any such breach is not cured within 10 days.

The foregoing is a summary of the Cooperation Agreement. The complete Cooperation Agreement is available as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 14, 2021.

Director Candidates

The process followed by the Nominating and Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate potential candidates and interviews of selected candidates by members of the Nominating and Governance Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board's slate of recommended director nominees, the Nominating and Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate's diversity, age,
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freshness of perspective, skills and experience in the context of the needs of the Board. In addition, the Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our Directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

We believe that it is important that our directors understand the diverse populations that we serve. Indeed, Board membership should reflect diversity in its broadest sense, including persons diverse in background, geography, perspective, gender, and ethnicity and the candidate pool always reflects these attributes. The Board is particularly interested in maintaining a mix that includes the following backgrounds:
•Public company governance
•Healthcare
•Service and insurance industry
•Companies with revenues greater than $1 billion
•Public accounting
•Community involvement
•Military service
•Investment banking

•International
•Financial services
•Technology
•Organizational development
•Political and regulatory relationships
•Experience as a Chief Executive Officer
•Experience as a Chief Financial Officer

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Our Board reflects a mix of these skills as follows:

Board Member
Michael F. Neidorff	✓	✓	✓	✓		✓		✓	✓			✓	✓	✓
Orlando Ayala	✓		✓	✓		✓			✓		✓	✓
Jessica L. Blume	✓		✓	✓	✓	✓			✓		✓	✓
Kenneth A. Burdick	✓	✓	✓	✓		✓			✓	✓		✓		✓
Christopher J. Coughlin	✓	✓	✓	✓	✓	✓		✓	✓			✓			✓
H. James Dallas	✓	✓	✓	✓		✓			✓	✓	✓	✓
Wayne S. DeVeydt	✓	✓	✓	✓	✓	✓			✓	✓		✓		✓	✓
Frederick H. Eppinger	✓		✓	✓	✓	✓			✓			✓		✓
Richard A. Gephardt	✓	✓	✓	✓		✓		✓	✓		✓		✓
Sarah M. London	✓	✓	✓	✓		✓					✓	✓
Leslie V. Norwalk	✓	✓	✓	✓		✓			✓			✓	✓
Lori J. Robinson				✓		✓	✓		✓			✓
Theodore R. Samuels	✓	✓	✓	✓		✓		✓	✓	✓		✓
William L. Trubeck	✓	✓	✓	✓		✓	✓	✓	✓	✓		✓	✓		✓

Public company governance	Healthcare	Service and insurance industry	High revenue companies	Public accounting	Community involvement	Military service	Investment banking

International	Financial services	Technology	Organizational development	Political and regulatory relationships	CEO experience	CFO experience

Stockholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials to Nominating and Governance Committee, c/o Corporate Secretary, Centene Corporation, 7700 Forsyth Boulevard, St. Louis, Missouri 63105. Assuming that appropriate biographical and background material has been provided on a timely basis in accordance with the procedures set forth in our By-Laws, the Nominating and Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process and applying substantially the same criteria as it follows for candidates submitted by others.
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Director Tenure and Commitment to Refreshment

We are proud of our Board, which for years has maintained excellent chemistry and internal working dynamics while having members with differing political affiliations and diverse backgrounds. We believe that the existing members of our Board continue to provide valuable insights and have contributed significantly to the success of our Company. The Board recognizes, however, the importance of planning for the succession of Board leadership and of bringing on new members. We followed through on this commitment to refreshment through the recent addition of five new members to our Board of Directors, which represents 36% refreshment in the last 6 months. In addition, our Board recently adopted a mandatory retirement age for non-management directors of 75 years with current members of the Board excluded from the policy for the duration of their current terms. Our Board has also established a targeted period of seven years as a maximum tenure of a Committee Chairman. Below is a summary of our newest board members.

Our Board is focused on refreshment and diversity efforts.

Recent Board Refreshment

Kenneth A. Burdick (Appointed January 2022)	Leslie V. Norwalk (Appointed January 2022)
•Brings extensive insurance industry expertise as well as familiarity with Centene's operations.	•Brings extensive legal, regulatory and political, and healthcare expertise.
•Former Executive Vice President of Markets and Products for Centene Corporation (2020-2021)	•Strategic Counsel, Epstein Becker Green, P.C. and advisor to three private equity firms in healthcare policy and regulatory matters.
•Former Chief Executive Officer of WellCare Health Plans, Inc. (2015-2020)	•Former Director of Magellan Health.

Christopher J. Coughlin (Appointed January 2022)	Theodore R. Samuels (Appointed January 2022)
•Brings extensive financial industry expertise and experience as a Board member at large healthcare companies.	•Brings extensive financial, operational and investment management expertise.
•Former Retired Executive Vice President and Chief Financial Officer, Tyco International Ltd.	•Former President, Capital Guardian Trust Company
•Former Director of large and complex healthcare companies including Allergan, Alexion, Covidien, among others.	•Former Director of Stamps.com until their acquisition in October 2021.

Wayne S. DeVeydt (Appointed January 2022)
•Brings extensive public accounting and financial expertise as well as executive experience in the healthcare and insurance industries.
•Executive Chairman, Surgery Partners, Inc.
•Former Chief Executive Officer and Director of Surgery Partners, Inc. (2018-2020)
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Director Independence

Our Board has affirmatively determined that all directors and director nominees are independent as defined under the rules of the New York Stock Exchange (NYSE), except for Michael Neidorff, Sarah London and Kenneth Burdick due to their current or recent employment by the Company, as applicable. Our Board has also determined that all members of the Audit Committee meet the independence requirements contemplated by Rule 10A-3 under the Exchange Act and all members of the Compensation Committee meet the enhanced independence requirements under the rules of the NYSE. In addition, the Board has previously determined that David Steward, who retired from the Board in October 2021, and Robert Ditmore, John Roberts and Tommy Thompson, who each retired from the Board in January 2022, were independent under the rules of the NYSE.

In the course of the Board's determination regarding the independence of each non-employee director and director nominee, it considered any transactions, relationships and arrangements as required by the rules of the NYSE. The Board considered that Wayne DeVeydt is the executive chairman of Surgery Partners, Inc., with which the Company conducts business. The Board determined that the Company’s relationship with Surgery Partners, Inc. did not impact Mr. DeVeydt’s independence, including because the amounts paid by the Company to Surgery Partners, Inc. were below the thresholds of the NYSE listing standards. In addition, the Board considered that Leslie Norwalk serves on the boards of directors of certain companies with which we conduct business, and determined that her service on these boards does not impact her independence. Accordingly, no director or director nominee, excluding Michael Neidorff, Sarah London and Kenneth Burdick, has a direct or indirect material relationship with us except for their role as a director or stockholder.

Comprehensive Succession Planning Process

Our Board recognizes that one of its most important duties is to ensure continuity in Centene's senior leadership by overseeing the development of executive talent and planning for the efficient succession of the CEO.

In July 2021, our longstanding CEO, Michael Neidorff informally communicated to the Board that he may decide for personal reasons to step down before the end of his contract, after which the Board and Mr. Neidorff established a succession planning initiative to ensure a full continuity plan. Subsequently, in December 2021, Mr. Neidorff, announced his intent to retire during 2022. Leading up to this announcement, the Board took several key steps as part of the leadership succession plan to position the Company for a smooth leadership transition, including:
•Appointing key executives during 2021, including Sarah London as Vice Chairman, Brent Layton as President and Chief Operating Officer, and Drew Asher as Chief Financial Officer;
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•Creating the Office of the Chairman and CEO to broaden executives' capabilities, and support Centene's continued growth and innovation; and
•Establishing a meaningful search process for evaluating both internal and external candidates with the support of an external search firm, overseen by our Lead Independent Director, James Dallas, as well as the full Nominating and Governance Committee (NGC).

The Board's Role in Succession Planning

As reflected in our Corporate Governance Guidelines, the Board's primary responsibilities include planning for CEO succession and monitoring and advising on succession planning for other executive officers. The Board's goal is to have a long-term and continuous program for effective senior leadership development and succession. The Board also has contingency plans in place for emergencies such as departure, death, or disability of the CEO or other executive officers.

This involves extensive planning and oversight, including:
•The entire Board works with the NGC to nominate and evaluate potential successors to the CEO.
•The CEO regularly evaluates and recommends potential successors, and recommends development plans for such individuals to the NGC.
•High-potential executives are regularly challenged with additional responsibilities to expose them to our diverse operations, as we strive to develop well-rounded and experienced senior leaders.
•Potential successors interact frequently with the Board in both formal and informal settings, so directors can get to know and evaluate them.
•The NGC formally reports to the full Board at least annually on succession planning, and the Board discusses succession planning regularly at scheduled meetings, including in executive session, as appropriate.

Board of Directors Committees

Our Board of Directors has established seven committees: Audit, Compensation, Nominating and Governance, Compliance, Environmental and Social Responsibility, Government and Regulatory Affairs and Technology, each of which operates under a charter that has been approved by our Board. Current copies of each committee's charter are posted on our website, https://investors.centene.com. The current composition of these committees is provided in the following table.
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Board Member	Board of Directors	Audit Committee[1]	Compensation Committee[2]	Nominating and Governance Committee[3]	Compliance Committee	ESHG Committee	Government and Regulatory Affairs Committee	Technology Committee
Michael F. Neidorff	Chairman
Orlando Ayala	✓					✓		Chairman
Jessica L. Blume	✓	✓	✓	Chairman				✓
Kenneth A. Burdick	✓				✓			✓
Christopher J. Coughlin	✓	✓	Chairman				✓
H. James Dallas	Lead Independent Director			✓		Chairman	✓	✓
Wayne S. DeVeydt	✓	✓	✓	✓				✓
Frederick H. Eppinger	✓	✓			Chairman	✓	✓
Richard A. Gephardt	✓				✓	✓	Chairman
Sarah M. London	Vice Chairman
Leslie V. Norwalk	✓				✓	✓	✓
Lori J. Robinson	✓				✓	✓	✓
Theodore R. Samuels	✓	✓		✓		✓
William L. Trubeck	✓	Chairman	✓	✓	✓
Meetings held in 2021	22	8	7	17	4	4	1	3

1	During 2021, the following individuals served on the Audit Committee: John R. Roberts (Chairman), Jessica L. Blume, Frederick H. Eppinger and Tommy G. Thompson.
2	During 2021, the following individuals served on the Compensation Committee: Robert K. Ditmore (Chairman), Orlando Ayala, Jessica L. Blume, Richard A. Gephardt, David L. Steward and William L. Trubeck.
3	During 2021, the following individuals served on the Nominating and Governance Committee: Jessica L. Blume, H. James Dallas, Lori J. Robinson, David L. Steward, Tommy G. Thompson and William L. Trubeck

All of our directors attended 75% or more of the meetings of the Board and any committees thereof on which they served. We encourage our directors to attend the annual meeting of stockholders. All directors then serving as directors attended the 2021 Annual Meeting of Stockholders, which was held virtually.

Board of Directors

Our Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board's primary responsibility is to oversee the management of the Company and, in doing so, serve the best interests of the Company and its stockholders. The Board selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Management keeps the directors informed of its activities through regular written reports and presentations at Board and committee meetings.

The Board currently combines the role of Chairman of the Board with the role of CEO, coupled with a Vice Chairman and a Lead Independent Director position to further strengthen the governance structure. The Board believes this provides an efficient and effective leadership model for the Company at this time. The Board periodically reviews its leadership structure and during 2021, added a Vice Chairman and upon Michael Neidorff's retirement as Chairman of the Board in 2022, James Dallas will become Independent Chairman. To ensure effective independent oversight, the Board has adopted a number of governance practices, including:
•a strong, independent, clearly-defined Lead Independent Director role;
•executive sessions of the independent directors in connection with every regular quarterly Board meeting;
•a targeted period of seven years as the maximum tenure of a Committee Chairman;
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•annual performance evaluations of the Chairman and CEO by the independent directors; and
•regular quarterly meetings of each Board committee.

Our Board of Directors has appointed H. James Dallas Lead Independent Director to preside at all executive sessions of “non-management” directors, as defined under the rules of the NYSE. The Lead Independent Director's role include leading the Board's processes for selecting and evaluating the CEO, presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.

On February 23, 2022, the Board of Directors approved a medical leave of absence for Mr. Neidorff from his positions as Chairman and Chief Executive Officer. In connection with such leave of absence, our Board appointed James Dallas as Acting Chairman of the Board and determined that day-to-day management of the Company will be led on an interim basis by an expanded Office of the Chairman, consisting of Sarah London, Vice Chairman of the Board; Brent Layton, President and Chief Operating Officer; Drew Asher, Chief Financial Officer; and Shannon Bagley, Chief Administrative Officer. The Office of the Chairman will report to James Dallas in his position as Acting Chairman of the Board.

In connection with the expansion of the Office of the Chairman, the Board determined that Ms. Bagley is an executive officer of the Company. Ms. Bagley, 43, has served as our Executive Vice President, Chief Administrative Officer, since March 2021. From August 2020 to March 2021, she served as Executive Vice President, Human Resources. From July 2016 to August 2020, she served as Senior Vice President, Human Resources and from May 2012 to July 2016 she served as President and CEO of Centene's Missouri health plan. Prior to that, she served in a variety of other roles of increasing responsibility with the Company since 2003.

Our Corporate Governance Guidelines require the Board to conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominating and Governance Committee receives comments from all directors and reports annually to the Board with an assessment of the Board’s performance. This is discussed with the full Board following the end of each fiscal year. The assessment focuses on the Board’s contribution to the Company and specifically focuses on areas in which the Board or management believes that the Board could improve.

Audit Committee
The Audit Committee's responsibilities include:
•appointing, retaining, evaluating, terminating, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the independent registered public accounting firm;
•reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
•overseeing our internal audit function;
•discussing our risk management policies;
•assisting in the oversight of risks related to financial reporting, disclosures, investments, business ethics and conduct, and management policies;
•establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;
•meeting independently with our internal audit staff, independent registered public accounting firm and management; and
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•preparing the Audit Committee report required by Securities and Exchange Commission (SEC) rules.

The Board has determined that William L. Trubeck, Jessica L. Blume, Christopher J. Coughlin, Wayne S. DeVeydt, Frederick H. Eppinger and Theodore R. Samuels are “audit committee financial experts” as defined in Item 407(d)(5) of Regulation S-K and that each member of the Audit Committee is "financially literate" under the applicable NYSE rules.

Compensation Committee

The Compensation Committee oversees our activities in the area of compensation and benefits (generally with regard to all employees and specifically with regard to our Named Executive Officers, or NEOs, identified in the Summary Compensation Table, as well as other officers) and reviews and makes recommendations concerning compensation-related matters to be submitted to the Board and/or stockholders for approval. The Board has determined that each of the members of the Compensation Committee is “independent,” as defined under the rules of the NYSE. The Compensation Committee's responsibilities include:
•annually reviewing and approving corporate goals and objectives relevant to our CEO's compensation;
•reviewing and making recommendations to the Board with respect to our CEO's compensation;
•reviewing and approving with respect to the compensation of our other executive officers;
•overseeing an evaluation of our senior executives;
•overseeing and administering our equity incentive plans;
•reviewing and making recommendations to the Board with respect to director compensation;
•reviewing and discussing with management the compensation, discussion and analysis section of the proxy statement;
•assisting in the oversight of risks associated with our compensation plans and policies;
•reviewing the results of any advisory stockholder vote on executive compensation and considering whether to make or recommend adjustments to the Company's executive compensation as a result of such vote; and
•retaining and terminating any compensation consultant to be used to assist the Compensation Committee in the evaluation of executive compensation.

Members of management assist the Compensation Committee in its responsibilities by providing recommendations for the Compensation Committee's approval concerning the design of our compensation program for our executive officers other than our CEO, including our NEOs, as well as recommended award levels. The design of our compensation program for our CEO is recommended by the Compensation Committee and approved by the Board without any approval of the Chairman, who is the Company's CEO.

The Compensation Committee considered information and data regarding executive compensation supplied by management and by Exequity, LLP, compensation consultants that were engaged directly by the Compensation Committee to provide advice with respect to base salaries, bonus targets and long-term incentives. The consultants analyzed the compensation levels of the NEOs of the industry peer group developed by Exequity, LLP for the most recently completed fiscal year. As discussed under the Compensation Discussion and Analysis (CD&A), the Compensation Committee considered this information, along with a variety of other factors, in reviewing executive compensation in 2021.

The Compensation Committee has reviewed the independence of Exequity, LLP in light of SEC rules and NYSE listing standards, including the following factors: (1) other services provided to us by the consulting firm; (2) fees paid by us as a percentage of consulting firm's total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or
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personal relationships between the compensation consultant and a member of the Compensation Committee; (5) any company stock owned by the compensation consultant; and (6) any business or personal relationships between our executive officers and the senior advisor. The Compensation Committee discussed these considerations and concluded that the compensation consultant's work for the committee does not raise any conflict of interest.

The Compensation Committee delegates to management the authority to grant certain stock options and restricted stock units under the 2012 Stock Incentive Plan. Except as noted below, our CEO is authorized to grant awards (other than to himself) of less than 60,000 shares to any newly hired employee or up to 24,000 shares to any one person during a calendar year, and is required to report any such grants to the Compensation Committee at the following Compensation Committee meeting. The delegation of authority may be terminated by the Compensation Committee at any time and for any reason. All internal promotions and equity grants to any “Executive Officer” (as defined by Rule 3b-7 under the Exchange Act) require Compensation Committee approval.

Nominating and Governance Committee

The Nominating and Governance Committee's responsibilities include:
•identifying individuals qualified to become members of the Board;
•recommending to the Board the persons to be nominated for election as directors and to each of the Board's committees;
•reviewing and making recommendations to the Board with respect to management succession planning;
•assisting in the oversight of Board processes and corporate governance-related risks;
•reviewing and recommending to the Board corporate governance guidelines; and
•overseeing an annual evaluation of the Board's performance.

Additional Committees

The Government and Regulatory Affairs Committee’s primary responsibility is to assist the Board in identifying, evaluating and monitoring legislative, political and regulatory trends and addressing public policy issues and concerns that affect or could affect the Company. The Government and Regulatory Affairs Committee’s responsibilities include, among others:

•making recommendations to the Board regarding the amendment and/or adoption of new policies, procedures and/or practices by the Company regarding legislative, political and regulatory trends and other public policy issues and concerns affecting the Company;
•reviewing and reporting on the Company’s position on key public policy issues under consideration in federal and state legislative, regulatory and judicial forums;
•reviewing, reporting and making recommendations with respect to the Company's relationships with public interest groups, legislatures and governmental agencies as they relate to issues of public policy and its efforts to affect identified public issues through analysis, lobbying efforts, political contributions and other political advocacy efforts;
•periodically reviewing the political activities and expenditures of the Company and its political action committees;
•reviewing the Company's Political Activity Report prior to its public disclosure;
•overseeing the Company's Political Contributions Policy; and
•assisting in overseeing political and regulatory risks.

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The Technology Committee’s primary responsibility is to assist the Board in reviewing the Company’s information technology (IT) programs and strategy, including significantly streamlining our technology footprint to create a digitized and seamless member experience. The Technology Committee’s responsibilities include, among others:
•reviewing the status of the existing IT programs;
•reviewing significant technology opportunities and monitoring the progress of special initiatives;
•making recommendations to the Board with respect to IT and cybersecurity related projects and investments that require Board approval; and
•in conjunction with the Audit Committee, assisting in the oversight of risks associated with our systems and technology, including risks related to cybersecurity, privacy, critical infrastructure and disaster recovery, as well as identifying the potential likelihood, frequency and severity of cyberattacks and breaches.

The Compliance Committee’s primary responsibility is to provide overall compliance oversight of the Company. The Compliance Committee’s responsibilities include, among others:
•reviewing the Compliance Program structure;
•remaining informed of Compliance Program outcomes, including audit results and governmental enforcement activities;
•receiving quarterly reports from the Senior Vice President of Internal Audit, Compliance and Risk Management of the Company, and other members of management in executive session;
•reviewing the results of performance audits and monitoring of Medicare operations, as well as effectiveness assessments of the Medicare Compliance Program;
•approving and amending as necessary the annual Compliance Program and audit and monitoring schedule;
•providing specific guidance and directives to Management for the remediation and implementation of Compliance Program initiatives and updates;
•assisting in the oversight of overall compliance risks; and
•receiving and considering the reports required to be made by the compliance function regarding critical compliance policies and practices.

The Environmental and Social Responsibility Committee was formed in July of 2020 to assist the Board in the development of the Company's strategic plan related to issues of environmental and social importance. The Environmental and Social Responsibility Committee's responsibilities include, among others:
•making recommendations to the Board regarding the Company's position on key public policy issues related to environmental and social responsibility, diversity and inclusion, social determinants of health, healthcare reform, correctional healthcare and criminal justice reform, as well as related risks and opportunities; and
•making recommendations to the Board regarding the Company's strategy to further develop transparent, industry-leading principles related to the correctional healthcare operations conducted by Centurion, LLC and its affiliated entities (Centurion).

Compensation Committee Interlocks and Insider Participation

During 2021, Orlando Ayala, Jessica L. Blume, Robert K. Ditmore (served as Chair), David L. Steward and Richard A. Gephardt served as members of the Compensation Committee. Our current Compensation Committee is comprised of Christopher J. Coughlin (Chair), Jessica L. Blume, Wayne S. DeVeydt, and William L. Trubeck. In addition, Kenneth A. Burdick serves as a non-voting observer of the Compensation Committee. During 2021, and as of the date of this filing, none of our executive officers served as a director or member of the Compensation Committee, or committee serving an equivalent function of any other entity
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that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. No member of the Compensation Committee had a relationship that must be described under SEC rules relating to disclosure of related person transactions. None of the current members of our Compensation Committee have ever been an officer or employee of Centene or any of our subsidiaries.

Communicating with Independent Directors

The Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties and will respond as appropriate. The Chairman of the Nominating and Governance Committee, with the assistance of our CEO, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he or she considers appropriate. Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments considered to be important for the directors to know.

Stockholders and interested parties who wish to send communications on any topic to the Board should address such communications to Board of Directors c/o Corporate Secretary, Centene Corporation, 7700 Forsyth Boulevard, St. Louis, Missouri 63105. Any stockholder or interested party who wishes to communicate directly with our Lead Independent Director, or with our non-employee directors as a group, should also follow the foregoing method.
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Director Compensation

The following table summarizes the compensation of our non-employee directors for the fiscal year ended December 31, 2021:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) [1]	Option Awards ($) [1]	All Other Compensation ($) [2]	Total ($)
Orlando Ayala	$135,000	$217,800	$—	$—	$352,800
Jessica L. Blume	121,998	217,800	—	27,257	367,055
H. James Dallas	36,155	342,800	—	26,703	405,658
Robert K. Ditmore	20,000	386,667	—	80,882	487,549
Frederick H. Eppinger	20,000	342,800	—	27,257	390,057
Richard A. Gephardt	135,000	217,800	—	74,123	426,923
John R. Roberts	50,000	342,800	—	27,257	420,057
Lori J. Robinson	120,000	217,800	—	—	337,800
David L. Steward	12,283	322,800	—	—	335,083
Tommy G. Thompson	20,000	355,789	—	27,257	403,046
William Trubeck	20,000	342,800	—	43,093	405,893

1	The amounts reported as Stock Awards and Option Awards reflect the grant date fair value of grants made during the current year under the 2012 Stock Incentive Plan and Non-Employee Directors Deferred Stock Compensation Plan in accordance with ASC 718. There can be no assurance that the grant date fair value of Stock Awards or Option Awards will ever be realized.
2
All other compensation includes group excess liability insurance policy premiums paid by the Company for Ms. Blume, Mr. Dallas, Mr. Ditmore, Mr. Eppinger, Mr. Gephardt, Mr. Roberts, Mr. Thompson, and Mr. Trubeck. In addition, all other compensation includes personal use of the Company provided aircraft for Mr. Ditmore $53,625, Mr. Gephardt $48,866, and Mr. Trubeck $16,390. Lastly, all other compensation includes the Company match of charitable contributions of $25,000 made or pledged during 2021 under the Company's Board of Directors Charitable Matching Gift Program for Ms. Blume, Mr. Dallas, Mr. Ditmore, Mr. Eppinger, Mr. Gephardt, Mr. Roberts, Mr. Thompson, and Mr. Trubeck.

During 2021, non-employee directors received a quarterly retainer fee of $31,250, if the director elected to receive 100% of the fee in Company stock and defer settlement of the fee until retirement or termination of the Board under the Company's Non-Employee Directors Deferred Stock Compensation Plan. Directors not making this election received a quarterly cash retainer fee of $25,000. In addition, the Chairman of the Audit Committee received a quarterly fee of $7,500, the Chairman of the Compensation Committee received a quarterly fee of $5,000, and the Chairman of the Nominating and Governance Committee, Government and Regulatory Affairs Committee, Technology Committee, and Environmental, Social, Health and Governance Committee each received a quarterly fee of $3,750. The Company also pays a quarterly fee of $6,250 to the Lead Independent Director of the Board. All fees are eligible for deferral under the Non-Employee Directors Deferred Stock Compensation Plan. Expense recognized in conjunction with the deferred stock election is included in the “Stock Awards” column in the Director Compensation Table above.

During 2021, the Board received additional variable compensation dependent on the number of meetings held annually. Once the number of full Board of Director meetings held exceeded six, non-employee directors received $2,000 per meeting, not to exceed $20,000. The variable compensation is included within Fees Earned or Paid in Cash in the table above.

As part of non-employee director compensation and to recognize each member's stock holding requirement of 7.5 times the annual cash retainer, each director receives an annual stock grant. For 2021, the grant was valued at $200,000 based on the first quarter average stock price prior to the grant and resulted in a grant of 3,300 restricted shares of our common stock in April 2021. The restricted shares vest on the 2022 Annual Meeting of Stockholders, subject to meeting Board of Director meeting attendance conditions. In addition, each new non-employee director is granted an option under our 2012 Stock Incentive Plan to purchase 10,000 shares of our common stock, vesting in three equal annual installments commencing on the first anniversary of the grant date.
22 Centene Corporation

2022 NOTICE OF MEETING AND PROXY STATEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS

Information related to compensation for recent director retirements and new director appointments is outlined below:

•Mr. Steward received pro-rated fees for his service in 2021 prior to his retirement on October 6, 2021. In addition, he will vest in his outstanding 3,300 restricted shares of our common stock at the 2022 Annual Meeting.
•In connection with the new directors who joined the Board in January 2022; in February 2022, each new director was granted 10,000 options which vest ratably over three years, and a pro-rated award of 1,100 restricted shares that will vest on the 2022 Annual Meeting of Stockholders, subject to meeting Board of Director meeting attendance conditions.

In February 2022, the Compensation Committee made the following key changes to the Director compensation program:

•The annual retainer for the Lead Independent Director was increased to $200,000, consisting of a $50,000 cash retainer and $150,000 in deferred shares of the Company's stock;
•the annual retainer of the Nominating and Governance Committee Chair was increased to $20,000; and
•the variable compensation for meetings in excess of six per year was eliminated.

The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock held by our non-employee directors on December 31, 2021.

Name	Option Awards		Stock Awards
	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Number of Shares or Units of Stock That Have Not Vested
Orlando Ayala	—	—	3,300
Jessica L. Blume	20,000	—	3,300
H. James Dallas	3,333	6,667	3,300
Robert K. Ditmore	—	—	3,300
Frederick H. Eppinger	—	—	3,300
Richard A. Gephardt	—	—	3,300
John R. Roberts	—	—	3,300
Lori J. Robinson	6,666	3,334	3,300
David Steward[1]	—	—	3,300
Tommy G. Thompson	—	—	3,300
William Trubeck	3,333	6,667	3,300

1	Mr. Steward was not an active board member as of December 31, 2021, however his 2021 annual grant will vest at the 2022 annual meeting and remains outstanding.
The Board of Directors has approved the Board of Directors Charitable Matching Gift Program. Under the program, the Company will match a Board member's qualifying charitable donations of up to $25,000 per calendar year. Charitable donations must be made to a qualified tax exempt U.S. organization under the Internal Revenue Code Section 501(c)(3) and within the Company's charitable contribution guidelines. The Company also provides a group excess liability insurance policy at no cost to the directors.

Directors are reimbursed for all reasonable expenses incurred in connection with their service. Directors who are also our employees receive no additional compensation for serving on our Board of Directors.
Centene Corporation 23

2022 NOTICE OF MEETING AND PROXY STATEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS

Corporate Governance and Risk Management

We believe that sound corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. We also recognize the connection between sound corporate governance and our ability to create and sustain value for our stockholders. Our Ethics and Compliance Program provides methods by which we further enhance operations, safeguard against fraud and abuse and help ensure that our values are reflected in everything we do. We have also reviewed and believe we are in compliance with the provisions of the Sarbanes-Oxley Act of 2002, the applicable SEC rules, and the listing standards of the NYSE. Our Board of Directors has adopted Corporate Governance Guidelines addressing, among other things, director qualifications and responsibilities, duties of key Board Committees, director compensation and management succession. A current copy of the Corporate Governance Guidelines is posted on our website, https://investors.centene.com/governance/governance-documents.

Our Board of Directors has adopted a Business Ethics and Code of Conduct Policy (the Policy) which is applicable to all directors, officers and employees of the Company, including the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer. While no policy can replace the thoughtful behavior of an ethical director, officer or employee, we believe the Policy will, among other things, focus our Board and management on areas of ethical risk, provide guidance for recognizing and responding to ethical issues, provide mechanisms to report unethical conduct and generally help foster a culture of honesty and accountability. Any amendment to, or waiver of, the Policy involving a director or executive officer may only be made by the Board or a committee of the Board. A current copy of the Policy is posted on our website, https://investors.centene.com/governance/governance-documents. Any future amendments to the Policy will be promptly disclosed on our website.

Our policy concerning pre-approval of related party transactions is part of our Conflicts of Interest policy that is incorporated into the provisions of the Policy. As part of the Policy, our directors, officers and employees are responsible for disclosing any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the Ethics and Compliance department of the Company or the Board of Directors, in the case of an executive officer or director, which shall be responsible for determining whether such transaction or relationship constitutes a conflict of interest.

The Board of Directors oversees execution of the Company’s enterprise risk management framework with assistance provided by Board Committees. This oversight is enabled by quarterly risk reporting from executive management that is designed to provide visibility into the identification, assessment, monitoring and management of critical risks, from key areas such as strategy, operations, finance (including investment risk), compliance, and information security. The Board and its Committees also consider compensation risk, as well as exposures from regulatory changes and the environment, including climate change and its impact on our business model. In addition, the Board and its Committees are informed of emerging risks and opportunities which could impact the Company’s risk profile. Furthermore, this information is combined with other data to evaluate the Company’s performance in relation to tolerance levels established in Centene’s risk appetite framework on a quarterly basis. Management is responsible for executing day-to-day risk activities, and ensuring that enterprise risk management is integrated with strategic decision-making and financial budgeting processes.

As noted above, the Board uses its Committees to assist in its risk oversight function:

•Our Audit Committee assists in the oversight of risks related to financial reporting, disclosures, investments, business ethics and conduct, and management policies. The Company's Senior Vice President of Internal Audit, Compliance & Risk Management, who reports to the Audit Committee and Centene's Vice Chairman of the Board of Directors, assists the Company in identifying and evaluating risk management controls and methodologies to address risks and provides reports to the Audit Committee quarterly. The Audit Committee also meets privately with representatives from the Company's independent registered public accounting firm and the Company's Senior Vice President of Internal Audit, Compliance & Risk Management.
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2022 NOTICE OF MEETING AND PROXY STATEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS

•Our Compensation Committee assists in the oversight of risks associated with our compensation plans and policies. Please see the discussion in the Compensation Discussion & Analysis under the heading “Risk Disclosure” for a discussion of elements intended to mitigate excessive risk taking by our employees.
•Our Nominating and Governance Committee assists in the oversight of Board processes and corporate governance-related risk.
•Our Government and Regulatory Affairs Committee assists in the oversight of political and regulatory risks.
•Our Technology Committee assists in the oversight of risks associated with our systems and technology, including risks related to cybersecurity, as well as business continuity and disaster recovery.
•Our Compliance Committee assists in the oversight of overall compliance risks.
•Our Environmental and Social Responsibility Committee oversees and advances our Environmental, Social, Health and Governance (ESHG) initiatives throughout the organization, including diversity and inclusion, social determinants of health, healthcare reform, correctional healthcare and criminal justice reform.

Our Board of Directors and its Committees are supported by our Management Oversight Committee, which formally oversees our enterprise and security risk management functions. The Management Oversight Committee is a cross-functional governance group comprised of certain members of our executive leadership team. The duties of the Management Oversight Committee include:

•Oversight of the processes used to identify, assess, respond, and report on risk and compliance issues;
•Determine Centene’s risk appetite and risk tolerance levels. All changes are reviewed by the Board;
•Review of performance measures against established risk tolerances and recommend corrective action where appropriate;
•Review of findings from internal audit activities for accuracy and clarity;
•Provide direction for resource allocation to address internal audit findings and/or gaps identified through enterprise and security risk management and Corporate Compliance activities; and
•Validate assignment of risk owners associated with identified exposures and monitor plans to address documented findings/gaps.

Proxy Access

Proxy access allows stockholders who meet minimum stock ownership and holding period requirements, and who comply with specified procedural and disclosure requirements, the opportunity to include their director nominees in the Company’s proxy materials. We believe proxy access gives our long-term stockholders a valuable right and enables them to have an important voice in director elections. The following is a summary outlining key details of requirements related to our proxy access By-Law:

Ownership Threshold	at least 3% of the Company's outstanding common stock
Group Ownership	a group of 20 or less holders
Ownership Period	at least 3½ years of continuous ownership
Number of Nominees	the greater of two individuals or 20% of the Board (not to exceed one-half of the number of directors up for election at the annual meeting)
Centene Corporation 25

2022 NOTICE OF MEETING AND PROXY STATEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS

The Company's Approach to Integrating Technology and Healthcare

Over the next 10 years, we envision the practice of healthcare to change meaningfully. Technology will play a central role in healthcare, including the diagnosis, management and treatment of disease. Drugs and therapies will be developed and designed specifically for each person given their unique genome, proteome and metabolism, and care will be provided virtually and in an increasingly noninvasive manner. In this new world, Centene will be a trusted convener and partner in health, and a leader in the discovery and use of novel approaches to bring about individual well-being throughout life.

We continue to digitize the administration of healthcare and accelerate innovation and modernization across the enterprise. We can leverage AI capabilities, human-centered design and data science to transform our advanced technology efforts and enrich Centene applications and services. We have the opportunity to lead the digital transformation of healthcare and to create a seamless experience for our members and providers, closing the gap between health and care.

We intend for the Centene member experience to be unique for each beneficiary. Benefits will be precisely tailored to achieve the desired well-being. Our goal will be a lack of administrative friction, with operational and payment activities largely automated in the background. We believe that deeper innovation at Centene is a catalyst in the creation of a healthcare learning and discovery platform.

It is through these innovative solutions that we plan to bring about a unique personalized digital healthcare experience for each member, to deliver better health outcomes.
26 Centene Corporation

2022 NOTICE OF MEETING AND PROXY STATEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS

Environmental, Social, Health and Governance and Corporate Sustainability

Continued focus on environmental, social, and governance (ESG) matters remains foundational to supporting our strategy, long-term sustainability and value creation. A central theme to Centene's purpose, mission, pillars, and beliefs is the opportunity to shape a better world of healthcare. When discussing corporate sustainability, 'health' is included as a separate pillar of reporting on Environmental, Social, Health and Governance (ESHG) topics. This highlights our specific focus and importance placed on health topics as part of our overall sustainability strategy.

Governance

Living Our Values
Sound corporate governance, a strong culture of compliance and unwavering ethics are foundational to our ESHG strategy. Governance and accountability for corporate sustainability begins at the top of the organization. Our Environmental and Social Responsibility Committee (ESRC) of the Board of Directors oversees the strategic plan for environmental and social matters, including our ESHG Strategic Framework. Over the past several years, we have significantly improved our ESHG governance and reporting, and will consider enhancing in the coming years. We leverage external reporting frameworks to facilitate disclosure of relevant data and align with best practices for reporting. Additionally, we engage our employees in enterprise-wide sustainability and social activities and communicate key information via our intranet website. We include a Corporate Sustainability section on our external corporate website and an ESG link on our investor-focused website to improve access to and awareness of our ESHG initiatives and key reports and disclosures. We support worldwide efforts as expressed through commitments with the UN Global Compact, Women’s Empowerment Principles (WEPs), and Ethical Principles in Health Care (EPiHC). Each provides us opportunities to contribute towards a more just and sustainable healthcare landscape. Updated and new ESHG and sustainability information is periodically posted to our external website. Further, we disclose important ESHG information throughout the year, including:
•Our ESHG Report to the Community details the key partnerships, initiatives, and programs that exemplify our commitment to the health of our planet, our people, and our enterprise over the preceding year. To view or download a copy of the report, visit www.centene.com/who-we-are/corporate-facts-reports.html.
Centene Corporation 27

2022 NOTICE OF MEETING AND PROXY STATEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS

•The C-index Diversity, Equity & Inclusion report describes how we sustain and advance conscious inclusion of talent, community engagement, supplier diversity, and stakeholder collaboration. Our Employer Information Report (EEO-1) is included as an appendix to the report. See www.centene.com/who-we-are/corporate-facts-reports.html.
•Our Political Activity report sets forth details about political contributions, lobbying efforts, and membership in industry trade associations. Visit https://investors.centene.com/esg.
•The Task Force on Climate-related Financial Disclosures (TCFD) report includes discussions about our governance structure, strategy, risks and opportunities, and metrics and target-setting related to managing climate change. See https://www.centene.com/why-were-different/corporate-sustainability/protecting-planet/environmental-sustainability.html.
•We disclose a SASB Index to provide stakeholders with disclosures aligned with the Sustainability Accounting Standards Board (SASB) Managed Care standard. Sustainability Accounting Standards were also included for workforce turnover and engagement. The index is available at https://www.centene.com/who-we-are/corporate-facts-reports.html.
•We report our environmental efforts to CDP, our Commitment on Progress towards the United Nations Global Compact principles and publish our Environmental Guiding Principles. See https://www.centene.com/why-were-different/corporate-sustainability.html.

Data Privacy and Security
As a healthcare organization with operations across the world, we are committed to earning the trust of our members, employees, and business partners by responsibly managing and protecting their confidential information. Our information security and privacy programs are built to support that goal. Our Enterprise Data Privacy Program describes the measures we take to protect information and how individuals may exercise their data privacy rights under applicable regulations.

Federal, state, and international regulations, in addition to contract obligations, create a highly regulated environment in which our business operates. To effectively manage, we maintain comprehensive information security and privacy programs that allow for full compliance with these regulations. These programs are assessed annually in compliance with the HIPAA Privacy and Security Rules, HITECH Act, and the EU GDPR. Our information security program is aligned to and certified against ISO 27001.

We provide annual information security and privacy training and specialized role-based training to our employees and communicate security awareness items in multiple formats including awareness of the importance of timely notification of potential security and privacy issues. We also conduct a “Compliance and Security Awareness” week to build and support our culture of compliance and reduce risk across the enterprise.

HIPAA privacy breaches, as required by law, are reported by Centene to the U.S. Department of Health and Human Services (HHS), Office for Civil Rights (OCR). Our reports can be obtained through the OCR Portal at: https://ocrportal.hhs.gov/ocr/breach.

In addition to the information security and privacy programs described above, we annually purchase a security and privacy risk insurance policy that could offset some of the costs associated with an information security breach. Please refer to our ESHG Report to the Community for further information regarding data privacy and security.

28 Centene Corporation

2022 NOTICE OF MEETING AND PROXY STATEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS

Health

Healthcare Affordability
Amid an evolving healthcare landscape, we are committed to supporting policies that promote healthcare access and reduce the cost of receiving care. Leveraging our many years of experience in government-sponsored healthcare, we can deliver cost effective services to both our members and government sponsors. We also offer a variety of health care coverage options to meet the different needs of our members and those seeking affordable care.

Optimizing Site of Service: Through managed care of government-sponsored programs, we drive greater affordability for the health system by helping our members access high-quality care in lower-cost settings. We provide a comprehensive set of education and outreach programs to inform, assist and incentivize members to access high-quality, appropriate healthcare services in an efficient manner. For example, our Emergency Department Diversion program is designed to collaboratively work with hospitals and ambulance services to reduce avoidable emergency department visits through patient education and alternative urgent care settings. We also make available, as an alternative to high-cost settings, the use of telehealth visits either through our network of qualified providers or contracted national vendors to provide expanded capacity.

Value-Based Care: Value-based models of care are a foundation to the interactions we have with our network providers. We have a strong belief that we can provide a higher level of care by working in partnership with our providers. Key to that partnership is the various value-based programs and models we have implemented across our product offerings. From a value-based risk contracting standpoint, over 27% of our membership in our Medicaid business has an upside/downside risk agreement as of January 1, 2022. Providers share in a percentage of savings by improving the overall quality and cost of the care involved. Within Medicare, as of January 1, 2022, over 37% of our business is in upside/downside risk agreements. The programs put the emphasis on physicians to make the best decision for the member and place them in charge of that individual member's care.

Healthcare Access
From its inception, Centene has understood the importance of social determinants of health (SDoH) on access to care. As the largest healthcare insurer of underserved and underinsured populations in the United States, Centene sees our members often disproportionately impacted by SDoH barriers that lead to negative health outcomes.

By cultivating multi-year partnerships, locally and nationally with community, provider, and civic and government partners, we work to solve cross-sector problems our customers and members face, sustainably and at scale. Key principles of this work include:
•Highly local system engagement – we partner across community, member, and provider stakeholders to drive system-level supports.
•Data driven – we use evidence-based approaches and both qualitative and quantitative insights to identify, address, and improve outcomes.
•Population health – we create tailored, whole-health interventions to meet needs unique to each population.
•Health equity – we view all interventions and outcomes through an equity lens, acknowledging disparities and working toward equity across factors such as race, geography, and socioeconomic status.

Centene Corporation 29

2022 NOTICE OF MEETING AND PROXY STATEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS

Our efforts are focused on meeting local needs in tailored ways. We believe that every individual, family, and community is unique, and our local approach enables us to provide accessible, high-quality, culturally sensitive services to our members.

Healthcare Quality and Member Well-Being
Centene's steadfast commitment to the environment, the health and social well-being of our communities, and our culture of sound and ethical corporate governance extends far beyond individual programs or initiatives. The health of our members is paramount to fulfilling our purpose. Through the delivery of high-quality health services to at-risk populations, our responsibilities to members, stakeholders, and our planet serve as a living expression of our purpose – transforming the health of communities, one person at a time.
•51 Centene subsidiaries hold one or more National Committee for Quality Assurance accreditations
•7 Centene specialty companies are accredited by URAC
•Ribera Salud has accumulated 81 recognitions in the IQVIA Hospital Awards Top 20, including 6 in 2021
*above metrics as of December 31, 2021

Social

Diversity, Equity & Inclusion
The core pillars of Centene’s Diversity, Equity & Inclusion (DEI) strategy guide our efforts and hold us accountable for measurable progress. Data and analytics are key, and we continuously adapt how we measure and review our data to find opportunities for improvement. In partnership with our five Employee Inclusion Groups (ABILITY, CENVET, cPRIDE, I.N.S.P.I.R.E. MOSAIC), our Executive DEI Council, leaders, and employees across Centene, we are committed to advancing the implementation of DEI principles into all aspects of our business. The Company is committed to a workforce that represents diversity, equity, and inclusion as shown below:

Information as of December 31, 2021. People data excludes international companies and/or U.S. non-integrated companies. Our total headcount (including international and U.S. non-integrated companies) is approximately 74,300, and our Full-Time Equivalent (FTE) count is approximately 72,500.
30 Centene Corporation

2022 NOTICE OF MEETING AND PROXY STATEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS

Our DEI Office organizes monthly virtual engagement opportunities, whereby employees can join programs such as panels of external speakers or experts and internal Centene leaders to present viewpoints and continue to enhance the cultural competency of our workforce. In 2021, the DEI Office and Employee Inclusion Groups hosted a combined total of over 250 programs with over 20,000 employees attending across all programs.
•Centene’s HR Compliance team, in partnership with the DEI Office and Centene University, delivers Inclusive and Responsible Workplace Learning to ensure employees have been exposed to best practices and policies to sustain an equitable workplace.
•Employee Inclusion Groups encompass multicultural, veterans and military, LGBTQ+, and networks for women and people with disabilities.
•As of December 31, 2021, the diversity of our 207 regulated health plan external governing board directors was as follows:
•65% Caucasian
•36% Female
•19% African American
•8% Veteran
•6% Hispanic
•6% Asian/Indian
•1% Disability
•1% Native American

Employee Health and Well-Being and Centene's Purpose
Our commitment to transform the health of our communities includes empowering our employees to pursue their personal and career development, engage in healthy lifestyles, and actively contribute to their families and communities. As a reflection of this, our Serving the Communities pillar includes topics such as Employee Health and Well-Being, Employee Partnership and Development, and Community Engagement. It is through these topics that we frame strategic discussions and efforts around employee wellness, including lifestyle improvements achieved through on-campus facility designs and benefits that support healthy living, financial health, work-life balance, professional growth, and connecting with our communities. For more information regarding our employee health and other benefits, please visit our prospective employee site here: https://jobs.centene.com/us/en/benefits.

Environmental Sustainability

Environmental Initiatives
As part of our commitment to being good stewards of the environment, we are working to understand, quantify, and reduce our impact on climate change. We understand that climate change poses risk and presents opportunities for our business to address such impacts in several ways. We recently undertook several actions to raise understanding about climate change and potential risks to our business, including:
•Issuing an inaugural report aligned with the recommendations of the TCFD with plans to continue to do so annually.
•Evaluating potential enterprise risks associated with climate change.
•Disclosing our baseline scope 1 and scope 2 greenhouse gas (GHG) emissions, which we assessed in 2021 for calendar years 2019 and 2020.

We are currently focused on calculating our scope 3 GHG emissions, and in conjunction with our Value Creation Plan, we are assessing energy usage and reduction opportunities and determining decarbonization goals.

Centene Corporation 31

2022 NOTICE OF MEETING AND PROXY STATEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS

Facilities Highlights
Global Headquarters - St. Louis, Missouri:
•The newest tower within our corporate headquarters space is LEED Gold certified.
•36,000 sq. ft. of vegetated roof with over 3,000 sq. ft. of native plantings, reducing the heat island effect and decreasing energy consumption and water use.

West Coast Headquarters - Natomas, California:
•Electric vehicle charging stations on site for employee use.
•Low flush and flow fixtures reduce indoor water use by 41% compared to standard fixtures.
•Energy efficient lighting and HVAC systems reduce energy consumption by 17% compared to standard systems.

East Coast Headquarters - Charlotte, North Carolina:
•Our new Charlotte campus, currently under construction, will be built according to the WELL building standard, emphasizing indoor air and water quality, natural light, and physical activity.

Environment and Health
Scientific studies have shown a causal relationship between environmental factors and negative health effects. The health of our environment is inextricably linked to human health. Understanding the impacts of environmental factors is critical to ensuring we do all we can to support healthier lives for our members and our communities.

In fulfilling our commitment to deliver high-quality health services to at-risk populations, we recognize that some of our members and their families are particularly vulnerable to experiencing the most harmful impacts of environmental risks, including climate change. Our corporate, local health plan, and business unit leadership is engaged in closely monitoring environmental and climate-related risks and their potential impact on our members. To further advance our work around climate-related risks, the Climate Change Task Force was formed and meets as needed to identify climate-related issues, outline climate change scenarios, assess transition/physical factors, and determine mitigation actions.

Evaluation of Enterprise Risks Associated with Climate Change
Centene’s Enterprise Risk Management function coordinates and applies an integrated approach whereby risks are identified and assessed across Centene and its business units. The ERM and ESHG functions are managed by teams that share people and other resources. The ESHG function coordinates and facilitates all ESHG internal and external reporting and works closely with ERM to incorporate climate-related risks within the Corporate risk register for monitoring. For more information regarding our assessment of climate risks and opportunities, please see our TCFD report.

32 Centene Corporation

2022 NOTICE OF MEETING AND PROXY STATEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS

Awards and Recognition
We have received various recent awards and recognitions reflecting our commitment to ESHG efforts:
•FORTUNE World's Most Admired Companies – 2022
•Human Rights Campaign Corporate Equality Index Best Places to Work for LGBTQ Equity – 2022
•DiversityInc. Top 50 Companies for Diversity – 2021
•DiversityInc. Top Company for LBGT Employees – 2021
•DiversityInc. Top Company for Executive Diversity Councils – 2021
•Disability Equality Index Best Places to Work for Disability Inclusion – 2021
•Certified Great Place to Work, October 2021 – October 2022
•National Organization on Disability, 2021 Leading Disability Employer
•U.S. Veterans Magazine Top Veteran Friendly Company – 2021
•Military Times Magazine, Best for Vets – 2021
•Chamber of Commerce of Valencia (Spain) – Digital Transformation Award 2021, Ribera Salud

Value Creation Strategy

As introduced in June 2021, the Value Creation Plan is designed to drive margin expansion by leveraging our scale and generating sustainable, profitable growth. In order to execute the Value Creation Plan, we created the Value Creation Office, which includes members of executive leadership. The three major pillars of the Value Creation Plan are: SG&A expense savings, gross margin expansion and strategic capital management. The first pillar, SG&A expense savings, includes initiatives targeting improving productivity, driving efficiencies and reducing costs throughout the organization, including real estate optimization. The second pillar, gross margin expansion, will be achieved through initiatives including bid discipline, clinical initiatives, quality improvement and pharmacy cost management. The third pillar, strategic capital management, focuses on value-creating capital deployment activities such as share repurchases, portfolio optimization and debt and investment management.
Centene Corporation 33

2022 NOTICE OF MEETING AND PROXY STATEMENT
PROPOSAL TWO: ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

Proposal Two: Advisory Resolution to Approve Executive Compensation

At our 2021 Annual Meeting of Stockholders, our stockholders approved the Company's executive compensation. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act), we are again holding an advisory vote on the Company's executive compensation, as described in this Proxy Statement (commonly referred to as "say-on-pay"). In accordance with the results of the vote we conducted at the 2017 Annual Meeting on the frequency of say-on-pay votes, we present a say-on-pay vote every year.

We encourage stockholders to review the Compensation Discussion and Analysis included in this Proxy Statement. Our executive compensation program has been designed to implement the Company's compensation philosophy of paying for performance by making decisions based on promoting the Company's corporate mission statement and creating long-term stockholder value. As discussed in Section 3 of CD&A, the following principles guide the Company's compensation philosophy:
•Pay for Performance;
•Create Long-Term Stockholder Value;
•Foster a Culture of Risk Management and Compliance; and
•Attract and Retain Top Executive Talent.

This philosophy is evidenced by the following:
•We provide a significant part of executive compensation in the form of at-risk annual incentive and long-term incentive compensation.
•Our annual incentive and long-term incentive opportunities are substantially based on corporate financial measures closely correlated with achieving long-term stockholder value, such as earnings per share, revenue growth targets, pre-tax operating margins, adjusted net earnings margin, and total stockholder return. Annual incentive opportunities are also based on meeting individual goals around compliance, quality and operational excellence. We have withheld or reduced payments under our incentive programs when financial, quality or compliance measures have not been fully achieved.
•We provide a mix of short-term, long-term, cash and non-cash compensation that we believe allows us to strike a balance between offering competitive executive compensation packages, motivating our executives without fostering excessive risk-taking and linking Executive Officer compensation with the creation of long-term stockholder value.

The Board of Directors strongly endorses the Company's executive compensation program and recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of those NEOs listed in the Summary Compensation Table of this proxy statement, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis and the tabular and narrative disclosure included herein under “Information about Executive Compensation.”

34 Centene Corporation

2022 NOTICE OF MEETING AND PROXY STATEMENT
PROPOSAL TWO: ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

Because the vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee and neither the Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee strongly considers the views of the Company's stockholders when making compensation decisions. Additionally, the Compensation Committee monitors the results of the annual advisory “say-on-pay” proposal and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities.

The Board recommends a vote “FOR” the approval of the compensation of the NEOs.
Centene Corporation 35

2022 NOTICE OF MEETING AND PROXY STATEMENT
PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Three: Ratification of Appointment of Independent Registered Public Accounting Firm
KPMG LLP audited our financial statements for the fiscal year ended December 31, 2021. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit our financial statements. The Audit Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for the current fiscal year, and we are asking stockholders to ratify this appointment. KPMG LLP has been retained as our external auditor continuously since 2005. Stockholder ratification of this selection is not required by our By-Laws or other applicable legal requirements. Our Board of Directors is, however, submitting the selection of KPMG LLP to stockholders for ratification as a matter of good corporate practice. In the event that stockholders fail to ratify the selection, the Audit Committee will consider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in the best interests of the Company and our stockholders.

We expect that representatives of KPMG LLP will be present at our Annual Meeting of Stockholders to answer appropriate questions. They will have the opportunity to make a statement if they desire to do so.

The affirmative vote of the holders of a majority of the votes cast at the meeting is being sought to ratify the selection of KPMG LLP as our independent registered public accounting firm for the current fiscal year. The Audit Committee believes the continued retention of KPMG LLP to serve as our independent registered public accounting firm is in the best interests of the Company and our stockholders.

The following table discloses the aggregate fees for services related to 2021 and 2020 by KPMG LLP, our independent registered public accounting firm ($ in thousands):

	KPMG
	2021	2020
Audit Fees	$15,512	$16,915
Audit-Related Fees	1,535	1,581
Tax Fees	298	615

Audit-related fees in 2021 and 2020 consist primarily of fees for operational control reviews. The Audit Committee is responsible for the audit fee negotiations associated with our retention of KPMG LLP. Tax fees included in the table above relate to tax planning associated with the expansion of our corporate headquarters and international tax matters.

When assessing services rendered by our auditor and evaluating the quality of their work, the Audit Committee considers a variety of factors, including: independence, insight provided to the Audit Committee, ability to meet deadlines and respond to issues, management feedback, and relative costs of services.

In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent audit firm. The Audit Committee ensures that the mandated rotation of KPMG LLP’s personnel occurs routinely and is directly involved in the selection of KPMG LLP’s lead engagement partner.

The Audit Committee has adopted policies and procedures relating to the approval of all audit, audit-related, tax and other services that are to be performed by our independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit, audit-related, tax or other services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

36 Centene Corporation

2022 NOTICE OF MEETING AND PROXY STATEMENT
PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the Chairman of the Audit Committee the authority to approve audit, audit-related, tax or other services to be provided to the Company by its independent registered public accounting firm. Any approval of services by the Chairman of the Audit Committee pursuant to this delegated authority is reported at the next meeting of the Audit Committee. All audit, audit-related and tax fees for 2021 and 2020 were pre-approved by the Audit Committee or the Audit Committee Chairman, and no fees were paid under the de minimis exception to the Audit Committee pre-approval requirements.

The Board recommends that stockholders vote “FOR” the ratification of the selection of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
Centene Corporation 37

2022 NOTICE OF MEETING AND PROXY STATEMENT
PROPOSAL FOUR: APPROVAL OF AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Proposal Four: Approval of an Amendment to the Company's Amended and Restated Certificate of Incorporation to Declassify the Board of Directors

The Board has approved, and unanimously recommends that the Company's stockholders approve, an amendment to the Company’s Amended and Restated Certificate of Incorporation providing for the elimination of the classified Board structure over a three year period (the Amendment). The full text of the Amendment is set forth in Appendix B to this Proxy Statement.

Background

Our current classified Board structure has been in place since we became a public company in 2002. The Company is committed to reviewing and adopting corporate governance practices that are in the interests of both the Company and our stockholders and has evaluated the Company’s classified Board structure on numerous occasions to ensure that it is consistent with the best interests of the Company and its stockholders. After reviewing our governance practices and the views of our stockholders, including consideration of the vote on a stockholder proposal on the issue at the Company’s 2021 Annual Meeting, the Board has decided to adopt the Amendment to provide for the annual election of directors.

Proposed Amended and Restated Certificate of Incorporation

The Company’s current Amended and Restated Certificate of Incorporation divides the Board into three classes that are elected for staggered, three-year terms. If the Amendment is adopted by the stockholders, then, beginning with the class of directors standing for election at the Company’s 2023 Annual Meeting, directors would be elected for a term expiring at the next Annual Meeting and when his or her successor is elected and qualified, or upon his or her earlier death, resignation, retirement, disqualification or removal from office.

The approval of the Amendment by the stockholders would not shorten the terms for any previously elected directors. This means that, even if the Amendment is approved by the stockholders, directors who were or will be elected prior to the 2023 Annual Meeting would continue to hold office until the end of the terms for which they were elected and until their successors are elected and qualified. Accordingly, directors elected at the 2021 Annual Meeting would continue to have a term that expires at the 2024 Annual Meeting and directors elected at the 2022 Annual Meeting would continue to have a term that expires at the 2025 Annual Meeting. If the Amendment is approved by the stockholders, all directors will be elected on an annual basis beginning at the 2025 Annual Meeting.

This general description of the proposed changes to the Amended and Restated Certificate of Incorporation is qualified in its entirety by reference to the Amendment set forth in Appendix B to this Proxy Statement.

If the Amendment is approved by our stockholders, then the Amendment will become effective upon its filing with the Delaware Secretary of State. The Board has also unanimously approved certain conforming changes to the Company’s Amended and Restated By-Laws, and the Company's Corporate Governance Guidelines (the Governance Guidelines), contingent upon stockholder approval of the Amendment. If the Amendment is not approved by the stockholders, then the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws will remain unchanged and the Board will remain classified.

Vote Required. The affirmative vote of at least a majority of the voting power of the shares entitled to vote is required to approve the Amendment.

The Board unanimously recommends a vote “FOR” the Amendment to declassify the Board of Directors.
38 Centene Corporation

2022 NOTICE OF MEETING AND PROXY STATEMENT
PROPOSAL FIVE: BOARD PROPOSAL REGARDING STOCKHOLDER SPECIAL MEETING

Proposal Five: Board Proposal Regarding the Stockholder Right to Call for a Special Stockholder Meeting

Overview

Stockholders of the Company do not presently have the right to require the Company to call a special meeting of stockholders. This proposal (the Board’s Special Meeting Proposal) is the product of the Board’s ongoing review of our corporate governance principles and its consideration of the stockholder special meeting proposal discussed further in Proposal 6 (the Stockholder Special Meeting Proposal). After due consideration and a balancing of the interests discussed below, the Board has determined that stockholders should be provided the opportunity to consider this alternative proposal regarding the right to call a special meeting.

Specifically, the Board now asks that you vote to approve its proposal to allow stockholders who own at least 25% of the Company’s outstanding shares of common stock, and satisfy certain other procedures and requirements to be determined by the Board in the future, to require the Company to call a special meeting of stockholders.

The Board’s Special Meeting Proposal

The Board recognizes that some stockholders feel the right of stockholders to call a special meeting is an important corporate governance practice. Through this proposal, the Board intends to strike an appropriate balance between enhancing stockholder rights and protecting long-term interests of the Company and our stockholders by minimizing the risk of abuse by stockholders pursuing special interests.

The Board believes that special meetings should be extraordinary events, held only if a significant number of stockholders agree that a special meeting is necessary to discuss critical, time-sensitive issues. In consideration of this proposal, the Board considered the disruption that special meetings cause and the substantial costs they entail. Specifically, our Board members, management and employees must devote a significant amount of time and attention to preparing for a special meeting, which distracts them from their primary focus of managing our business for the long-term benefit of our stockholders. In addition, with each special meeting, we must incur significant expenses in order to prepare the disclosures required for such meeting, print and distribute materials, solicit proxies and tabulate votes. Moreover, a 25% threshold serves the best interests of the stockholders as a whole by avoiding the potential for abuse of the right by a small minority of the stockholders for self-interested actions.

Recommendation Only
Centene stockholders should be aware that this proposal is simply a request that the Board take the actions stated in the proposal. Approval of this proposal may not result in the requested action being taken by the Centene Board and, therefore, its approval would not in fact create a stockholder right to call for a special meeting. To create such a right, the Company’s stockholders must approve an actual amendment to the Amended and Restated Certificate of Incorporation.

If the Board’s Special Meeting Proposal is approved, the Board expects to include a proposal requesting stockholder approval for the amendment of the Amended and Restated Certificate of Incorporation to implement the Board’s Special Meeting Proposal in the proxy statement for the 2023 Annual Meeting. The stockholder right to call for a special meeting in the expected proposal may be subject to other conditions, to be determined by the Board.

Approval of the Board’s Special Meeting Proposal (this proposal) is not conditioned on approval or disapproval of the Stockholder Special Meeting Proposal (Proposal 6). Although the Board’s Special Meeting Proposal and the Stockholder Special Meeting Proposal concern the same subject matter, the
Centene Corporation 39

2022 NOTICE OF MEETING AND PROXY STATEMENT
PROPOSAL FIVE: BOARD PROPOSAL REGARDING STOCKHOLDER SPECIAL MEETING
terms of each proposal differ. The Board encourages you to read carefully the descriptions of each proposal, and the Board’s statement in opposition to the Stockholder Special Meeting Proposal. The Board is recommending a vote FOR the Board’s Special Meeting Proposal and AGAINST the Stockholder Special Meeting Proposal.

For the reasons described above, as well as below in our Board of Directors' Statement in Opposition to Proposal 6, the Board believes that the Board’s Special Meeting Proposal is more aligned with market practice and more appropriately balances the rights of stockholders with the long-term interests of the Company and our stockholders. In the event both the Board’s Special Meeting Proposal and the Stockholder Special Meeting Proposal are approved, the Board will take the voting results into consideration and will continue to engage with stockholders as part of the Board’s consideration of an amendment to the Amended and Restated Certificate of Incorporation to implement a special meeting right to be submitted to stockholders at the Company’s 2023 annual meeting.

The Board recommends that stockholders vote “FOR” the Board’s proposal regarding the stockholder right to call for a special stockholder meeting.
40 Centene Corporation

2022 NOTICE OF MEETING AND PROXY STATEMENT
PROPOSAL SIX: STOCKHOLDER PROPOSAL TO ALLOW FOR THE SHAREHOLDER RIGHT TO CALL FOR A SPECIAL SHAREHOLDER MEETING

Proposal Six: Stockholder Proposal for the Shareholder Right to Call for a Special Shareholder Meeting

In September 2021, the Company received correspondence from a stockholder, John Chevedden, beneficial owner of Centene common stock, regarding a proposal on the right of a stockholder to call for a special shareholder meeting as described below.

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, beneficial owner of at least $2,000 in market value, of Centene common stock as of January 4, 2021 and for the requisite period, intends to propose the following resolution at the annual meeting.

Stockholder Statement Regarding Proposal for the Shareholder Right to Call for a Special Shareholder Meeting

Proposal 6 - Shareholder Right to Call for a Special Shareholder Meeting

Shareholders ask our Board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

One of the main purposes of this proposal is to give shareholders the right to formally participate in calling for a special shareholder meeting regardless of their length of stock ownership to the fullest extent possible.

This proposal is more important to Centene shareholders because we do not have a right to act by written consent. Many companies provide for shareholder to have both the right to call a special shareholder meeting and a right to act by written consent — we have neither.

It is also important to have a shareholder right to call a special meeting to bring new ideas to management because Centene is free to not have an independent Board Chairman far into the future. An independent Board Chairman is an important means to bring new ideas to management and this is lacking at Centene.

It is also important to have a shareholder right to call a special meeting to be able to elect a new director. Mr. David Steward, who was on the management pay committee, received up to 60-times the negative votes of other Centene directors in 2021. Management pay was rejected by 37% of shares in 2021 when a 5% rejection is the norm.

Special meetings allow shareholders to vote on important matters, such as electing new directors with special expertise or independence that may be lacking in our current or future directors as was the case with the 3 new Exxon directors supported by the Engine No. 1 hedge fund in 2021.

Our management is best served by providing the means for 10% of shareholders, who have special expertise, to bring emerging opportunities or solutions to problems to the attention of management and all shareholders.

A reasonable shareholder right to call for a special shareholder meeting can make shareholder engagement meaningful. If management is insincere in its shareholder engagement, a right for shareholders to call for a special meeting can make management think twice about its insincerity.

It is important to remember that management can abruptly discontinue shareholder engagement if it fails to give mostly cheerleading support to management. A reasonable shareholder right to call for a special shareholder meeting will help curb such a management tendency.

Please vote yes:
Shareholder Right to Call for a Special Shareholder Meeting – Proposal 6
Centene Corporation 41

2022 NOTICE OF MEETING AND PROXY STATEMENT
PROPOSAL SIX: STOCKHOLDER PROPOSAL TO ALLOW FOR THE SHAREHOLDER RIGHT TO CALL FOR A SPECIAL SHAREHOLDER MEETING

Board of Directors' Statement in Opposition to Proposal Six

The Board has carefully considered this proposal and has concluded that its adoption is not in the best interests of the Company's stockholders. Accordingly, the Board unanimously recommends a vote AGAINST this proposal for the reasons outlined below.

As previously discussed, we are recommending that our stockholders approve Proposal 5, which requests that we implement a right for stockholders who hold, in the aggregate, at least 25% of our common stock, and satisfy certain other procedures and requirements, to request a special meeting of stockholders. We feel that a 25% ownership threshold strikes the appropriate balance between enhancing stockholder rights and protecting long-term interests of the Company and our stockholders and is consistent with market practice. As of January 19, 2022, approximately 53% of the companies included in the S&P 500 that provide a special meeting right have an ownership threshold of 25% or greater, while approximately 19% of the same companies have adopted a 10% ownership threshold.

The Board recognizes that some stockholders feel the right of stockholders to call a special meeting is an important corporate governance practice. However, a low threshold for qualifying ownership, like the one proposed, fails to serve the best interests of Centene’s stockholders as a whole and could cause the Company to incur substantial costs and distraction. The Board does not believe it is appropriate to enable stockholders of only 10% of our common stock, regardless of how long they have held their shares, to have an unlimited ability to call special meetings for any purpose and at any time. Specifically, the Board believes that the 10% level of required ownership called for in this proposal is unduly low and would likely result in disruption and the expense of a special meeting of stockholders to consider matters that have not garnered significant enough interest from other stockholders or that are not viewed by the Board as being in the best interest of all the stockholders. A failure to receive at least 25% support among stockholders to convene a special meeting is a strong indicator that the issue is unduly narrow and not deemed critical by a majority of our stockholders.

Moreover, allowing a small minority of our stockholders to call a special meeting could result in the Company expending a large amount of time and money preparing for such special meeting, even if a large majority of our stockholders is opposed to holding it. As previously discussed, convening a special meeting of stockholders imposes significant costs, both administrative and operational, and the Board feels that a 25% threshold reflects a balanced approach to enhancing stockholders rights, while minimizing the risk of wasting time and resources or abuse by stockholders pursuing special interests.

Finally, the Company’s existing corporate governance policies and practices demonstrate and promote our accountability to stockholders. Centene’s corporate governance policies and practices are continuously evolving, provide transparency, and provide numerous avenues for stockholders to voice their opinions. The Company’s key substantive stockholder rights and governance practices include:

•Active Stockholder Engagement: The Board is committed to maintaining a consistent engagement with stockholders to solicit feedback and inform Board-level discussion, as evidenced by our current stockholder engagement process.
•Majority-Independent Board: All but three of the Company’s 14 directors are independent, and the Audit, Compensation, and Nominating and Governance Committees are comprised exclusively of independent directors.
•Lead Independent Director: The Company has a strong, independent, clearly-defined Lead Independent Director role and the Lead Independent Director presides over executive sessions of the independent directors in connection with every Board meeting.
•Director Refreshment: Of our 11 independent directors, seven have been appointed to the Board in the last three years, including four that were appointed in the last year. Each of these directors brings significant leadership experience and a diversity of backgrounds, skills and experiences to the Board.
42 Centene Corporation

2022 NOTICE OF MEETING AND PROXY STATEMENT
PROPOSAL SIX: STOCKHOLDER PROPOSAL TO ALLOW FOR THE SHAREHOLDER RIGHT TO CALL FOR A SPECIAL SHAREHOLDER MEETING
•Majority Voting Standard: In uncontested elections, the Company has a majority voting standard.
•Proxy Access: Our proxy access right allows stockholders, or a group of up to 20 stockholders, holding 3% or more of our common stock for 3½ or more years to include director nominations in our proxy statement.
•No Supermajority Voting Provisions: Our Certificate of Incorporation and By-Laws do not contain provisions requiring more than a simple or absolute majority shareholder vote on any issue.
•Rigorous Stock Ownership Requirements: We maintain rigorous stock ownership requirements for our directors, executives and other members of senior management.
•No Stockholder Rights Plan: We do not maintain a stockholder rights plan.
Additionally, the Company is reinforcing its commitment to strong and effective corporate governance and responsiveness to stockholders by amending the Certificate of Incorporation to implement the annual election of directors after a transition period as described in Proposal 4 and recommending stockholders approve the Company’s alternative proposal regarding the right to call for a special meeting at a 25% threshold as described in Proposal 5.

Centene stockholders should be aware that this stockholder proposal is simply a request that the Board take the actions stated in the proposal. Approval of this proposal may not result in the requested action being taken by the Centene Board and, therefore, its approval would not in fact create a stockholder right to call for a special meeting. To create such a right, the Company’s stockholders must approve an actual amendment to the Certificate of Incorporation.

Approval of this proposal is not conditioned on approval or disapproval of the Board’s Special Meeting Proposal (Proposal 5).

The Board recommends that stockholders vote “AGAINST” the stockholder proposal regarding special meetings of stockholders.

Centene Corporation 43

2022 NOTICE OF MEETING AND PROXY STATEMENT
AUDIT COMMITTEE REPORT

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Company’s Board of Directors. The charter outlines the Audit Committee’s duties and responsibilities. The Audit Committee reviews the charter annually and works with the Board of Directors to amend the charter, as necessary, based on the Audit Committee’s evolving responsibilities. The Audit Committee charter is available on the Company’s website at investors.centene.com/corporate-governance.

The Audit Committee of the Company’s Board of Directors consists of six non-employee directors who are independent under the rules of the NYSE, the rules of the SEC and the Company's Standards for Director Independence. All of the Audit Committee members are considered Audit Committee Financial Experts as defined by the SEC and all are financially literate under the applicable NYSE rules. The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the qualifications and independence of the Company's independent auditor, and the performance of the Company's internal audit function and independent registered public accountant. Specifically, the Audit Committee has responsibility for providing independent, objective oversight of the accounting and financial reporting process of the Company. These responsibilities include:

•appointing, evaluating, and retaining the independent registered public accounting firm, which reports directly to the Audit Committee;
•reviewing and discussing with the auditing firm, and recommending that the Board include, the audited financial statements in the Company's Annual Report on Form 10-K;
•reviewing the Company's other financial disclosures; and
•assisting the Board in its oversight of the Company's internal control over financial reporting, disclosure controls and procedures, code of business ethics and conduct and the performance of the Company's internal audit function.

Management is responsible for the preparation of the Company's financial statements and the overall reporting process, for maintaining adequate internal control over financial reporting and, with the assistance of the Company's internal auditors, for assessing the effectiveness of the Company's internal control over financial reporting. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the PCAOB), expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles in the United States of America, and auditing management's assessment of the effectiveness of internal control over financial reporting. KPMG LLP has served as the Company's independent registered public accounting firm since 2005.

Management represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles and that there were no material weaknesses in its internal control over financial reporting. The Audit Committee met and held discussions with management and KPMG LLP to review and discuss the financial statements and the Company's internal control over financial reporting. The Audit Committee has also discussed with KPMG LLP the firm’s judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed by the applicable requirements of the PCAOB and the SEC. KPMG LLP also provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee has discussed with KPMG LLP their independence with respect to the Company, including a review of audit and non-audit fees and services and concluded that KPMG LLP is independent.

44 Centene Corporation

2022 NOTICE OF MEETING AND PROXY STATEMENT
AUDIT COMMITTEE REPORT

In fulfilling its oversight responsibilities for reviewing the services performed by KPMG LLP, the Audit Committee has the sole authority to select, evaluate and replace the outside auditors. The Audit Committee discusses the overall scope of the annual audit, the proposed audit fee, and annually evaluates the qualifications, performance and independence of KPMG LLP as independent registered public accountants and the performance of its lead audit partner. The Audit Committee meets regularly with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their respective examinations, the evaluation of the Company's internal control over financial reporting and the overall quality of the Company's accounting.

Based upon the review and discussions with the Company’s management and KPMG LLP referred to above, and its review of the representations and information provided by management and KPMG LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the Securities and Exchange Commission. The Audit Committee also reappointed KPMG LLP to serve as the Company’s independent registered public accounting firm for 2022.

AUDIT COMMITTEE

William L. Trubeck, Chair
Jessica L. Blume
Christopher J. Coughlin
Wayne S. DeVeydt
Frederick H. Eppinger
Theodore R. Samuels

Centene Corporation 45

2022 NOTICE OF MEETING AND PROXY STATEMENT
INFORMATION ABOUT EXECUTIVE COMPENSATION

Information About Executive Compensation

Compensation Committee Report

The Compensation Committee, comprised solely of independent directors, has reviewed and discussed the “Compensation Discussion and Analysis” with the Company's management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement on Schedule 14A and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

COMPENSATION COMMITTEE

Christopher J. Coughlin, Chair
Jessica L. Blume
Wayne S. DeVeydt
William L. Trubeck

46 Centene Corporation

2022 NOTICE OF MEETING AND PROXY STATEMENT
INFORMATION ABOUT EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This CD&A describes the principles, objectives, and compensation policies and arrangements of our executive compensation program which is generally applicable to each of our senior officers. This CD&A focuses primarily on our Chairman & CEO and the other executive officers included in the Summary Compensation Table, whom we collectively refer to in this proxy as our Named Executive Officers (NEOs). For 2021, our NEOs were:

•Michael F. Neidorff, Chairman and Chief Executive Officer
•Andrew L. Asher, Executive Vice President, Chief Financial Officer
•Christopher A. Koster, Executive Vice President, Secretary and General Counsel
•Brent D. Layton, President and Chief Operating Officer
•Sarah M. London, Vice Chairman
•Jeffrey A. Schwaneke, Former Executive Vice President, Chief Financial Officer
•Jesse N. Hunter, Former Executive Vice President, Mergers and Acquisitions & Chief Strategy Officer
Centene Corporation 47

2022 NOTICE OF MEETING AND PROXY STATEMENT
INFORMATION ABOUT EXECUTIVE COMPENSATION
The contents of this CD&A are organized as follows:

SECTION 1 - Executive Summary
SECTION 2 - Stockholder Engagement	●	Results of the April 2021 “Say-on-Pay” Vote
	●	Stockholder Outreach and Engagement Efforts
SECTION 3 - Compensation Philosophy	●	Overview of Compensation Best Practices
	●	Competitive Pay Philosophy
– Healthcare Industry Peer Group
– General Industry Group
	●	Benchmarking Methodology
SECTION 4 - 2021 Compensation Decisions and 2022 Compensation Targets	●	Alignment of Pay and Performance
	●	2021 NEO Compensation Overview
	●	Pay Mix
	●	Target Pay Review
	●	Base Salaries
	●	Annual Cash Incentive Plan
	●	Annual Cash Incentive Performance
	●	Long-Term Incentive Awards
	●	2019-2021 Performance-Based Restricted Stock Unit Award Results
	●	2019-2021 Cash Long-Term Incentive Plan Award Results
	●	Competitive Compensation in Connection with Succession Planning
	●	2022 Annual Cash Incentive
– Must Meet Adjusted EPS Objective (Funding of Bonus)
– Allocation of Bonus Payout for 2022
	●	2022-2024 Long-Term Incentives
	●	Comments about Performance Targets
	●	Other Benefits
SECTION 5 - Other Compensation Policies and Information	●	Stock Ownership Guidelines
	●	Hedging and Pledging Policies
	●	Risk Disclosure
	●	Employment Contracts, Termination of Employment Arrangements, Change in Control Arrangements, and Retirement Provisions
– CEO Employment Agreement
– Offer Letter Agreement - Andrew L. Asher
– Severance and Change in Control Agreements
– Separation Agreements
– Retirement Provisions
	●	Deductibility of Executive Compensation

48 Centene Corporation

2022 NOTICE OF MEETING AND PROXY STATEMENT
INFORMATION ABOUT EXECUTIVE COMPENSATION

SECTION 1 - Executive Summary

We are a leading multi-national healthcare enterprise that is committed to helping people live healthier lives. We take a local approach - with local brands and local teams - to provide fully integrated, high-quality, and cost-effective services to government sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. We also provide education and outreach programs to inform and assist members in accessing quality, appropriate healthcare services.

During 2021 and early 2022, the Company and Board of Directors took key steps in the leadership succession planning, including initiating a formal process of CEO selection in December 2021; made new key executive appointments; took significant refreshment actions on our Board of Directors and Board Committees as we welcomed five new, non-management Board members; and made key governance changes, including the implementation of a mandatory retirement age for our Board members and a commitment to an independent chairman by the end of 2022. In addition, we have included management proposals in this proxy statement regarding Board declassification and the right of stockholders to call a special stockholder meeting.

In addition to these important changes around leadership and governance, we announced the establishment of our Value Creation Plan focused on increased stockholder value through actions including cost reduction initiatives, gross margin expansion through bid discipline and cost management, and portfolio optimization and strategic capital allocation. We took action on the plan in the fourth quarter through our divestiture of USMM and a $200 million share repurchase. During 2021, our stock price increased 37%.

In January 2022, we acquired all of the issued and outstanding shares of Magellan Health for $95.00 per share in cash for approximately $2.6 billion. The Magellan Health acquisition enables us to provide whole-health, integrated healthcare solutions to deliver better health outcomes at lower costs for complex, high-cost populations.

The Company delivered solid financial performance in 2021 as outlined below.
•Total revenues of $126.0 billion, an increase of 13% over 2020.
•Diluted EPS of $2.28, a decrease of 27% over 2020 due to acquisition related costs and our legal settlement reserve related to services provided by our pharmacy benefits manager subsidiary.
•Adjusted Diluted EPS of $5.15, an increase of 3% over 2020.
•Operating cash flows of $4.2 billion.
•Stock price appreciation of 37%.

Overall, our three-year Compound Annual Growth Rates (CAGR) have been:
•Total revenues of 28%;
•Diluted EPS of 0% and Adjusted Diluted EPS of 13%;
•Net earnings attributable to Centene Corporation of 14%;
•Adjusted EBITDA of 31%;
•Cash flow from operations of 50%; and
•Stock price of 13%.
Centene Corporation 49

2022 NOTICE OF MEETING AND PROXY STATEMENT
INFORMATION ABOUT EXECUTIVE COMPENSATION
Refer to Appendix A for reconciliations of non-GAAP measures included throughout this proxy statement.

SECTION 2 - Stockholder Engagement

Results of the April 2021 “Say-on-Pay” Vote

The Compensation Committee monitors the results of the annual advisory “say-on-pay” proposal and considers such results as one of many factors in connection with the discharge of its responsibilities. Although our 2021 say-on-pay vote was approved by our stockholders with approximately 63% of stockholders voting in support, it was below what the Board and management consider satisfactory.

We actively seek input from stockholders on compensation and governance matters and are always open to new ideas. As discussed below, during 2021, we extended meeting invitations to 40 stockholders (representing approximately 73% of our outstanding shares) and ultimately management met with 17 stockholders (representing approximately 54% of our outstanding shares). Stockholders expressed a wide variety of views about executive compensation as well as other recommendations.

Stockholder Outreach and Engagement Efforts

Regular outreach and engagement with our stockholders is a fundamental part of our Company’s success. Over the past several years, we have significantly expanded our governance-focused engagement program to better understand the issues that are important to our stockholders and incorporate feedback into the Board’s decision-making process. Members of our management team and Board regularly meet with stockholders to gather their perspectives on key topics including our performance and strategy, corporate governance, management succession planning, executive compensation, human capital management and corporate responsibility.

Beyond our governance-focused engagement, our investor relations team and members of our senior management team regularly communicate with investors in connection with quarterly earnings calls, investor and industry conferences, analyst meetings and individual discussions with stockholders.

As described in the diagram below, we report stockholder feedback regularly to our Board, which in turn uses this feedback to evaluate any changes to the Company’s practices year-round.

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Our Year-Round Stockholder Engagement Process

Following our 2021 Annual Meeting, the Board of Directors was disappointed by the lower than expected support for the advisory say-on-pay proposal. While we have always been focused on hearing our investors’ perspectives and making any necessary enhancements to our practices, in response to the low support level, our management team and the Board undertook an extensive outreach effort to understand how we can best address our stockholders’ concerns. While executive compensation remained a key topic of focus in our conversations, other topics discussed included succession planning initiatives, our Board composition and refreshment, key corporate governance-related matters, and corporate and social responsibility achievements. Our directors, including Jessica Blume, James Dallas, Richard Gephardt and William Trubeck participated in a number of these engagements.

Following these conversations and the valuable feedback received from our investors, our Board and management team continued to undertake several initiatives to demonstrate responsiveness to investor feedback. The key actions taken can be found below on page 52.

Who We Engaged With Since our 2021 Annual Meeting

We report stockholder feedback to our Board on a regular basis throughout the year. The table below highlights how we responded to stockholder feedback in several areas.

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Stockholder Feedback Topic	Our Board responded with the following actions:
Compensation
Disclosure of Short- and Long-Term Incentive Program Structure
We have continued to enhance disclosure regarding the design and structure of our incentive programs, including disclosing details of the current year program for the first time, including providing additional disclosure of our targets, the target-setting process and the rigor of goals.

Alignment of Executive Compensation with Long-Term Strategy
Beginning with our 2022-2024 performance-based RSUs and Cash LTIP, we have moved away from the use of pre-tax margin and revenue metrics and introduced Adjusted Net Earnings Margin percentage and Adjusted Diluted EPS metrics to better align management incentives with the margin expansion strategy of the Company.

Continue to Set Challenging Targets	We have continued to set targets rigorously, establishing goals that not only exceed prior year target levels but materially exceed prior year actual results as well.
Pay For Performance Alignment	For the 2019-2021 Cash LTIP performance cycle, the Company did not meet our objectives for our relative Total Shareholder Return (TSR) metric. As a result, we did not provide a payout for the TSR performance metric of the Cash LTIP incentive, illustrating the strong connection between executive pay and performance.

Beginning in 2022, we introduced an additional stock-price aligned component to our executive compensation program through the introduction of performance-based stock options. The stock options vest only if the stock price reaches a targeted level of $100/share (+22% premium to our stock price on December 14, 2021) which aligns stockholder value creation with executive compensation. As with the Cash LTIP and PSUs, the performance-based stock options also provide additional retention as these instruments have a three year cliff based vesting from the time of grant.

A core objective of our executive compensation program is to design and implement performance metrics that challenge our executives to meet and exceed business goals that deliver sustained performance. The performance metrics that we used for the 2021 Annual Cash Incentive are the same adjusted (non-GAAP) financial measures that we use for planning and evaluating our performance and present externally in our earnings materials and SEC reports. We also believe that these adjusted metrics are the same metrics our investors generally use to measure our performance. The Board can exercise negative discretion if they believe that doing so will result in a more appropriate level of compensation for any reason.
Succession Planning
Transparency around Management Succession Planning
We have substantially increased the transparency of our succession planning initiatives across senior management, including the CEO, through increased disclosures of our process and enhanced organization leadership with the establishment of the Office of the Chairman and CEO.

Access to Senior Management Members	Over the course of 2021, our full senior management team participated in a number of investor conferences and calls, often leading the dialogue with our stockholders.
Board Composition
Board Refreshment
We have substantially refreshed our Board within the last year as six new directors joined the Board, three directors retired on January 5, 2022, and three additional directors are expected to retire prior to or at our 2023 annual meeting. Additionally, we implemented a mandatory Board retirement age of 75 for new directors.

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Committee Refreshment and Chair Rotation
Since November, we have added progressive leadership perspectives to our committees, rotating the Chairs of our Nominating and Governance Committee, our Audit Committee and our Compensation Committee. Additionally, our Compensation Committee has completely refreshed its members over the course of the last year. In addition, our Board has established a targeted period of seven years as a maximum tenure of a Committee Chairman.

Board Diversity	Over the past year, we have added two additional female members to our Board, increasing our overall board ethnic and gender diversity to 43%.
Board Leadership	We have strengthened the duties of our Lead Independent Director to include presiding at meetings of the Board at which the Chairman is not present, serving as a liaison between Chairman and the independent Directors and previewing information provided to the Board. In addition, the Company has committed to appointing an Independent Chairman by the end of 2022.
Governance Practices
Remove Restrictive Stockholder Provisions	We eliminated the supermajority vote requirement and are proposing an amendment to our Amended and Restated Certificate of Incorporation to declassify the Board of Directors.
Enhance Stockholder Rights	Our Board is proposing to allow stockholders who own at least 25% of the company’s outstanding shares of common stock, and satisfy certain other procedures and requirements, the ability to require the company to call a special meeting of stockholders.
Environmental, Social, Health and Governance (ESHG)
Enhanced Disclosure and Reporting	In an effort to further enhance our sustainability practices, we published disclosures aligned with the Sustainability Accounting Standards Board (SASB) as well as the Task Force on Climate-related Financial Disclosures (TCFD).
Diversity and Inclusion Reporting	We have enhanced our workforce diversity disclosure by publishing our EEO-1 data in our annual Diversity & Inclusion Report.

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SECTION 3 - Compensation Philosophy

The following principles guide the Company's compensation philosophy:
•Pay for Performance - Our overall compensation philosophy is to pay for performance. Executive compensation is directly linked to performance and the achievement of both Company and individual goals. Superior performance and the achievement of goals results in higher compensation.
•Create Long-Term Stockholder Value - Performance-based and service-based stock, performance-based stock options, and cash awards with meaningful retention requirements are used to encourage sustained stockholder value creation.
•Foster a Culture of Risk Management and Compliance - A portion of NEO compensation is based on meeting individual goals that align with our corporate mission statement and promote a culture of compliance with rules, regulations and the Company's vision and values and rewarding those who mitigate business risks.
•Attract and Retain Top Executive Talent - We offer competitive pay to attract, motivate and retain industry executives with the skills and experience to drive superior long-term Company performance in a high growth company.
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Overview of Compensation Best Practices

The Compensation Committee establishes and administers the executive compensation philosophy and program and assists the Board of Directors in the development and oversight of all aspects of executive compensation. Presented in the table below are highlights of our compensation practices:

What We Do

✓	Pay for Performance A significant portion of our NEOs' compensation is tied to performance with clearly articulated financial and performance goals.	✓	Annual Compensation Risk Assessment We regularly analyze risks related to our compensation program and we conduct broad risk assessments.

✓
Competitive Compensation Each component of the NEOs' annual total direct compensation is generally targeted around the 50th percentile for the General Industry peer group. Cash compensation generally approximates median while long-term incentives can bring total compensation above the 50th percentile of the General Industry peer group.
✓
Stock Ownership Requirements We maintain rigorous stock ownership requirements for our directors, executives and other members of senior management. Our CEO’s requirement is 5x annual base pay; other NEOs’ requirements are 2.5x annual base pay.

✓	Long-Term Incentive Awards reward continuous performance on multiple metrics and vest at the end of three-year period.	✓	Clawbacks We can recover performance-based cash and equity incentive compensation paid to executives in various circumstances.

✓	Formula Based Annual Incentive Plan Awards under the Annual Cash Incentive plan are formula based.	✓	Independent Compensation Consultant The Compensation Committee retains an independent compensation consultant to advise the committee on executive compensation matters.

✓	Tally Sheets Tally sheets and wealth accumulation analyses for each NEO are reviewed annually before making compensation decisions.

What We Don't Do

X
Excessive Risk-Taking in Our Compensation Programs The long-term incentive plans use multiple performance measures, capped payouts and other features intended to minimize the incentive to take overly risky actions.
		X	No Hedging or Pledging Directors and executives are prohibited from hedging, pledging or engaging in any derivatives trading with respect to Company stock.

X	No Tax Gross-ups There are no tax “gross-ups” for perquisites or excise tax gross-ups in the event of a change of control related termination.	X
No Backdating or Repricing of Stock Options Stock options are never backdated or issued with below-market exercise prices. Repricing of stock options without stockholder approval is expressly prohibited.

X	No Single-Trigger Employment Agreements Any cash payments in executive employment agreements are subject to a "double-trigger" change in control condition.	X	No Single-Trigger Stock Grants Beginning with our December 2020 grants, equity compensation awards are subject to a "double-trigger" change in control condition.
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Competitive Pay Philosophy
Centene must leverage its compensation and benefit programs to attract the best talent to compete and achieve aggressive operating objectives. Therefore, Centene views both private equity firms and competitors with larger market capitalization as significant competition for talent. Centene also recognizes that our Company is a source for these firms and competitors to recruit talent if the appropriate compensation programs are not in place at Centene.

For the components of target total compensation, the Compensation Committee's competitive objectives are for:
•base salaries to approximate the 50th percentile of similarly-sized organizations, based on revenues. The 50th percentile will be targeted in most instances; however, up to the 75th percentile or higher may be considered when retaining key employees and recruiting talent from significantly larger companies and private equity firms or when the experience of the executive dictates a higher base salary;
•annual bonus targets to approximate the 50th percentile of similarly-sized organizations; and
•long-term incentive targets to approximate the 50th percentile of similarly-sized organizations.

The goal of these objectives is that based on individual performance, actual total compensation will fall at the 50th percentile of total market based compensation for the general industry (GI) peer group for expected performance and between the 50th and 75th percentile based on extraordinary performance. Exceptions are sometimes made when an individual's experience and impact warrant it, as is the case for our Chairman & CEO and in 2021 with our newly appointed Vice Chairman and our President and COO.

In order to achieve these objectives, the Compensation Committee establishes target, market-based total compensation levels (e.g., base salary, annual bonus target and long-term incentives) from market data from two different peer groups.

A. Healthcare Industry Peer Group
Using the Standard and Poor's Global Industry Classification System (GICS) codes and other relevant industry parameters, Exequity, LLP analyzed the managed care industry and determined there are four key segments in the industry:
•Managed Healthcare Companies;
•Healthcare Services;
•Healthcare Distributors; and
•Healthcare Facilities.
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Based on further review by Exequity, LLP, the following companies were included in the Company's Healthcare Industry Managed Care Peer Group for use in determining compensation for NEOs in 2021:

MANAGED HEALTH CARE	HEALTHCARE SERVICES
Direct Competitors	CVS Health Corporation
Anthem, Inc.
Cigna Corporation
Humana, Inc.	HEALTHCARE DISTRIBUTORS
Molina Healthcare, Inc.	AmerisourceBergen Corporation
UnitedHealth Group, Inc.	Cardinal Health, Inc.
McKesson Corporation

HEALTHCARE FACILITIES
HCA Healthcare, Inc.

B. General Industry Group
Since there is a market for executive talent both within and outside our industry, we also benchmark against the general industry. Therefore, the market data the Compensation Committee utilizes includes not only the managed healthcare industry peer group of 10 companies, but also a general industry peer group of approximately 400 companies derived from the Willis Towers Watson's Compensation Database.

Benchmarking Methodology
The Compensation Committee engaged Exequity, LLP, to gather, analyze and summarize the market data from the Willis Towers Watson Executive Compensation Database for the CEO and the other NEOs.

For this analysis, which is utilized in determining December equity grant awards and compensation for the forthcoming year, including base salaries, annual cash incentive targets and cash LTIP targets, we size adjust the general industry peer data to be in line with our forecasted revenues for the upcoming year.

All elements of compensation are valued and reviewed in evaluating the relative competitiveness of our compensation practices against both market data and the Compensation Committee's competitive objectives. In addition, the Compensation Committee annually reviews a tally sheet for each NEO, which includes the current value of all outstanding equity-based awards, benefits and perquisites. The Compensation Committee uses the tally sheets to analyze each NEO's base salary, annual incentive target and long-term incentive opportunity in relation to the market and each component of compensation as a percentage of total compensation to determine if there is any risk of retention of key executives.

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SECTION 4 - 2021 Compensation Decisions and 2022 Compensation Targets

Alignment of Pay and Performance

In 2021, the Company delivered revenue and adjusted EPS growth, which was key to our strategy to promote long-term stockholder value in a competitive business environment. Our revenues increased 13% over 2020, with a 28% three-year compound annual growth rate, and our stock price grew by 37% during 2021. With the announcement of our Value Creation Office in June 2021, our 2022 compensation targets have been aligned to reflect the new goal of margin expansion. Our NEOs' total incentive compensation opportunities now are contingent on their ability to achieve profitable growth and improve margins that will provide a basis for increasing sustainable long-term value for our stockholders. When reviewing the NEOs' compensation with our independent executive compensation consultant, the Compensation Committee considered these new objectives in conjunction with our executive compensation program in continuing to recognize our pay for performance through the following three primary components:

Base Pay	+	Cash Awards Under Our Annual Incentive Plan	+	Long-Term Incentives
Performance-Based RSUs Time-Based RSUs Performance-Based Stock Options Cash LTIP

We are a multi-national healthcare leader with over $125 billion in revenue, ranking No. 24 on the FORTUNE® 500 list, and again named to FORTUNE magazine's 2022 list of World's Most Admired Companies for the fourth consecutive year. In addition, the Company's 2021 performance included the successful closing of the Magellan Health acquisition in early January 2022. The Company also took the opportunity to reduce its G&A burden on the company by leveraging our size and scale through strategic restructuring of our operating models resulting in run rate savings and reinvesting in strategic capabilities in an effort to position Centene for success through innovation. In addition, the creation of the Value Creation Office in June 2021 is intended to shift the enterprise focus to a profitable growth strategy that emphasizes operational efficiencies and strategic alignment of all assets. Through all of these challenges and during the pandemic, we continued to support our 26 million members, our providers and our employees.

The Board of Directors acknowledged this success and the importance of our CEO's leadership as he led the Company in focusing on advancing initiatives across the enterprise to deliver on the new value creation goals and the 2022 operation objectives. The Board of Directors also recognized his 25 years of tenure in which he has fostered sustained high growth and strong profitability. The Compensation Committee, together with our independent executive compensation consultant, analyzed our CEO's total historical compensation. Based on their review, they determined that total compensation in 2021 continues to mirror the overall growth in Revenues, our Total Shareholder Return (TSR), and Adjusted Diluted EPS over the last five years.
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Our CEO's total compensation alignment with these metrics is illustrated in the following graphs:

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Diluted EPS/Adjusted Diluted EPS and CEO Total Compensation

$5.15
$5.00
$4.42
$3.54
$3.14
$3.12
$2.52
$2.26
$2.28
$2.34
$24.8
$25.5
$25.9
$24.4
$20.2
2017
2018
2019
2020
2021
CEO Total Compensation (excluding All Other Compensation), $ in millions
Diluted EPS, includes acquisition related expenses
Adjusted Diluted EPS

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2021 NEO Compensation Overview

The following is an overview of our 2021 executive compensation program. Our executive compensation plans are designed to attract and retain key executives integral to the Company's success and long term value proposition. In addition, compensation is centered on long-term incentives and variable performance-based compensation designed to align our executives' pay with the Company's long-term objectives and value brought to our stockholders.

Annual Incentive Plan
Performance Measure	% Weight
Adjusted Diluted EPS Target	35%
General and Administrative Expense Management	15%
Business Unit Goals / Individual Performance Objectives	50%

Bonus pool is not funded unless the Adjusted EPS objective is achieved.

Long-Term Incentive Plans (2019-2021)
Three-Year Performance-Based RSUs (60% of equity)	Service-Based RSUs (40% of equity)
Pre-tax Margin (60%)	Ratable vesting over three-year period
Compound Annual Revenue Growth (40%)
Three-Year Cash LTIP
Three-year Relative TSR vs. HCI Peer Group (50%)	Pre-tax Margin (30%)	Compound Annual Revenue Growth (20%)
Increased pre-tax margin target for 2021-2023 Cash LTIP and PSUs. New goal was established at a higher level of difficulty over the prior target and the actual level of achievement during the 2018-2020 performance cycle.

Aggressive and rigorous goals require strong performance to earn target payout and extraordinary performance to earn maximum payout.

Pay Mix

Our pay for performance philosophy can be further depicted by the following graph, which represents our total compensation mix. This pay mix exemplifies that the fixed amount of compensation is only 9% for our CEO and, on average, 9% for all NEOs, resulting in approximately 91% of pay being variable for all NEOS. The graph below illustrates the 2021 values contained in the Summary Compensation Table as percentages of total compensation. The values in the “All Other Compensation” column of the Summary Compensation Table have been excluded from this illustration. Compensation percentages for our NEOs that are former officers are footnoted in the table below.
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Due to the separation agreements with Mr. Hunter and Mr. Schwaneke, a significant portion of their pay was included in the All Other Compensation of the Summary Compensation Table. Components of their pay are outlined below:
•Mr. Hunter: 7% Base Salary, 0% Annual Incentive, 74% Long Term Incentive and 19% All Other Compensation
•Mr. Schwaneke: 15% Base Salary, 0% Annual Incentive, 0% Long Term Incentive and 85% All Other Compensation

Target Pay Review

Consistent with our compensation philosophy, the Compensation Committee reviewed the target compensation and respective market data of two groups: general industry (GI) and our healthcare industry peer group (HCI). The review of the data indicated that Mr. Neidorff's total target 2021 compensation was the highest of the HCI peer group and above the 50th percentile of the general industry. However, the Compensation Committee noted that the majority of his total target was based in long term incentives and his annual salary was approximately at the 50th percentile and believed that his total compensation target was appropriate for an experienced, seasoned leader who continues to drive high levels of performance for our stakeholders. In determining his compensation, the Compensation Committee also recognized Mr. Neidorff's 25 years of experience as our CEO; his ability to grow the revenues of Centene during his tenure from approximately $300 million in 2001 at the Company's initial public offering, to over $125 billion in 2021; and, his execution of transforming the healthcare landscape in the United States.

The following highlights our 2021 financial results:
•three-year compounded revenue growth of 28%;
•shareholder return of 43% on investment from 2019-2021;
•met our Adjusted Diluted EPS target of $5.15;
•formed our Value Creation Plan, which encompasses SG&A savings, gross margin improvement, and strategic capital allocation;
•successfully executed a share repurchase and completed the divestiture of our majority interest in USMM as part of the associated portfolio optimization in connection with our plan; and,
•positioned the Company to provide whole-health, integrated healthcare solutions resulting from the acquisition of Magellan Health which was announced in 2021 and closed in January 2022.

The HCI peer group and GI peer group are discussed in further detail under Section 3 of the CD&A under the headings "Healthcare Industry Peer Group" and "General Industry Group," respectively.

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A similar analysis of peer data sets is performed on the other NEOs' compensation. The Compensation Committee and Chairman and CEO reviews the performance of each individual and aligns compensation based on this analysis.

Base Salaries
In December 2021, the Compensation Committee evaluated the 2022 base salaries of our NEOs and took into account the Company's 2021 estimated revenue of approximately $125 billion. In 2021, our NEOs' base salaries were compared to competitive market data and the Compensation Committee believed that selective increases in base salaries were only required for the Secretary and General Counsel to reflect his promotion to Executive Vice President. Adjustments to base salaries for Mr. Asher, Mr. Layton, and Ms. London were made in connection with their promotions during 2021 and therefore no further salary adjustments were made for 2022.

The NEOs were paid competitive base salaries determined by the evaluation of multiple factors: business results for the prior year, individual performance, and the market value for each specific job. Since Centene is a pay for performance company, only 9% of the CEO’s compensation is comprised of base salary and, on average, only 9% of the other NEOs' compensation is comprised of base salary.

While reviewing market data to determine appropriate annual base salaries, the Compensation Committee also considers:
•the CEO's compensation recommendations for all other NEOs;
•the scope of responsibility, experience, time in position and individual performance of each officer, including the CEO;
•each executive's leadership performance and potential to enhance long-term stockholder value; and,
•internal equity.

Annual Cash Incentive Plan
Based on a review of industry data, as discussed in Section 3 - Compensation Philosophy, the Compensation Committee approved an annual cash incentive plan target opportunity in 2021 of 150% of base salary for the CEO, Vice Chairman, and President. For other NEOs, the Compensation Committee approved an annual cash incentive plan target opportunity in 2021 of 100% of base salary. The Compensation Committee rewards NEOs with an annual cash incentive bonus if the Company achieves its Adjusted Diluted EPS objective.

The Adjusted Diluted EPS objective is established during our annual business planning process. The Compensation Committee approved a target level of performance for each administrative, operating, health plan and subsidiary company that represents a meaningful improvement above our 2020 performance. Our annual business plan is developed each year based on a pay for performance approach with rigorous performance metrics that the Compensation Committee believes are challenging but attainable for our short-term and long-term incentive programs. In addition, the performance metrics align closely with our business environment and incorporate initiatives and investments during the year that will extend beyond near-term benefits and will also support favorable longer-term impact on our business.

While the Company continues to execute on a rigorous growth strategy, the Compensation Committee continues to set metrics that reflect a continued focus on increased profitability. As illustrated below, based upon the approved Adjusted Diluted EPS metrics, the Compensation Committee had increased these profitability targets for 2021.

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	Threshold	Target	Maximum	Actual Results
% of Target	50%	100%	200%
2021	$5.00	$5.15	$5.40	$5.15
2020	$4.64	$4.74	$4.90	$5.00

The Compensation Committee assessed how each NEO contributed to achieving this Adjusted Diluted EPS objective and other pre-determined objectives approved by the Compensation Committee at the beginning of the year. For NEOs, the Compensation Committee determined that 35% of the 2021 annual bonus payout would be based on reaching specific adjusted EPS targets and 15% would be based on general and administrative expense management. In addition, the Compensation Committee also determined that at least 50% of an NEO's target award would be aligned with individual performance objectives based on the following factors:
•Leadership
•Diversified Growth
•Financial Discipline
•Operational Excellence
•Quality

The Compensation Committee then followed a two-step process to determine the bonus earned for 2021:

1.Achievement of EPS Objective. The Company's 2021 Adjusted Diluted EPS was $5.15.

2.Evaluation of General and Administrative Expenses. The Compensation Committee assessed the management of general and administrative expenses against the Company's annual business plan.

3.Evaluation of Individual Performance. Based on input from management, the Compensation Committee assessed each NEO's individual performance against pre-determined goals and overall determined that goals of the NEOs were met at target. A summary of each NEO's individual performance, along with their total 2021 Annual Cash Incentive follows.

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Annual Cash Incentive Performance

Name	Individual Performance	2021 Annual Cash Incentive Paid ($)	% of Target Paid
Michael F. Neidorff
•Drove revenues to over $125 billion, an increase of 13% over prior year and met rigorous financial targets.
•Led the Company through the announcement and approval of the Magellan Health acquisition, which closed in early 2022.
•Has led the Company in continuous improvement of our people priorities. In 2021, the Company was named to the Bloomberg Gender Equality Index, Human Rights Campaign Corporate Equality Index Best Places to Work for LGBTQ Equity, and FORTUNE World's Most Admired Companies.
•Although the Adjusted Diluted EPS goal was achieved at target level performance, the Board took into consideration the impact of the pharmacy benefits manager settlement by applying negative discretion and attributing zero performance payout for the Adjusted Diluted EPS portion of the award resulting in an overall bonus payout of 35% below target.
		$1,755,000	65%
Andrew L. Asher	•Successfully met consolidated financial performance targets for 2021, including Total Revenues, Adjusted Diluted EPS of $5.15, and reduced SG&A rate in excess of aggressive plan. •Delivered on integration synergy targets ahead of schedule and operating model changes. •Successfully completed several refinancing arrangements, resulting in lower interest rate and debt expense, leading to significant annual savings.	$916,298	100%
Christopher A. Koster	•Significantly enhanced regulatory engagement process, laying the foundation for the future efforts. •Skillfully led regulatory approval process in support of the acquisition of Magellan Health. •Responsively streamlined use of external law firms, reducing costs, consolidating expertise and tailoring internal legal department structure to better serve the legal and consultative needs of the enterprise.	$404,423	100%
Brent D. Layton	•Successfully led operations for Centene in his new role as President and Chief Operating Officer, overseeing the performance of each of our key product lines. •Led the creation of new initiatives focused on enhancing the member and provider experience and achieved key operational goals around claims payments and member enrollments. •Developed a concerted approach for addressing medical cost reductions for Medicaid, delivering gross margin improvement. Completed initiatives to grow Medicare membership.	$1,510,818	100%
Sarah M. London	•As Vice Chairman, strategically led the Company by establishing the Value Creation Office placing the Company in a position to deliver significant run rate savings. •Executed on portfolio optimization in our Health Care Enterprises business line with the divestiture of our majority interest in USMM. Proceeds were used to repurchase $200 million of our common stock. •Significantly advanced the Company’s telehealth operating model across the utilization management platform and digitization efforts to streamline and enhance clinical and administrative outcomes.	$1,467,693	100%

Long-Term Incentive Awards
The Compensation Committee granted long-term incentives to our NEOs in December 2021 based on a review of industry data, as follows:
•Performance-based Restricted Stock Units (PSUs) (45% of shares granted) - The target metrics for the 2022-2024 performance period are 2024 Adjusted Diluted EPS of a target of $7.62 (70% weight) and Adjusted Net Earnings Margin of 3.30% by 2024 (30% weight). Threshold, target
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and maximum metric achievement will result in 50%, 100% or 200% attainment of each metric, respectively. If earned, PSUs will vest in February 2025.
•Performance-based Stock Options (15% of shares granted) - Stock options with a performance condition requiring stock price appreciation to $100 per share (+22% premium) with minimum vesting of three years.
•Service-based Restricted Stock Units (RSUs) (40% of shares granted) - One-third vest annually based on continued service with the Company.

•Cash Long-Term Incentive Plan (Cash LTIP) - The target metrics for the 2022-2024 performance period are 2024 Adjusted Diluted EPS of $7.62 (35% weight) and Adjusted Net Earnings Margin of 3.30% by 2024 (15% weight), as well as a relative Total Shareholder Return objective (50% weight). Threshold, target and maximum metric achievement will result in 50%, 100% or 200% attainment of the metric respectively, while the threshold level of achievement for the Total Shareholder Return metric will be set at the 25% attainment level.

We introduced performance-based stock options in 2021 in our efforts to more closely align our compensation structures with stockholder interests. The Compensation Committee strongly believes that performance-based stock options encourage retention through the vesting period and incentivize stock price performance as the options only have value to the extent our stock increases.

In line with the Value Creation Plan, the Compensation Committee has adopted these enhanced performance metrics for the PSUs and Cash LTIP (2024 Adjusted Diluted EPS of $7.62 and Adjusted Net Earnings Margin of 3.30% by 2024) while maintaining the goal of relative TSR for the Cash LTIP to align management's compensation with stockholder interests. The Compensation Committee has the discretion to evaluate the metrics on an "as adjusted" basis to align the Company's performance in a manner that is consistent with how we believe investors evaluate our financial results.

2019-2021 Performance-Based Restricted Stock Unit Award Results

In December 2018, the Compensation Committee established the following metrics, targets and weights for the 2019-2021 PSUs. The Company met or exceeded both targets as shown below with a total percentage earned at 149.6% of the target:

	Metric Criteria			Weight	2019-2021 Actual	Metric Payout of Target	Weighted Payout
	Threshold	Target	Maximum
Pre-tax Margin (As Adjusted)	2.75%	3.25%	4.00%	60%	3.37%	116%	69.6%
Compound Annual Revenue Growth Rate	7.5%	10.0%	15.0%	40%	24.3%	200%	80.0%
				100%			149.6%

The number of shares earned by each NEO at 149.6% are reflected in the table below:

Name	Target	Vested Shares
Michael F. Neidorff	153,580	229,756
Andrew Asher [1]	—	—
Christopher A. Koster	12,000	17,952
Brent Layton	30,000	44,880
Sarah M. London [1]	—	—
Jesse N. Hunter	27,500	41,140
Jeffery Schwaneke [2]	—	—
1 Mr. Asher and Ms. London were not eligible to receive an award for this performance cycle as they did not join the Company until 2020.
2 Mr. Schwaneke forfeited this award upon his separation from the Company.
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2019-2021 Cash Long-Term Incentive Plan Award Results

In December 2018, the Compensation Committee established the following metrics, targets and weights for the 2019-2021 Cash LTIP. The Company exceeded targets for both Pre-tax Margin (As Adjusted) and Compound Annual Revenue Growth, but was below the threshold for Relative Total Shareholder Return as shown below, resulting in a total percentage earned at 74.8% of the target:

	Metric Criteria			Weight	2019 - 2021 Actual	Metric Payout of Target	Weighted Payout
	Threshold	Target	Maximum
Pre-tax Margin (As Adjusted)	2.75%	3.25%	4.00%	30%	3.37%	116.0%	34.8%
Compound Annual Revenue Growth Rate	7.5%	10.0%	15.0%	20%	24.3%	200.0%	40.0%
HCI Peer Group Relative Total Shareholder Return Percentile Rank	25th	50th	90th	50%	18th	—%	—%
				100%			74.8%

The amounts earned by each NEO at 74.8% are reflected in the table below:

Name	Target ($)	Payout ($)
Michael F. Neidorff	$2,250,000	$1,683,000
Andrew L. Asher [1]	—	—
Christopher A. Koster	525,000	392,700
Brent D. Layton	600,000	448,800
Sarah M. London [1]	—	—
Jesse N. Hunter	664,583	497,108
Jeffrey A. Schwaneke [2]	—	—
1 Mr. Asher and Ms. London did not have a payout as they were not with the Company at the time of grant for this performance cycle.
2 Mr. Schwaneke did not have a payout due to his separation from the Company.

Competitive Compensation in Connection with Succession Planning

In 2021, the Compensation Committee approved the grant of additional awards to recognize the achievements and promotions of our NEOs as well as to incentivize retention during our leadership succession plan. We face increased competition for key talent in our industry, including key executive talent, and retention during our CEO succession process is instrumental to the continued success of the Company. These awards were given primarily given in the form of RSUs and are not part of our NEOs’ regular annual compensation. In most cases, these awards will not be awarded on a recurring basis. In approving these awards, the Compensation Committee considered the following factors for each of our NEOs:

Sarah London, Vice Chairman, Centene Board of Directors
•Ms. London has played a critical role at the Company in helping to resolve critical operational issues, leading the financial direction changes that resulted in our new Value Creation Strategy as well as the Company's successful investor day.
•In light of her recent promotion, Ms. London has taken on a number of additional responsibilities integral to the success of the Company including:
◦Serving on the Company’s Board of Directors.
◦Overseeing the Company’s Health Care Enterprises and Envolve divisions, technology, corporate strategy, quality operations, business digitization, internal audit, compliance and enterprise risk management.
•Given the foregoing circumstances, the Compensation Committee approved succession planning and promotion cash and stock awards for Ms. London. The September stock award is subject to a three-year cliff vest, which further emphasizes its connection to retaining key talent.
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Brent Layton, President and Chief Operating Officer
•Mr. Layton has been a vital employee to the Company, working for Centene for over 20 years, leading the development, implementation and growth of Centene health plans, playing an instrumental role in product design and growth, and overseeing strategic international capabilities.
•In light of his recent promotion, Mr. Layton’s enhanced role better positions the Company for accelerated growth and operational expertise, as he has taken on a number of additional responsibilities integral to the success of the company including: overseeing a number of strategic areas of the business including Health Plans, Products, Business Operations, Population Health and Clinical Operations, Marketing, Health Plan Medical, International and Business Development.
•Given the foregoing circumstances, the Compensation Committee approved succession planning and promotion stock awards for Mr. Layton. The September stock award is subject to a three-year cliff vest, which further emphasizes its connection to retaining key talent.

Andrew Asher, Executive Vice President, Chief Financial Officer
•Mr. Asher has played a critical role in assisting with financial direction changes that resulted in our new Value Creation Strategy as well as the Company's successful investor day.
•In light of Mr. Asher's promotion to Chief Financial Officer, he has taken on a number of additional responsibilities integral to the success of the company including: overseeing Centene's accounting, treasury, tax, actuarial services, health economics, enterprise performance excellence, financial planning and procurement.
•Given the foregoing circumstances and as part of his promotion, the Compensation Committee approved stock awards for Mr. Asher. These awards vest in equal installments on the first three anniversaries of the date of grant.

Christopher Koster, Executive Vice President, Secretary & General Counsel
•Mr. Koster has been an instrumental part of Centene’s senior team during pivotal times of growth, including playing a critical role in helping to resolve significant operational issues, assisting with the financial direction changes that resulted in our new Value Creation Strategy as well as the Company's successful investor day.
•Mr. Koster’s experience in legal services both in the private and public sector has been an asset to the Company as we have grown and evolved.
•Given the foregoing circumstances, the Compensation Committee approved succession planning stock awards for Mr. Koster. These awards vest in equal installments on the first three anniversaries of the date of grant.

2022 Annual Cash Incentive
The Compensation Committee rewards NEOs with an annual cash incentive bonus for achieving the Company's EPS objective. Annually, the Compensation Committee assesses how each NEO contributed to achieving the EPS objective and other pre-determined objectives approved by the Compensation Committee.

As mentioned in Section 4, the Adjusted Diluted EPS objective is established during our annual business planning process. The Compensation Committee approves a target level of performance for each administrative, operating, health plan and subsidiary company that represents a meaningful improvement year over year. Our annual business plan targets are developed each year based on a pay for performance mentality with rigorous performance metrics at target that the Compensation Committee believes are challenging but attainable for our short-term and long-term incentive programs and stretch goals to reach to pay above target. For 2022, the company must first meet its Adjusted EPS threshold before any bonuses are paid out. For NEO's, the variability in annual cash incentives can be defined as follows:
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A. Must Meet Adjusted EPS Objective (Funding of Bonus)

	Metric Criteria
	Threshold	Target	Maximum
% of Target	50%	100%	200%
Adjusted EPS	$5.15	$5.40	$5.80

If the Company does not meet its threshold EPS objective, no payments are made.

B. Allocation of Bonus Payout for 2022

Metric	Weight
Adjusted EPS	50%
Business Goals	40%
Leadership, Profitable Growth, Financial Discipline, Operational Excellence
Quality, member and provider satisfaction	10%
100%

The Compensation Committee will assess and evaluate how each NEO contributed to achieving this Adjusted Diluted EPS objective and the other pre-determined objectives stated above.

Individual awards under our bonus plan are approved by the Compensation Committee based primarily upon:
•business performance versus our business plan;
•the effectiveness of each executive's leadership performance and potential to enhance long-term stockholder value;
•targeted bonus amounts, which are based upon market data; and,
•the recommendation of the Chief Executive Officer (for all NEOs other than the CEO).

Overall, 50% of each award is aligned with the Adjusted Diluted EPS target, 10% is based on specific metrics tied to quality of the overall company and the remaining 40% is aligned with specific goals of each NEO.

Annual Cash Incentive Award
Target Incentive Opportunity				Performance

Base Salary	x	Individual Target Award %	x	Adjusted Diluted EPS Performance	+	Business Goals	+	Quality Objectives	=
				Pool Range: 0% to 200%		Pool Range: 0% to 200%		Pool Range: 0% to 200%		(Maximum Pool @ 200% of Target)
				Multiplied by 50% Weight		Multiplied by 40% Weight		Multiplied by 10% Weight

In 2022, we will continue to focus on long-term stockholder value through meeting our financial metrics and continue to emphasize the following factors in achieving our goals:
•compliance & quality;
•people, talent & leadership;
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•profitable growth;
•financial discipline with a focus on meeting specific margin improvement targets; and,
•operational excellence, including successful integrations of acquisitions.

As part of our Quality objectives, we have goals that are tied to key metrics such as:
•Centers for Medicare & Medicaid Services (CMS) Star ratings;
•National Committee for Quality Assurance (NCQA) accreditation;
•Healthcare Effectiveness Data and Information Set (HEDIS) measures; and,
•Consumer Assessment of Healthcare Providers and Systems (CAHPS) survey results.

2022-2024 Long-Term Incentives
Our long-term incentive compensation is designed to attract and retain key executives, build an integrated management team, reward for innovation and appropriate risk-taking, balance short-term planning with long-term successes and align executive and stockholder interests. This includes using relative TSR, Adjusted Diluted EPS, and adjusted net earnings margin targets. Annual grants are based on performance but are guided by market practices.

These long-term incentives take the form of the following:
•PSUs (45% of Stock Granted) that are based on meeting predetermined performance targets (adjusted diluted EPS and adjusted net earnings margin) vest at the end of the three-year performance period. The following metrics were approved by the Compensation Committee for the 2022-2024 PSU cycle:

	Metric Criteria			Weight
	Threshold	Target	Maximum
2024 Adjusted Diluted EPS	$7.00	$7.62	$8.25	70%
2024 Adjusted Net Earnings Margin	3.00%	3.30%	3.60%	30%
				100%

•Performance-based Stock Options (15% of Stock Granted) - Stock options with a performance condition requiring stock price appreciation to $100 share (+22% premium) with minimum vesting of three years.
•RSUs (40% of Stock Granted) that vest ratably over three years.
•Cash LTIP that is based on meeting three-year relative TSR, adjusted diluted EPS and adjusted net earnings margin:
◦Chairman, Vice Chairman, and President - 150% of Annual Base Salary.
◦Other NEOs - 100% of Annual Base Salary.

	Metric Criteria			Weight	Metric Payout of Target
	Threshold	Target	Maximum
2024 Adjusted Diluted EPS	$7.00	$7.62	$8.25	30%	0%-200%
2024 Adjusted Net Earnings Margin	3.00%	3.30%	3.60%	20%	0%-200%
HCI Peer Group Relative Total Shareholder Return Percentile Rank	25th	50th	90th	50%	0%-200%
				100%

The Compensation Committee utilizes the Cash LTIP to complement the stock incentive plan, manage dilution and supplement the number of shares available under the Company's stock incentive plan.
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The Compensation Committee strongly believes that performance-based stock options encourage retention through the vesting period and incentivize performance since the options only have value to the extent the market value of our stock increases. We also view stock options as easy to understand and as long-term focused. As Centene is keenly focused on stockholder return, we believe that granting performance-based stock options will further align our executive compensation philosophy with the long-term success of Centene and our stockholders.

Long-term incentives are provided both through equity (PSUs at 45%, RSUs at 40%, and performance-based stock options at 15%) and cash, while ensuring that the maximum number of shares of common stock granted in any calendar year (excluding shares granted in connection with an acquisition) does not exceed a level associated with competitive practice. Excluding acquisitions, the Company does not annually grant equity compensation exceeding 2% of the outstanding shares of the Company. In 2021, our run rate was 0.8%. Due to the growth of the Company, the competitive nature of our business and the necessity of retaining key management level employees, equity grants can be awarded to levels below senior executives. For NEOs, PSUs, Performance-Based Stock Options and RSUs are normally granted at the annual December Compensation Committee meeting, but may also be approved at other times for a promotion, extraordinary performance, a newly hired executive or as determined by the Compensation Committee.

Comments about Performance Targets

As mentioned previously, the Compensation Committee sets performance targets at levels it believes to be rigorous and challenging. The performance criteria may include any of the metrics identified in the plan document. We believe the specific performance metrics related to the PSUs and the Cash LTIP plans and the range of awards related to the achievement of such measures are reflective of our overall business strategy and constitute confidential information. The Compensation Committee may determine that the performance parameters used to measure the appropriate payout include or exclude items which are deemed extraordinary. These items include, but are not limited to, those stated in the plan document.

Other Benefits

We provide our NEOs with a defined contribution 401(k) retirement program, which is the same program that is generally provided to all our employees. We also provide our NEOs with a non-qualified deferred compensation plan to make up for matching contributions that are capped by compensation limits imposed on qualified retirement plans under the Internal Revenue Code. We do not provide our NEOs with a defined benefit retirement program. We also do not provide retiree medical coverage to our NEOs, with the exception of Mr. Neidorff, as specified in his employment agreement.

With respect to most other benefits, the benefits provided to NEOs and other executive officers are comparable to those provided to the majority of salaried and hourly Company employees. We require all NEOs to have their tax returns prepared or reviewed by an independent certified public accounting firm. Due to this requirement, costs related to these services are paid by the Company. In addition, each NEO has the option to use a financial advisor for fees that do not exceed $15,000 annually, in total, for both tax preparation and financial advisement. These costs are also fully taxable to them and are not grossed up to cover any personal income tax liability. Additionally, other benefits can include relocation, premiums for life insurance benefits and Company entertainment event tickets

The Board of Directors believes that additional security is required for the position of Chairman and CEO and other NEOs. Pursuant to a policy implemented by our Board, Mr. Neidorff is required to use Company-provided aircraft for all air travel. We also have aircraft time sharing agreements with our NEOs that permit them to reimburse us for incremental costs when they use the aircraft for personal travel. In addition, we provide home security services to our NEOs. The personal use of Company provided aircraft and home security services are fully taxable to our NEOs and are not grossed up to cover any personal income tax liability.
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SECTION 5 - Other Compensation Policies and Information

Stock Ownership Guidelines
We utilize stock ownership guidelines for our NEOs, corporate officers and Board. We believe that ownership of our stock helps align the interests of our executives and stockholders, and encourages executives to act in a manner that is expected to increase stockholder value. The stock ownership guidelines for our officers are as follows:

Minimum Ownership Requirement as a Multiple of Base Salary
Chairman and Chief Executive Officer	5x
Vice Chairman, President & Executive Vice Presidents	2.5x
Senior Vice Presidents	2x
Market & Specialty Company Presidents & other Corporate Executives	1x

The Compensation Committee annually reviews the stock ownership levels of the Board and all officers. Future stock awards take into consideration the executive's level of attainment of the suggested stock ownership amount. The Compensation Committee may elect to award the annual incentive to an executive in stock instead of cash if the suggested stock ownership amount is not achieved.

Officers who fail to achieve these ownership levels may not be eligible to receive any stock-based awards until they achieve their required ownership level. Shares owned directly by the officer (including those held as a joint tenant or as tenant in common), unvested RSUs, shares owned in a self-directed IRA, “phantom shares” held in the deferred compensation plan and certain shares owned or held for the benefit of a spouse or minor children are counted toward the guidelines. Options and unearned PSUs are not counted toward the ownership guidelines.

The Board has established a policy requiring executive officers to retain ownership of the shares received from the vesting or payout of any RSU award granted under our stock incentive plan (net of any shares used to satisfy tax obligations) for one year following such vesting or payout. An executive may substitute the tax basis of the shares under restriction for other shares held outright.

As of the close of the last fiscal year and the date of this report, all NEOs subject to the ownership guidelines are in compliance with the guidelines. At $82.40 per share (the December 31, 2021 closing stock price), our executive officers held Company stock as of a multiple of their ending 2021 base salaries as follows:

Name	Minimum Ownership Requirement as a Multiple of Base Salary	Ownership as a Multiple of 2021 Base Salary
Michael F. Neidorff	5x	300.8x
Andrew L. Asher	2.5x	16.1x
Christopher A. Koster	2.5x	11.8x
Brent D. Layton	2.5x	32.3x
Sarah M. London	2.5x	12.8x

Stock ownership guidelines for members of our Board require them to own 7.5 times the annual cash retainer within five years of being appointed to the Board. As of December 31, 2021, all directors were in compliance with this requirement.
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Hedging and Pledging Policies
The Board maintains the Company's insider trading policy, which prohibits pledging of shares by executive officers and members of the Board. Our insider trading policy also prohibits members of the Board and any employees from engaging in short-term or speculative transactions involving our securities. Our insider trading policy provides that members of the Board and employees may not engage in short sales of our securities, including short sales "against the box," or purchase sales of puts or calls for speculative purposes. As of February 25, 2022, all executive officers and directors were in compliance with these policies.

Risk Disclosure
The Compensation Committee is aware of the consequences to companies that have not appropriately balanced risk and rewards in executive compensation. The Compensation Committee believes that the emphasis on long-term performance in the stock incentive plan and the Cash LTIP results in an overall compensation program that does not encourage or reward excessive risk-taking for the Company. Risk is further limited by the ownership guidelines mentioned previously and a clawback provision that provides that any cash bonuses that are paid from the annual incentive plan, Cash LTIP or vesting of PSUs that are a result of material financial impropriety (as defined by the Audit Committee of the Board), including but not limited to financial restatements due to these improprieties, may result in any officers becoming obligated to pay back the amount to the Company.

The Company's compensation strategy is intended to mitigate risk by emphasizing long-term compensation and financial performance measures correlated with growing stockholder value rather than rewarding shorter performance and payout periods. A recent review of the Company's compensation programs by Exequity, LLP did not identify any programs that unduly incentivize employees to take any excessive risks.

Employment Contracts, Termination of Employment Arrangements, Change in Control Arrangements, and Retirement Provisions

CEO Employment Agreement

Michael F. Neidorff serves as Chairman of our Board and CEO pursuant to an employment agreement dated November 8, 2004 (as subsequently amended). Under this agreement, we paid Mr. Neidorff a 2021 annual salary of $1.8 million and will pay Mr. Neidorff a 2022 annual salary of $1.8 million, which is subject to an annual review by our Board. Mr. Neidorff is eligible for a target annual incentive of 150% of base salary. The agreement also awarded Mr. Neidorff 500,000 RSUs (split adjusted three times to 4,000,000) as of November 8, 2004. The RSUs and all of the related shares of common stock shall be distributed to Mr. Neidorff on the later of (a) January 15 of the first calendar year following termination of Mr. Neidorff's employment or (b) the date that is six months after Mr. Neidorff's “separation of service” as defined in the Code. Mr. Neidorff shall continue to vest in all of his outstanding long-term incentive awards while he serves as Chairman of the Board and shall fully vest in any outstanding long-term incentives (subject to any performance measures to be determined at the end of the applicable performance period) upon his ultimate termination from the Board. Upon a change in control or change in control and termination, depending on the award agreement, any existing equity awards held by Mr. Neidorff will vest in full.

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For five years following his retirement, he will continue to be subject to the Company’s security policy requiring him to use Company-provided aircraft for all air travel, as well as the same security measures currently applicable to Mr. Neidorff as CEO. In addition, for the remainder of his life, Mr. Neidorff will continue to have an office at the Company’s headquarters and use of one full-time administrative assistant. Mr. Neidorff will also have use of an additional part-time administrative assistant through December 31, 2024. Upon his retirement, Mr. Neidorff will have the right to purchase one of the Company’s aircraft on commercially reasonable terms and/or he may elect to assume the Company’s lease on a Company aircraft at his own expense. In addition, Mr. Neidorff may elect to lease an aircraft he owns to the Company on commercially reasonable terms and the Company will maintain such aircraft.

Mr. Neidorff has agreed not to compete with us or solicit any of our employees for a period of 12 months after his employment period ends. Mr. Neidorff's employment may be terminated by the Company for cause or permanent disability, or by Mr. Neidorff for good reason (as defined in the employment agreement). If Mr. Neidorff is terminated by the Company without cause or if he terminates for good reason prior to the 2023 Stockholders' Meeting, he is entitled to receive salary continuation equivalent to six months of his salary plus the maximum amount he could have earned as a target bonus for the year of termination if all goals and targets were achieved, lifetime medical insurance for him and his spouse, lifetime life insurance coverage, full acceleration of any unvested stock options or other equity awards, subject to any performance measures to be determined at the end of the applicable performance period. The health and welfare benefits that Mr. Neidorff or his spouse would be entitled to, if he is terminated without cause or for good reason, were commitments made in his original employment agreement in 2004.

Offer Letter Agreement - Andrew L. Asher
Pursuant to an offer letter with Mr. Asher, dated May 4, 2021, Mr. Asher agreed to serve as our Executive Vice President and Chief Financial Officer with an initial annual base salary of $975,000 and an initial annual cash bonus target of 100% of his base salary. Mr. Asher is eligible to participate in Centene’s cash long-term incentive plan, with a target cash opportunity of 100% of his base salary and with the potential to earn up to 200% of his target opportunity. Mr. Asher also received an award of 50,000 time-based restricted stock units which vest in equal installments on each of the first three anniversaries of the date of grant.

Severance and Change in Control Agreements
Andrew Asher, Christopher Koster, Brent Layton, and Sarah London serve as executive officers pursuant to executive severance and change in control agreements (the agreements, as amended), and their 2022 annual salaries are $975,000, $750,000, $1,100,000, and $1,250,000, respectively.

The agreements generally provide that, if within 24 months following a change in control (as defined in the agreements), the executive's employment is terminated by the Company other than for cause (as defined in the agreements) or by the executive for good reason (as defined in the agreements), the executive will receive a lump sum cash payment equal to the sum of (1) an amount equal to 24 months of salary, (b) the average of the executive's last two annual bonuses multiplied by two, and (c) a prorated annual bonus for the year in which the termination occurs. The executive will also receive 18 months of medical coverage, and all existing equity awards will vest in full at the time of a change in control or change in control and termination depending on the award agreement.

The agreements also generally provide that, if an executive's employment is terminated by the Company other than for cause (absent a change in control), the executive will receive 12 months of salary continuation, a prorated annual bonus for the year in which the termination occurs, 12 months of medical coverage and 12 months of continued vesting of the executive's existing equity awards. The terms of the agreements do not include tax gross-up benefits for excise taxes payable upon a change in control.

Under the terms of any new executive severance and change in control agreement and Mr. Neidorff's amended employment agreement, if any parts or amounts payable under the agreement are deemed to be “excess parachute payments” within the meaning of Section 280G of the Code or similar provision, the
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amount shall be reduced to the extent necessary so that no amounts paid shall be deemed excess parachute payments or, if the net benefit is greater, no reduction will be made, but the executive will be required to pay any additional taxes.

In the agreements, the executives agree to non-competition and non-solicitation provisions that extend through the first anniversary of termination of employment, unless the termination was due to a change in control as defined in the agreement.

The Board has determined that it is in the best interests of the Company and our stockholders to ensure that we will have the continued dedication of the executive, notwithstanding the possibility, threat, or occurrence of a change in control. The Board believes it is imperative to diminish the inevitable distraction of the executive by virtue of the personal uncertainties and risks created by a pending or threatened change in control, to encourage the executive's full attention and dedication to the Company, and to provide the executive with compensation and benefits arrangements upon a change in control which (i) will satisfy the executive's compensation and benefits expectations and (ii) are competitive with those of other major corporations.

Separation Agreements

Jeffrey Schwaneke, our Former Executive Vice President, Chief Financial Officer and Executive Vice President – HealthCare Enterprises resigned effective September 22, 2021. In connection with his resignation, Mr. Schwaneke and the Company entered into a separation agreement and release. Pursuant to this agreement and in accordance with the terms of his Executive Severance and Change in Control Agreement, Mr. Schwaneke is entitled to receive one year of his base salary and subsidized COBRA benefits. Notwithstanding the terms of the Executive Severance and Change in Control Agreement, Mr. Schwaneke will not receive a prorated annual bonus for 2021 or continued vesting of his outstanding and unvested equity awards. The separation agreement and release further provides that none of his outstanding and unvested equity awards will vest in connection with his resignation. In exchange for relinquishing any vesting under the Executive Severance and Change in Control Agreement and the terms applicable to his outstanding and unvested equity awards, Mr. Schwaneke received a lump-sum cash payment of $3,000,000. Mr. Schwaneke is subject to cooperation, confidentiality, non-competition, non-solicitation, non-disparagement, and other covenants and provided a release of claims in favor of the Company.

Jesse Hunter, our Former Executive Vice President, Mergers and Acquisitions & Chief Strategy Officer departed from the Company on November 5, 2021. In connection with his departure, Mr. Hunter entered into a separation agreement and general release with a subsidiary of the Company. Pursuant to this agreement, Mr. Hunter is entitled to receive a lump sum payment of $1,556,250 representing (i) 12 ½ months of his base salary (ii) a pro-rated annual bonus for 2021 and (iii) a pro-rated portion of the outstanding cash award under the 2021-2023 Cash LTIP, along with subsidized COBRA benefits and outplacement services. In addition, his outstanding and unvested service-based restricted stock units will continue to vest through December 31, 2022 and a pro rata amount of his outstanding and unvested performance-based restricted stock units and outstanding 2019-2021 and 2020-2022 Cash LTIP awards remain eligible to vest. Mr. Hunter is subject to cooperation, confidentiality, non-competition, non-solicitation, non-disparagement, and other covenants and provided a release of claims in favor of Centene.

Retirement Provisions
For all employees, Company stock awards include a qualified retirement definition. Employees who are at least 55 years of age and have 10 years of employment at the time of retirement are eligible for the following:
•A pro-rated number of PSUs vesting at the end of the performance period, based on the amount of time employed during the performance period and actual performance outcomes.
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•A one-year acceleration of vesting of RSUs for individuals who are retirement eligible. RSUs for the Company's executive officers are not accelerated, but will have a one-year continuation of vesting upon a qualified retirement.

Currently, none of our NEOs are eligible for retirement benefits with the exception of Mr. Neidorff, through the provisions of his employment agreement.

Deductibility of Executive Compensation

Section 162(m)(6), which was enacted as part of the Patient Protection and Affordable Care Act, amended the Code to limit the amount that certain healthcare insurers and providers, including the Company, may deduct for compensation to any employee in excess of $500,000 for a tax year beginning after December 31, 2012. This legislation does not create any exceptions for performance-based compensation and is not otherwise impacted by the adoption of the Tax Cuts and Jobs Act enacted on December 22, 2017. The Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and the performance of its employees. We were subject to the limitation in 2021.
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Equity Compensation Plan Information

The following table provides information as of December 31, 2021, about the securities authorized for issuance under our equity compensation plans, consisting of our, 2012 Stock Incentive Plan and 2002 Employee Stock Purchase Plan.

Plan Category[1]	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	6,636,524	$69.78	21,581,665
Equity compensation plans not approved by stockholders	373,455	—	—
Total	7,009,979	$69.78	21,581,665
[1] Does not include 529,335 shares of common stock issuable pursuant to outstanding restricted stock units granted under the WellCare 2019 Incentive Compensation Plan and the WellCare 2013 Incentive Compensation Plan (collectively, the WellCare Plan), which were assumed by the Company in connection with the acquisition on January 23, 2020.

The number of securities in column (a) and footnote 1 include 397,556 options with a weighted-average remaining life of 9.2 years and 7,141,758 shares of restricted stock and restricted stock units.

The number of securities in column (c) includes 4,554,119 shares available for future issuance under the 2002 Employee Stock Purchase Plan.

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Summary Compensation Table

The following table summarizes the compensation of our NEOs for the fiscal years ended December 31, 2021, 2020 and 2019. Additional descriptions of each component of compensation for our NEOs are included elsewhere in this Proxy Statement under the caption, “Compensation Discussion and Analysis.”

Name & Principal Position	Year	Salary ($)	Bonus ($) [6]	Stock Awards			Option Awards ($) [1]	Non-Equity Incentive Plan Compensation ($) [2]	All Other Compensation ($)		Total ($)
				Performance Based ($)	Service Based ($)	Total ($) [1,5]
Michael F. Neidorff	2021	$1,800,000	$—	$6,750,006	$6,000,014	$12,750,020	$2,249,984	$3,438,000	$399,986	3	$20,637,990
Chairman and Chief Executive Officer	2020	1,800,000	—	8,959,500	5,973,000	14,932,500	2,941,500	4,765,500	517,277		24,956,777
	2019	1,500,000	—	10,199,968	6,800,019	16,999,987	380,360	7,065,000	493,078		26,438,425
Andrew L. Asher	2021	916,298	—	1,350,034	4,459,503	5,809,537	450,004	916,298	106,901	4	8,199,038
Executive Vice President, Chief Financial Officer
Christopher A. Koster	2021	674,039	—	1,575,040	2,374,662	3,949,702	524,987	797,123	39,981	4	5,985,832
Executive Vice President, Secretary and General Counsel
Brent D. Layton	2021	1,007,212	—	1,350,034	9,255,403	10,605,437	450,004	1,959,618	83,473	4	14,105,744
President and Chief Operating Officer
Sarah M. London	2021	978,462	300,000	1,350,034	10,255,383	11,605,417	450,004	1,467,693	425,946	4	15,227,522
Vice Chairman
Jesse N. Hunter	2021	732,673	—	5,119,776	3,122,822	8,242,598	—	—	2,171,101	4	11,146,372
Former Executive Vice President, Mergers and Acquisitions & Chief Strategy Officer	2020	785,000	—	3,225,420	2,150,280	5,375,700	—	1,404,650	114,052		7,679,402
	2019	750,000	—	1,775,100	1,183,400	2,958,500	—	2,271,000	139,469		6,118,969
Jeffrey A. Schwaneke	2021	729,904	—	—	—	—	—	—	4,033,739	4	4,763,643
Former Executive Vice President, Chief Financial Officer	2020	925,000	—	3,225,420	2,150,280	5,375,700	—	1,590,550	115,463		8,006,713
	2019	860,000	—	3,550,200	2,366,800	5,917,000	—	2,489,500	167,784		9,434,284

1
The amounts reported as Stock Awards and Option Awards for Mr. Neidorff, Mr. Asher, Mr. Koster, Mr. Layton, and Ms. London, reflect the grant date fair value of grants made during the current year under the 2012 Stock Incentive Plan in accordance with ASC 718. Note 15 to the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2021, describes the assumptions used to determine the grant date fair value for overall Company equity awards. There can be no assurance that the grant date fair value of stock awards will ever be realized.

Stock awards granted to the NEOs include performance-based restricted stock units. Performance-based units are disclosed at target value. The 2021 performance-based restricted stock units have a maximum payout of 200%. If the maximum performance metrics are achieved, the grant date fair value of the performance awards would be $13,500,012 for Mr. Neidorff, $2,700,068 for Mr. Asher, $3,150,079 for Mr. Koster, $2,700,068 for Mr. Layton, $2,700,068 for Ms. London, and $7,319,846 for Mr. Hunter. Performance-based stock options are subject to a performance condition requiring stock price appreciation to $100 per share. The Summary Compensation Table reflects the probable amount of shares to be earned under the performance condition. Refer to footnote 5 for a description of 2021 performance-based restricted stock units as disclosed for Mr. Hunter.

2	The amounts shown in the Non-Equity Incentive Plan Compensation column include both the annual cash incentive and the Cash LTIP award payouts.
3	All other compensation for Mr. Neidorff includes $81,735 of personal use of Company provided aircraft. Pursuant to the policy established by our Board, our Chairman and CEO is required to use Company provided aircraft for all travel, a taxable benefit to Mr. Neidorff pursuant to the applicable Internal Revenue Service regulations. For flights on corporate aircraft, the cost is calculated based on a cost-per-flight-hour charge developed by a nationally recognized and independent service. This charge reflects the operating and periodic maintenance costs of the aircraft, crew travel expenses and other miscellaneous costs. The other amounts in other compensation for Mr. Neidorff include $146,500 in life insurance benefits, $126,300 in nonqualified deferred compensation match, $8,700 in 401(k) match, security services, tax preparation and financial advisor fees, Company entertainment event tickets, and life insurance benefits.
4	All other compensation includes tax preparation and financial advisor fees, security services and life insurance benefits. All other compensation also includes 401K match of $8,700 each for Mr. Asher, Mr. Layton, Ms. London, Mr. Hunter, and Mr. Schwaneke and $7,327 for Mr. Koster. All other compensation also includes non-qualified deferred compensation match of $18,789, $12,894, $45,516, $20,654, $36,830, and $40,947 for Mr. Asher, Mr. Koster, Mr. Layton, Ms. London, Mr. Hunter and Mr. Schwaneke, respectively. Mr. Asher and Ms. London's all other compensation also includes relocation expenses of $62,709 and $383,739, respectively. Mr. Hunter and Mr. Schwaneke's other compensation also includes severance payments of $2,053,358 and $3,950,000, respectively, in connection with their separation agreements. Mr. Hunter's other compensation includes $38,415 of personal use of Company provided aircraft, valued as described in footnote 3.
5
In October 2021, we entered into a separation agreement with Mr. Hunter which resulted in a modification of 44,002 time-based restricted stock units and 58,500 performance-based stock awards. The modification resulted in an incremental grant-date fair value of $8,242,598.

6	Ms. London's Bonus represents a cash promotion award of $300,000.
78 Centene Corporation

2022 NOTICE OF MEETING AND PROXY STATEMENT
INFORMATION ABOUT EXECUTIVE COMPENSATION

Grants of Plan-Based Awards Table

The following table provides information on 2021 grants of performance and service-based restricted stock units and performance-based stock options, under the 2012 Stock Incentive Plan, as well as 2021 cash-based grants under the Cash LTIP and Annual Cash Incentive Plan to each of our NEOs. For Mr. Hunter, the following table provides information on the incremental fair value as a result of the modification of certain of his outstanding awards in connection with his separation agreement. Mr. Schwaneke is excluded from the table as he did not receive any awards during 2021. The grant date fair values and incremental fair value of these stock awards are included in the Summary Compensation Table. The vesting provisions of the equity awards are included in the footnotes to the Outstanding Equity Awards at Fiscal Year-End Table.
Centene Corporation 79

2022 NOTICE OF MEETING AND PROXY STATEMENT
INFORMATION ABOUT EXECUTIVE COMPENSATION

Name	Grant Date	Date of Board Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Future Payouts Under Equity Incentive Plan Awards: Number of Shares of Stock or Units (#) [2]				All Other Stock Awards: Number of Shares of Stock or Units (#) [3]	All Other Option Awards: Number of Securities Underlying Options (#)	Closing Market Price on Date of Grant ($/Sh)	Exercise or Base Price of Options Awards ($/Sh) [4]	Grant Date Fair Value of Stock and Option Awards ($) [5]
			Threshold ($)	Target ($)	Maximum ($)	Threshold	Target		Maximum
Michael F. Neidorff	12/15/2021	12/14/2021	540,000	2,700,000	5,400,000	—	—		—	—	—	—	—	—
	12/15/2021	12/14/2021	—	—	—	12,370	82,468	6	164,936	—	—	—	—	6,750,006
	12/15/2021	12/14/2021	—	—	—	—	—		—	73,305	—	—	—	6,000,014
	12/15/2021	12/14/2021	—	—	—	—	—		—	—	67,244	83.33	81.85	2,249,984
Andrew L. Asher	12/15/2021	12/14/2021	73,125	975,000	1,950,000	—	—		—	—	—	—	—	—
	12/15/2021	12/14/2021	195,000	975,000	1,950,000	—	—		—	—	—	—	—	—
	12/15/2021	12/14/2021	—	—	—	2,474	16,494	6	32,988	—	—	—	—	1,350,034
	12/15/2021	12/14/2021	—	—	—	—	—		—	14,661	—	—	—	1,200,003
	12/15/2021	12/14/2021	—	—	—	—	—		—	—	13,449	83.33	81.85	450,004
	5/7/2021	5/7/2021	—	—	—	—	—		—	50,000	—	—	—	3,259,500
Christopher A. Koster	12/15/2021	12/14/2021	56,250	750,000	1,500,000	—	—		—	—	—	—	—	—
	12/15/2021	12/14/2021	150,000	750,000	1,500,000	—	—		—	—	—	—	—	—
	12/15/2021	12/14/2021	—	—	—	2,886	19,243	5	38,486	—	—	—	—	1,575,040
	12/15/2021	12/14/2021	—	—	—	—	—		—	17,104	—	—	—	1,399,962
	12/15/2021	12/14/2021	—	—	—	—	—		—	—	15,690	83.33	81.85	524,987
	6/23/2021	6/23/2021	—	—	—	—	—		—	13,500	—	—	—	974,700
Brent D. Layton	12/15/2021	12/14/2021	123,750	1,650,000	3,300,000	—	—		—	—	—	—	—	—
	12/15/2021	12/14/2021	330,000	1,650,000	3,300,000	—	—		—	—	—	—	—	—
	12/15/2021	12/14/2021	—	—	—	2,474	16,494	5	32,988	—	—	—	—	1,350,034
	12/15/2021	12/14/2021	—	—	—	—	—		—	14,661	—	—	—	1,200,003
	12/15/2021	12/14/2021	—	—	—	—	—		—	—	13,449	83.33	81.85	450,004
	6/23/2021	6/23/2021	—	—	—	—	—		—	13,500	—	—	—	974,700
	9/7/2021	9/7/2021	—	—	—	—	—		—	110,000	—	—	—	7,080,700
Sarah M. London	12/15/2021	12/14/2021	140,625	1,875,000	3,750,000	—	—		—	—	—	—	—	—
	12/15/2021	12/14/2021	375,000	1,875,000	3,750,000	—	—		—	—	—	—	—	—
	12/15/2021	12/14/2021	—	—	—	2,474	16,494	5	32,988	—	—	—	—	1,350,034
	12/15/2021	12/14/2021	—	—	—	—	—		—	14,661	—	—	—	1,200,003
	12/15/2021	12/14/2021	—	—	—	—	—		—	—	13,449	83.33	81.85	450,004
	2/28/2021	2/28/2021	—	—	—	—	—		—	17,082	—	—	—	999,980
	6/23/2021	6/23/2021	—	—	—	—	—		—	13,500	—	—	—	974,700
	9/7/2021	9/7/2021	—	—	—	—	—		—	110,000	—	—	—	7,080,700
Jesse N. Hunter	10/27/2021	10/25/2021	—	—	—	—	—		—	26,330	—	—	—	1,868,640
	10/27/2021	10/25/2021	—	—	—	—	—		—	14,810	—	—	—	1,051,066
	10/27/2021	10/25/2021	—	—	—	3,500	17,500	7	35,000	—	—	—	—	1,241,975
	10/27/2021	10/25/2021	—	—	—	2,700	13,500	7	27,000	—	—	—	—	958,095
	10/27/2021	10/25/2021	—	—	—	—	—		—	4,268	—	—	—	302,900
	10/27/2021	10/25/2021	—	—	—	—	—		—	2,400	—	—	—	170,328
	10/27/2021	10/25/2021	—	—	—	—	—		—	13,334	—	—	—	946,314
	10/27/2021	10/25/2021	—	—	—	—	—		—	24,000	—	—	—	1,703,280
80 Centene Corporation

2022 NOTICE OF MEETING AND PROXY STATEMENT
INFORMATION ABOUT EXECUTIVE COMPENSATION

1	The amounts shown in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns represent the range of annual and long-term cash incentive awards as described in the sections titled "2022 Annual Cash Incentive" and "2022-2024 Long-Term Incentives" in the Compensation Discussion and Analysis, above.
2	The amounts shown in the Estimated Future Payouts Under Equity Incentive Plan Awards columns represent the range of shares that may be earned at the end of the performance period applicable to our PSUs assuming achievement of the relevant performance objectives, as described in the section titled "2022-2024 Long-Term Incentives" in the Compensation Discussion and Analysis, above.
3	The amounts shown in the All Other Stock Awards column represent the RSUs described in the section titled "2022-2024 Long-Term Incentives" in the Compensation Discussion and Analysis, above. For Mr. Hunter, amounts include the fair value modification associated with previously issued awards as a result of the continued vesting of such awards in connection to his separation agreement, including performance-based awards for the 2019-2021 performance cycle at their final payout of 149.6%, which vested in February 2022.
4	Consistent with historical practice, the exercise price of the option awards was established based on the grant date previous day closing market price.
5	The amounts shown in the Grant Date Fair Value of Stock Awards column represent the grant date fair value, measured in accordance with ASC 718.
6	Equity incentive grants contain a performance condition based upon our 2024 adjusted net earnings margin and adjusted EPS. For performance between the threshold and the target or the target and the maximum, the number of performance-based restricted stock units earned will be interpolated.
7	Represents the fair value modification of pro-rated performance-based stock awards for the 2020-2022 performance cycle and the 2021-2023 performance cycle in connection with Mr. Hunter's separation agreement. Amounts included are based on target performance.
Centene Corporation 81

2022 NOTICE OF MEETING AND PROXY STATEMENT
INFORMATION ABOUT EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows the number of shares covered by exercisable and unexercisable options and unvested RSUs and PSUs held by our NEOs on December 31, 2021. Mr. Schwaneke is excluded from the table as he has no unexercised options or unvested equity awards as of December 31, 2021.

Name	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)[5]		Market Value of Shares or Units of Stock That Have Not Vested ($)[6]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[5]		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[6]
Michael F. Neidorff	6,667	6,667	—	$59.62	1	12/11/2029	2	38,019	7	$3,132,766	120,000	10	$9,888,000
	50,000	10,000	—	59.30	1	12/15/2030	3	66,667	8	5,493,361	171,083	11	14,097,239
	—	—	67,244	81.85	1	12/15/2031	4	73,305	9	6,040,332	300,000	12	24,720,000
	—	—	—	—		—		—		—	82,468	13	6,795,363
Andrew L. Asher	—	—	13,449	81.85	1	12/15/2031	4	11,317	14	932,521	50,924	12	4,196,138
	—	—	—	—		—		13,334	8	1,098,722	60,000	12	4,944,000
	—	—	—	—		—		50,000	15	4,120,000	16,494	13	1,359,106
	—	—	—	—		—		14,661	9	1,208,066	—		—
Christopher A. Koster	—	—	15,690	81.85	1	12/15/2031	4	3,000	16	247,200	13,500	11	1,112,400
	—	—	—	—		—		10,667	8	878,961	48,000	12	3,955,200
	—	—	—	—		—		13,500	17	1,112,400	19,243	13	1,585,623
	—	—	—	—		—		17,104	9	1,409,370	—		—
Brent D. Layton	—	—	13,449	81.85	1	12/15/2031	4	6,667	16	549,361	30,000	11	2,472,000
	—	—	—	—		—		13,334	18	1,098,722	126,000	12	10,382,400
	—	—	—	—		—		28,000	8	2,307,200	16,494	13	1,359,106
	—	—	—	—		—		16,667	19	1,373,361	—		—
	—	—	—	—		—		13,500	20	1,112,400	—		—
	—	—	—	—		—		110,000	21	9,064,000	—		—
	—	—	—	—		—		14,661	9	1,208,066	—		—
Sarah M. London	—	—	13,449	81.85	1	12/15/2031	4	17,176	22	1,415,302	60,000	12	4,944,000
	—	—	—	—		—		13,334	8	1,098,722	16,494	13	1,359,106
	—	—	—	—		—		17,082	23	1,407,557	—		—
	—	—	—	—		—		13,500	20	1,112,400	—		—
	—	—	—	—		—		110,000	21	9,064,000	—		—
	—	—	—	—		—		14,661	9	1,208,066	—		—
Jesse N. Hunter	—	—	—	—		—		6,667	16	549,361	26,330	25	2,169,592
	—	—	—	—		—		12,000	24	988,800	14,810	25	1,220,344
	—	—	—	—		—		—		—	17,500	26	1,442,000
	—	—	—	—		—		—		—	27,000	27	2,224,800
82 Centene Corporation

2022 NOTICE OF MEETING AND PROXY STATEMENT
INFORMATION ABOUT EXECUTIVE COMPENSATION

1	The option price for each grant is equal to the previous day's closing market price.
2	The unvested options granted to Mr. Neidorff vest on December 11, 2022.
3	The unvested options granted to Mr. Neidorff vest in two equal installments on the anniversary of the grant date beginning on December 15, 2022.
4	Performance Stock Option granted on December 15, 2021, may become exercisable on or after the third anniversary of the grant date if the average closing price of Centene's common stock equals or exceeds $100 per share for 20 consecutive trading days following the grant date.
5	Upon the occurrence of a change in control and subsequent termination, any unvested RSUs and PSUs will vest, with the PSUs vesting at the greater of the actual or target level of performance, with the exception of the grants made before December 2020, which will vest upon a change in control only.
6	Determined with reference to $82.40, the closing stock price of a share of Centene common stock on December 31, 2021.
7	The RSUs vest on December 11, 2022.
8	The RSUs vest in two equal installments on the anniversary of the grant date beginning on December 15, 2022.
9	The RSUs vest in three equal installments on the anniversary of the grant date beginning on December 15, 2022.
10	The RSUs vest and become non-forfeitable on the date that Mr. Neidorff has identified a successor Chief Executive Officer. Vested RSUs shall be converted into shares of Centene common stock and distributed to Mr. Neidorff on the later of (i) the January 15 following the year in which Mr. Neidorff's date of termination occurs, or (ii) the date which is six months after Mr. Neidorff's date of termination.
11	The PSUs will vest or be forfeited based on the attainment of the applicable three year performance metrics ending 2022.
12	The PSUs will vest or be forfeited based on the attainment of the applicable three year performance metrics ending 2023.
13	The PSUs will vest or be forfeited based on the attainment of the applicable three year performance metrics ending 2024.
14	The RSUs vest in two equal installments on the anniversary of the grant date beginning on March 2, 2022.
15	The RSUs vest in three equal installments on the anniversary of the grant date beginning on May 7, 2022.
16	The RSUs vest on December 10, 2022.
17	The RSUs vest in three equal installments on the anniversary of the grant date beginning on June 23, 2022.
18	The RSUs vest in two equal installments on the anniversary of the grant date beginning on March 24, 2022.
19	The RSUs vest in two equal installments on the anniversary of the grant date beginning on December 22, 2022.
20	The RSUs vest in three equal installments on the anniversary of the grant date beginning on June 23, 2022.
21	The RSUs vest in three equal installments on the anniversary of the grant date beginning on September 7, 2022.
22	The RSUs vest in two equal installments on the anniversary of the grant date beginning on September 14, 2022.
23	The RSUs vest in three equal installments on the anniversary of the grant date beginning on February 28, 2022.
24	The RSUs vest on December 15, 2022.
25	The pro-rated PSUs vested in accordance with Mr. Hunter's separation agreement at their final payout of 149.6% in February 2022.
26	The pro-rated PSUs will vest in accordance with Mr. Hunter's separation agreement for the applicable three year performance metrics ending 2023.
27	The pro-rated PSUs will vest in accordance with Mr. Hunter's separation agreement for the applicable three year performance metrics ending 2024.
Centene Corporation 83

2022 NOTICE OF MEETING AND PROXY STATEMENT
INFORMATION ABOUT EXECUTIVE COMPENSATION

Option Exercises and Stock Vested Table

The following table shows the number of shares of our stock acquired by our NEOs in 2021 upon exercise of options or vesting of RSUs or PSUs. Mr. Schwaneke is excluded from the table as he did not exercise or vest in any equity awards during 2021.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael F. Neidorff	14,166	232,350	185,340	27,093,330
Andrew L. Asher	—	—	15,347	1,457,497
Christopher A. Koster	—	—	29,754	3,981,934
Brent D. Layton	—	—	48,049	6,940,527
Sarah M. London	—	—	8,426	1,085,797
Jesse N. Hunter	—	—	35,409	4,330,446

84 Centene Corporation

2022 NOTICE OF MEETING AND PROXY STATEMENT
INFORMATION ABOUT EXECUTIVE COMPENSATION

Nonqualified Deferred Compensation Table

Under the Company's Deferred Compensation Plan, the NEOs may contribute a designated percentage of salary and/or bonus into the plan which serves as an excess savings plan due to tax limitations under our tax qualified 401(k) plan. The following table shows the change in the Nonqualified Deferred Compensation balances for our NEOs who participate, as well as the market value of deferred restricted stock units for Michael Neidorff as discussed in Footnote 5, for the fiscal year ended December 31, 2021:

Name	Executive Contributions in Last FY ($) [1]	Registrant Contributions in Last FY ($) [2]	Aggregate Earnings (Losses) in Last FY ($) [3]	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($) [4]
Michael F. Neidorff	$270,000	$126,300	$4,776,637	$(793,930)	$18,701,234
					329,600,000	[5]
Andrew L. Asher	54,978	18,789	5,970	—	1,283,194
Christopher A. Koster	315,046	12,894	159,865	—	752,639
Brent D. Layton	209,211	45,516	55,983	(220,932)	1,269,384
Sarah M. London	58,708	20,654	981	—	80,343
Jesse N. Hunter	112,039	36,830	701,237	(3,788,438)	—
Jeffrey A. Schwaneke	121,827	40,947	262,801	—	1,691,753

1	Executive contributions are included in the Salary and/or Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table.
2	All registrant contributions are included in the All Other Compensation column in the Summary Compensation Table.
3	The Company does not pay above market interest or preferential dividends on investments in the Deferred Compensation Plan. Investment options in the Deferred Compensation Plan are substantially the same as the 401(k) plan, with the exception of the investment in Centene common stock. The returns on the investments available to employees during 2021 ranged from -2.83% to 37.26%, with a median return of 17.83% for the year ended December 31, 2021.
4
The amounts shown in the Aggregate Balance at Last Fiscal Year-End column include money the Company owes these individuals for salaries and incentive compensation they earned in prior years but did not receive because they elected to defer receipt of it until a later time. For fiscal 2021, the amounts described in Footnote 1 above are included in the Summary Compensation Table as described in Footnote 1. For fiscal 2021, the following aggregate amounts of executive contributions were included in the Summary Compensation Table: Mr. Neidorff - $324,000; Mr. Schwaneke - $188,670; and Mr. Hunter - $167,760. For fiscal 2019, the following aggregate amounts of executive contributions were included in the Summary Compensation Table: Mr. Neidorff - $360,000; Mr. Schwaneke - $189,313; Mr. Hunter - $163,851. For prior years, all amounts contributed by a NEO in such years have been reported in the Summary Compensation Table in our previously filed proxy statements in the year earned, to the extent the executive was named in such proxy statements and the amounts were so required to be reported in such tables.

5	Represents the receipt of a previous grant of 500,000 RSUs (split adjusted three times to 4,000,000). Pursuant to the terms of the grant agreement, the receipt of the RSUs which vested from 2009 through 2014 has been deferred until retirement. The total value of the RSUs is reflected in the aggregate balance based on the December 31, 2021 market value.
Centene Corporation 85

2022 NOTICE OF MEETING AND PROXY STATEMENT
INFORMATION ABOUT EXECUTIVE COMPENSATION

Potential Payments Upon Termination or Change in Control

The section below describes the payments that may be made to our NEOs upon termination or a change in control. Our NEOs may also be entitled to payments under the Company’s Deferred Compensation Plan as set forth in the Nonqualified Deferred Compensation Table section above. Generally, pursuant to our executive agreements, a change in control is deemed to occur under the conditions of "double trigger" criteria:

•If any individual, entity or group (other than a group which includes the executive) acquires 40% or more of the voting power of our outstanding securities;
•If a majority of the incumbent Board of Directors are replaced. For these purposes, the incumbent Board of Directors means the directors who were serving as of the effective date of the applicable executive agreement and any individual who becomes a director subsequent to such date whose election or nomination for election was approved by a majority of such directors, other than in connection with a proxy contest; or
•Upon the consummation of a merger or consolidation of the Company with another person, other than a merger or consolidation where the individuals and entities who were beneficial owners, respectively, of our outstanding voting securities immediately prior to such merger or consolidation own 50% or more of the then-outstanding shares of the combined voting power of the then-outstanding voting securities of the corporation resulting from such merger or consolidation.

The amounts presented below assume the termination or change in control occurred as of December 31, 2021. The NEOs would receive other payments and benefits to which they were already entitled or vested on such date, including amounts under the Deferred Compensation Plan under the 'Nonqualified Deferred Compensation Table'. The applicable agreements are discussed in the CD&A under the heading “Employment Contracts, Termination of Employment Arrangements, Change in Control Arrangements, and Retirement Provisions” included in this proxy statement. The change in control cash payments are subject to the conditions of the "double-trigger" criteria in each of the NEO's employment agreement or executive severance and change in control agreements. The equity award acceleration amounts below were calculated using the closing price of our common stock on December 31, 2021 of $82.40. In the Change in Control column, the Cash LTIP and PSU awards are included at the greater of the target or actual level of performance as of December 31, 2021. Beginning on December 15, 2020, our equity award agreements include a "double-trigger" provision, which provides for accelerated vesting only if there is a change in control and the executive officer's employment is terminated without "cause" or the executive officer terminates his or her employment for "good reason" within twenty-four months of the change in control. Stock awards that are subject to the double-trigger criteria are included in the Change in Control column.

Michael F. Neidorff

Executive Benefits and Payments Upon Terminations	Voluntary Termination/Retirement	Involuntary Not for Cause or Voluntary with Good Reason Termination	For Cause Termination	Death	Disability	Change in Control
Severance	$—	$2,250,000	$—	$2,250,000	$2,250,000	$2,250,000
Pro rata Bonus Payment	2,700,000	2,700,000	—	2,700,000	2,700,000	2,700,000
Unvested Stock Option Spread	2,455,858	2,455,858	—	2,455,858	2,455,858	2,455,858
Unvested RSUs and PSUs	57,807,061	57,807,061	—	57,807,061	57,807,061	58,511,581
Cash LTIP	7,083,000	7,083,000	—	7,083,000	7,083,000	7,083,000
Welfare Benefits Values	2,830,728	2,830,728	—	6,515,833	2,830,728	2,830,728
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INFORMATION ABOUT EXECUTIVE COMPENSATION

Andrew A. Asher

Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change in Control
Severance	$—	$975,000	$—	$—	$—	$3,642,226
Pro rata Bonus Payment	—	916,298	—	—	—	916,298
Unvested Stock Option Spread	—	—	—	—	—	7,397
Unvested RSUs and PSUs	—	3,562,976	—	2,888,395	2,888,395	14,320,406
Cash LTIP	—	—	—	825,000	825,000	2,511,000
Welfare Benefits Values	—	21,411	—	430,000	—	32,117
Outplacement	—	25,000	—	—	—	25,000

Christopher A. Koster

Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change in Control
Severance	$—	$675,000	$—	$—	$—	$2,129,423
Pro rata Bonus Payment	—	404,423	—	—	—	404,423
Unvested Stock Option Spread	—	—	—	—	—	8,630
Unvested RSUs and PSUs	—	2,639,602	—	1,586,200	1,586,200	8,436,277
Cash LTIP	392,700	392,700	—	1,034,367	1,034,367	2,442,700
Welfare Benefits Values	—	14,206	—	340,000	—	21,308
Outplacement	—	25,000	—	—	—	25,000

Brent D. Layton

Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change in Control
Severance	$—	$1,100,000	$—	$—	$—	$4,510,818
Pro rata Bonus Payment	—	1,510,818	—	—	—	1,510,818
Unvested Stock Option Spread	—	—	—	—	—	7,397
Unvested RSUs and PSUs	—	6,184,450	—	4,731,078	4,731,078	26,031,314
Cash LTIP	448,800	448,800	—	1,307,133	1,307,133	3,873,800
Welfare Benefits Values	—	12,618	—	1,167,000	—	18,927
Outplacement	—	25,000	—	—	—	25,000

Sarah M. London

Executive Benefits and Payments Upon Terminations	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Death	Disability	Change in Control
Severance	$—	$1,250,000	$—	$—	$—	$4,156,155
Pro rata Bonus Payment	—	1,467,693	—	—	—	1,467,693
Unvested Stock Option Spread	—	—	—	—	—	7,397
Unvested RSUs and PSUs	—	2,499,686	—	2,332,579	2,332,579	19,278,057
Cash LTIP	—	—	—	733,333	733,333	3,375,000
Welfare Benefits Values	—	21,899	—	750,000	—	32,848
Outplacement	—	25,000	—	—	—	25,000

Centene Corporation 87

2022 NOTICE OF MEETING AND PROXY STATEMENT
INFORMATION ABOUT EXECUTIVE COMPENSATION
Mr. Schwaneke and Mr. Hunter are not included in the tables above as they left the Company during 2021 and, in connection with their departures, each entered into a separation agreement with the Company as described in Section 5 of Compensation Discussion and Analysis. The actual payments and benefits received or to be received by Mr. Hunter are as follows: severance - $1,072,083, pro rata bonus payment - $484,167, unvested RSUs and PSUs - $9,564,640 - Cash LTIP - $955,025, and welfare benefits values - $21,341. The actual payments and benefits received or to be received by Mr. Schwaneke are as follows: severance - $3,950,00, welfare benefits values - $22,868, and outplacement - $25,000.

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INFORMATION ABOUT EXECUTIVE COMPENSATION

CEO to Median Employee Pay Ratio Information

Pursuant to Item 402(u) of Regulation S-K, we have included below a disclosure of the ratio of the median employee's annual total compensation to the annual total compensation of our CEO, Mr. Neidorff. Since the applicable SEC rules allow companies to use a variety of methods to determine this ratio, the ratio disclosed by the Company may not be comparable to the ratio disclosed by other companies.

Mr. Neidorff's annual total compensation for the year ended December 31, 2021 was $20,647,990, which reflects the amount reported in the Summary Compensation Table of this proxy statement plus $10,000 of the Company-paid portion of Mr. Neidorff’s medical plan premiums. Due to acquisitions and divestitures, the Company recalculated our median employee for 2021. The annual total compensation for the median employee for the year ending December 31, 2021 was $71,217, inclusive of the Company-paid portion of the employee's medical plan premiums. Mr. Neidorff's annual total compensation was 290 times that of our median employee's pay.

In determining the median employee, we examined total cash compensation (i.e. base wages plus short-term incentive payments) for individuals, excluding our CEO, who were employed by the Company as of December 31, 2021. During this analysis, the compensation for employees hired during the year was annualized. We included all employees, whether employed on a full-time or part-time basis, except for employees which were excluded under the de minimis exemption (1,500 in the United Kingdom), approximately 9,000 employees of our United Kingdom affiliate which we recently acquired, and employees who appeared to have anomalous pay characteristics that could significantly distort the pay ratio calculation. This resulted in 64,825 employees being included in our median employee calculation.

After identifying the median employee, we calculated annual total compensation of the employee using the same methodology used for our NEOs within the Summary Compensation Table of this proxy statement, plus company-paid medical plan premiums capped at $10,000.

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OTHER MATTERS

Other Matters

Information About Stock Ownership

The following table sets forth information regarding beneficial ownership of our common stock as of February 25, 2022, for:
•each person, entity or group of affiliated persons known by us to beneficially own more than 5% of our outstanding common stock;
•each of our NEOs and directors (five of whom are nominated for re-election or election); and
•all of our executive officers and directors as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership
	Outstanding Shares	Shares Acquirable Within 60 Days		Total Beneficial Ownership		Percent of Class
The Vanguard Group, Inc.	62,485,541	—		62,485,541		10.7
100 Vanguard Blvd. Malvern, PA 19355
Capital World Investors	46,851,859	—		46,851,859		8.0
333 South Hope Street, 55th Floor Los Angeles, CA 90071
BlackRock, Inc.	41,158,173	—		41,158,173		7.1
55 East 52nd Street New York, NY 10055
FMR LLC	35,163,459	—		35,163,459		6.0
245 Summer Street Boston, MA 02210
Michael F. Neidorff	2,416,713	4,415,325	1	6,832,038		1.2
Kenneth Burdick	337,302	1,100		338,402		*
Federick H. Eppinger	165,543	169,449		334,992	2	*
Brent D. Layton	241,216	6,667		247,883		*
Andrew L. Asher	112,442	5,658		118,100		*
William Trubeck	95,414	7,018		102,432	2	*
Orlando Ayala	71,579	3,300		74,879		*
Christopher A. Koster	64,850	—		64,850		*
Richard A. Gephardt	26,272	11,965		38,237	2	*
H. James Dallas	29,719	7,018		36,737	2	*
Jessica L. Blume	33,300	3,300		36,600		*
Sarah M. London	21,875	5,694		27,569		*
Lori J. Robinson	15,485	3,300		18,785		*
Theodore Samuels	14,730	1,100		15,830		*
Christopher Coughlin	10,000	1,100		11,100		*
Wayne DeVeydt	10,000	1,100		11,100		*
Leslie Norwalk	10,000	1,100		11,100		*
Jesse Hunter	13,041	41,140		54,181		*
Jeffrey Schwaneke	27,834	—		27,834		*
All directors and executive officers as a group (25 persons)	4,103,958	4,710,732		8,814,690		1.5
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OTHER MATTERS

*	Represents less than 1% of outstanding shares of common stock.
1	Shares acquirable within 60 days includes a previous grant of 500,000 shares (split adjusted three times to 4,000,000) in the form of RSUs, payable in shares of common stock, pursuant to the executive employment agreement with Mr. Neidorff dated November 8, 2004. Of the original 500,000 stock grant, 300,000 shares (split adjusted to 2,400,000) vested in November 2009 and 200,000 shares (split adjusted three times to 1,600,000) vested in each of November 2010 through 2014 and will be distributed on the later of (a) January 15 of the first calendar year following termination of Mr. Neidorff's employment and (b) the date that is six months after Mr. Neidorff's “separation of service” as defined in the Code.
2	Shares beneficially owned by Messrs. Eppinger, Trubeck, Gephardt, and Dallas include 166,149, 3,718, 8,665, and 3,718, respectively, represent RSUs acquired through the Non-Employee Directors Deferred Stock Compensation Plan.
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OTHER MATTERS
As of February 25, 2022, there were 582,875,035 shares of our common stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC. To calculate a stockholder's percentage of beneficial ownership, we include in the numerator and denominator those shares underlying options beneficially owned by that stockholder that are vested or that will vest within 60 days of February 25, 2022. Options held by other stockholders, however, are disregarded in the calculation of beneficial ownership. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ.

Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except to the extent authority is shared by spouses under applicable community property laws.

No director, executive officer, affiliate or owner of record, or beneficial owner of more than five percent of any class of our voting securities, or any associate of such individuals or entities, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries.

Information with respect to the outstanding shares beneficially owned by The Vanguard Group, Inc. is based on Schedule 13G/A filed with the SEC on February 9, 2022, by such firm, related to their Centene ownership. The Vanguard Group, Inc. beneficially owns 62,485,541 shares. Of the shares The Vanguard Group, Inc. owns, it has shared voting power over 937,606 shares, shared dispositive power over 2,355,934 shares, and sole dispositive power over 60,129,607 shares.

Information with respect to the outstanding shares beneficially owned by Capital World Investors is based on Schedule 13G/A filed with the SEC on February 11, 2022, by such firm, related to their Centene ownership. Capital World Investors beneficially owns 46,851,859 shares. Of the shares Capital World Investors owns, it has sole voting and sole dispositive power over 46,851,859 shares.

Information with respect to the outstanding shares beneficially owned by BlackRock, Inc. is based on Schedule 13G/A filed with the SEC on February 3, 2022, by such firm, related to their Centene ownership. BlackRock, Inc. beneficially owns 41,158,173 shares. Of the shares BlackRock, Inc. owns, it has sole voting power over 36,293,275 shares and sole dispositive power over 41,158,173 shares.

Information with respect to the outstanding shares beneficially owned by FMR, LLC is based on Schedule 13G/A filed with the SEC on February 9, 2022, by such firm, related to their Centene ownership. FMR, LLC beneficially owns 35,163,459 shares. Of the shares FMR, LLC owns, it has sole voting power over 4,210,071 shares and sole dispositive power over 35,163,459 shares.

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OTHER MATTERS

Delinquent Section 16(a) Reports

Directors, executive officers and beneficial owners of more than ten percent of our common stock are required by Section 16(a) of the Exchange Act to file reports with the SEC detailing their beneficial ownership of our common stock and other equity securities and reporting changes in such beneficial ownership. We are required to disclose any late filings of such reports. In 2021, the Company became aware of a transaction by Mark Brooks related to the acquisition of 1,214.145 phantom shares in 2020 that was not reported timely on a Form 4 due to an administrative error. Except for the foregoing, to our knowledge, based solely on our review of copies of reports furnished to us and written representations by the persons required to file these reports that no reports were required, all other Section 16(a) filing requirements during 2021 were complied with on a timely basis.

If an executive officer or member of the Board wants to sell shares of the Company's stock, we require them to sell through a Rule 10b5-1 sales plan in order to afford themselves affirmative defenses, protections and safeguards provided by Rule 10b5-1 promulgated under the Exchange Act.

Related Party Transactions

Our policy concerning pre-approval of related party transactions is incorporated into the provisions of our Business Ethics and Code of Conduct Policy. Related parties include any of our directors or executive officers, certain of our stockholders, and their immediate family members. Related party transactions include any transaction or arrangement in which the amount involved exceeds $120,000 where the Company is a participant and a related party has a direct or indirect material interest. The Company compiles and reviews all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such parties have a direct or indirect material interest. As required under SEC rules, we disclose in our Proxy Statement any related party transactions determined to be directly or indirectly material to us or a related party.

Effective January 23, 2021, the Company entered into a consulting agreement with Kenneth Burdick, our former Executive Vice President, Markets and Products and former CEO of WellCare. Under the terms of the agreement, Mr. Burdick provided strategy advice and counsel, including, but not limited to WellCare legacy operations, integration matters, and ongoing guidance to his successor. In exchange for these services, the Company paid Mr. Burdick $350,000 per quarter in cash. The agreement expired in accordance with its terms on January 22, 2022.

In 2021, two of our executive officers had a related party employed by the Company who earned total compensation above $120,000. Both employees compensation and benefits are consistent with total compensation and benefits provided to other employees of the same level with similar responsibilities. The Compensation Committee reviewed these employee's compensation and benefits and determined them to be at market rates.

Submission of Stockholder Proposals and Director Nominations for 2023 Annual Meeting

Under SEC rules, a stockholder who wishes to present a proposal for inclusion in our proxy statement for our 2023 Annual Meeting of Stockholders must submit the proposal in writing to Christopher A. Koster, our Secretary, at 7700 Forsyth Boulevard, St. Louis, Missouri 63105, before November 14, 2022. SEC rules set standards for the types of stockholder proposals and the information that must be provided by the stockholder making the request.

A stockholder may also submit a proposal to be considered at our 2023 Annual Meeting of Stockholders pursuant to our By-Laws (and not under SEC rules). In that case, the proposal would not be required to be included in our proxy statement for our 2023 Annual Meeting of Stockholders and the proposal must be received by our Secretary not less than 120 days nor more than 150 days before the first anniversary of the
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OTHER MATTERS
2022 Annual Meeting. This notice must include the information required by the provisions of our By-Laws, a copy of which may be obtained by writing to our Secretary at the address specified above. The deadline for delivery of a stockholder proposal pursuant to our By-Laws would be no earlier than November 27, 2022 and no later than December 27, 2022.

Finally, a stockholder or group of stockholders who wish to submit a director nominee for inclusion in our proxy statement for our 2022 Annual Meeting of Stockholders must comply with the notice and other requirements set forth in our By-Laws. Among other requirements, notice of proxy access director nominees must be submitted no earlier than November 27, 2022 and no later than December 27, 2022.

We have not set a date for our 2023 Annual Meeting of Stockholders. If the date of our 2023 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from April 26, 2023, we shall inform our stockholders, in our earliest possible quarterly report on Form 10-Q, of such change and the new dates for submitting stockholder proposals or director nominations. In addition, to comply with the universal proxy rules (once effective), a stockholder who intends to solicit proxies in support of director nominees other than Centene nominees must provide notice that sets forth the information required by SEC rules no later than February 25, 2023.
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OTHER MATTERS

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of either the Notice of Internet Availability of Proxy Materials or this proxy statement, our 2021 Annual Review and Annual Report on Form 10-K may have been sent to multiple stockholders sharing an address unless the stockholders provide contrary instructions. We will promptly deliver a separate copy of these documents to you if you call, write or e-mail us at:

Centene Corporation
7700 Forsyth Boulevard
St. Louis, Missouri 63105
Attn: Christopher A. Koster, Secretary
(314) 725-4477
christopher.a.koster@centene.com

If you want to receive separate copies of our proxy statements and annual reports to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address, phone number or e-mail address.
Centene Corporation 95

Appendix A

RECONCILIATION OF NON-GAAP MEASURES

This proxy statement includes certain non-GAAP financial measures as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company's core business operations. Therefore, the Company believes that this information is meaningful in addition to the presented GAAP financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for related GAAP financial information.

Specifically, the Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets, acquisition related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's performance over time. The tables below provide reconciliations of non-GAAP items.

Reconciliation of GAAP Diluted EPS to Adjusted Diluted EPS:

	Year Ended December 31,
	2021	2020	2019	2018	2017
GAAP Diluted EPS attributable to Centene	$2.28	$3.12	$3.14	$2.26	$2.34
Amortization of acquired intangible assets (1)	1.00	0.95	0.47	0.41	0.28
Acquisition related expenses (2)	0.24	0.86	0.19	0.81	0.04
Other adjustments (3)	1.63	0.07	0.62	0.06	(0.14)
Adjusted Diluted EPS	$5.15	$5.00	$4.42	$3.54	$2.52

(1)     Amortization of acquired intangible assets per diluted share are net of the income tax benefit of $0.31, $0.29, $0.14, $0.12, and $0.16 for the years ended December 31, 2021, 2020, 2019, 2018, and 2017, respectively.

(2)     Acquisition related expenses per diluted share are net of the income tax benefit of $0.07, $0.18, $0.06, $0.25, and $0.02, respectively, for the years ended December 31, 2021, 2020, 2019, 2018, and 2017, respectively.

(3)     2021 - (a) legal settlement expense and related legal fees of $1,264 million, or $1.76 per diluted share, net of an income tax benefit of $0.38; (b) debt extinguishment costs of $125 million, or $0.16 per diluted share, net of an income tax benefit of $0.05; (c) severance costs due to a restructuring of $54 million, or $0.06 per diluted share, net of an income tax benefit of $0.03; (d) a reduction to the previously reported gain due to the finalization of the working capital adjustment related to the divestiture of certain products of our Illinois health plan of $62 million, or $0.08 per diluted share, net of an income tax benefit of $0.02; (e) non-cash gain related to the acquisition of the remaining 60% interest of Circle Health of $309 million, or $0.52 per diluted share, net of income tax expense of $0.00; (f) non-cash impairment of our equity method investment in RxAdvance of $229 million, or $0.32 per diluted share, net of an income tax benefit of $0.07; and gain related to the divestiture of U.S. Medical Management (USMM) of $150 million, or $0.23 per diluted share, net of an income tax expense of $0.02

2020 - (a) gain related to the divestiture of certain products of our Illinois health plan of $104 million, or $0.10 per diluted share, net of an income tax expense of $0.08; (b) non-cash impairment of our third-party care management software business of $72 million, or $0.10 per diluted share, net of an income tax benefit of $0.02; and (c) debt extinguishment costs of $61 million, or $0.07 per diluted share, net of an income tax benefit of $0.04.

2019 - (a) non-cash goodwill and intangible asset impairment of $271 million or $0.57 per diluted share, net of an income tax benefit of $0.08 and (b) debt extinguishment costs of $30 million or $0.05 per diluted share, net of an income tax benefit of $0.02;

2018 - the impact of retroactive changes to the California minimum medical loss ratio (MLR) of $30 million of expense or $0.06 per diluted share, net of an income tax benefit of $0.02; and

2017 - (a) the Penn Treaty assessment expense of $56 million or $0.10 per diluted share, net of an income tax benefit of $0.06; (b) the cost sharing reduction (CSR) expense of $22 million or $0.04 per diluted share, net of an income tax benefit of $0.02; (c) the charitable contribution commitment of $40 million or $0.07 per diluted share, net of an income tax benefit of $0.05; and (d) the benefit associated with income tax reform of $125 million or $0.35 per diluted share.

Centene Corporation A-1

2020 NOTICE OF MEETING AND PROXY STATEMENT
APPENDIX A
Reconciliation of GAAP Earnings to Adjusted EBITDA ($ in millions):

	Year Ended December 31,
	2021	2018
Net earnings attributable to Centene Corporation	$1,347	$900
Income tax expense	477	474
Interest expense	665	343
Depreciation and amortization	1,456	497
Non-cash stock compensation expense	203	145
Impairment loss	229	—
Debt extinguishment	125	—
Adjusted EBITDA	$4,502	$2,359

A-2 Centene Corporation

Appendix B

Proposed Amendment to the Centene Amended and Restated Certificate of Incorporation to Eliminate the Classification of the Board

CERTIFICATE OF AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CENTENE CORPORATION

Centene Corporation (the “Corporation”), a corporation organized and existing under the laws and by virtue of the General Corporation Law of the State of Delaware (the “GCL”),
DOES, HEREBY CERTIFY:
1.This Certificate of Amendment (the “Certificate of Amendment”) amends the Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”) filed with the Secretary of State of the State of Delaware on April 27, 2021, and has been duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with Section 242 of the GCL.
2.Article FIFTH of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:
“FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
(a)The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
(b)The number of directors of the Corporation shall be as from time to time fixed by the Board of Directors, within any limitations as may be fixed by the By-Laws. Election of directors need not be by written ballot unless the By-Laws so provide.
(c)Until the conclusion of the Corporation’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”), the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Each person elected as a director of the Corporation at or after the annual meeting of stockholders that is held in calendar year 2023 (the “2023 Annual Meeting”), whether to succeed a person whose term of office as a director has expired or to fill any vacancy, shall be elected for a term expiring at the next annual meeting of stockholders. Each director elected prior to the 2023 Annual Meeting shall continue to serve as a director for the term for which he or she was elected. In each case, each director shall hold office until such director’s successor shall is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal from office.
(d)Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term expiring at the next annual meeting of stockholders. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then issued and outstanding capital stock entitled to vote generally in the election of directors; provided, however, any director elected prior to the 2025 Annual Meeting and any director appointed to fill a vacancy of any director elected prior to the 2025 Annual Meeting may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then issued and outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of
Centene Corporation B-1

2022 NOTICE OF MEETING AND PROXY STATEMENT
APPENDIX B
Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto.
(e)In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.”
3.Except as amended hereby, all other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

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* * * *

IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed by the officer below this __ day of _________.
By:
Name:
Title:

Centene Corporation B-2

CENTENE CORPORATION
C/O BROADRIDGE
PO BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	ELECTION OF DIRECTORS
	Nominees	For	Against	Abstain

1a.	Orlando Ayala	☐	☐	☐

1b.	Kenneth A. Burdick	☐	☐	☐

1c.	H. James Dallas	☐	☐	☐

1d.	Sarah M. London	☐	☐	☐

1e.	Theodore R. Samuels	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4, and 5:
2.	ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.	☐	☐	☐

3.	RATIFICATION OF APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.	☐	☐	☐

4.	APPROVAL OF AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS.	☐	☐	☐

5.	BOARD PROPOSAL REGARDING STOCKHOLDER RIGHT TO CALL FOR A SPECIAL STOCKHOLDER MEETING.	☐	☐	☐
The Board of Directors recommends you vote AGAINST the following:
6.	STOCKHOLDER PROPOSAL FOR THE SHAREHOLDER RIGHT TO CALL FOR A SPECIAL SHAREHOLDER MEETING.	☐	☐	☐

Note: Such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, Annual Review is/are available at www.proxyvote.com

CENTENE CORPORATION
ANNUAL MEETING OF STOCKHOLDERS, APRIL 26, 2022
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Andrew L. Asher and Christopher A. Koster and each of them, with full power of substitution, Proxies of the undersigned to vote all shares of Common Stock of Centene Corporation, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of Centene Corporation, to be held at Centene Plaza, 7700 Forsyth Blvd., St. Louis, Missouri 63105, on Tuesday, April 26, 2022, at 10:00 AM, Central Time, and at any adjournments thereof. If more than one of the above named Proxies shall be present in person or by substitution at such meeting or at an adjournment thereof, then both of said Proxies shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted "FOR" all the named nominees for director and "FOR" Proposals 2, 3, 4 and 5, and "AGAINST" proposal 6, and in the discretion of the named Proxies upon such other business as may properly come before the meeting and any adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

Continued and to be signed on reverse side